      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 1996



                                                      REGISTRATION NO. 333-03393

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           ROMAC INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

            FLORIDA                           7361                         59-3264661
(State or Other jurisdiction of   (Primary Standard Industrial           (IRS Employer
 incorporation or organization)   Classification Code Number)         Identification No.)

                      120 WEST HYDE PARK PLACE, SUITE 200
                              TAMPA, FLORIDA 33606
                                 (813) 258-8855
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                DAVID L. DUNKEL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           ROMAC INTERNATIONAL, INC.
                      120 WEST HYDE PARK PLACE, SUITE 200
                              TAMPA, FLORIDA 33606
                                 (813) 258-8855
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                          COPIES OF COMMUNICATIONS TO:

           MICHAEL L. JAMIESON, ESQ.                     BENJAMIN F. GARMER, III, ESQ.
                HOLLAND & KNIGHT                                FOLEY & LARDNER
       400 NORTH ASHLEY DRIVE, SUITE 2300                  777 EAST WISCONSIN AVENUE
              TAMPA, FLORIDA 33602                         MILWAUKEE, WISCONSIN 53217
                 (813) 227-8500                                  (414) 271-2400

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / / ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE


- -------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------
                                                    PROPOSED MAXIMUM PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF          AMOUNT TO BE     OFFERING PRICE      AGGREGATE        AMOUNT OF
 SECURITIES TO BE REGISTERED        REGISTERED(1)     PER SHARE(2)   OFFERING PRICE(2) REGISTRATION FEE
- -------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
  per share...................    3,082,000 shares       $23.625        $72,812,250      $19,481(3)
- -------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------



(1) Includes 402,000 shares to cover over-allotments, if any, pursuant to over-allotment option granted to the underwriters.


(2) Estimated solely for purposes of determining the registration fee, pursuant to Rule 457(c) based upon the last sale reported by the Nasdaq National Market on May 14, 1996, as adjusted for a two for one stock split in the form of a 100% stock dividend to be reflected on the Nasdaq National Market on May 23, 1996. An additional 46,000 shares have been included in this Amendment; the registration fee for 3,036,000 shares was paid with the initial filing, based upon the last sale reported by the Nasdaq Initial Market on May 6, 1996.


(3) $19,106 previously paid.

                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           ROMAC INTERNATIONAL, INC.
                             ---------------------

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(b) OF REGULATION S-K

          FORM S-1 ITEM NUMBER AND CAPTION                   CAPTION IN PROSPECTUS
     ------------------------------------------    ------------------------------------------
  1. Forepart of Registration Statement and
       Outside Front Cover Page of
       Prospectus..............................    Forepart of the Registration Statement and
                                                     Outside Front Cover Page
  2. Inside Front and Outside Back Cover Pages
       of Prospectus...........................    Inside Front and Outside Back Cover Pages
  3. Summary Information, Risk Factors and
       Ratio of Earnings to Fixed Charges......    Prospectus Summary; Risk Factors; The
                                                     Company
  4. Use of Proceeds...........................    Use of Proceeds
  5. Determination of Offering Price...........    Outside Front Cover Page; Underwriting
  6. Dilution..................................    Inapplicable
  7. Selling Security Holders..................    Principal and Selling Shareholders
  8. Plan of Distribution......................    Outside Front Cover Page; Underwriting
  9. Description of Securities to be
       Registered..............................    Description of Capital Stock
 10. Interests of Named Experts and Counsel....    Inapplicable
 11. Information with Respect to the
       Registrant..............................    Prospectus Summary; Risk Factors; The
                                                     Company; Use of Proceeds; Dividend
                                                     Policy; Price Range of Common Stock;
                                                     Selected Consolidated Financial Data;
                                                     Management's Discussion and Analysis of
                                                     Financial Condition and Results of
                                                     Operations; Business; Management;
                                                     Certain Transactions; Principal and
                                                     Selling Shareholders; Description of
                                                     Capital Stock; Shares Eligible for
                                                     Future Sale; Index to Unaudited Pro
                                                     Forma Consolidated Financial
                                                     Information; Index to Consolidated
                                                     Financial Statements
 12. Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities.............................    Inapplicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MAY 15, 1996

PROSPECTUS

                                2,680,000 SHARES


                             ROMAC   INTERNATIONAL

                                      LOGO

                                  COMMON STOCK
                             ---------------------


     Of the 2,680,000 shares of common stock offered hereby, 1,610,000 shares are being offered by Romac International, Inc. and 1,070,000 shares are being offered by certain Selling Shareholders of the Company. The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders."



     The Common Stock is traded on the Nasdaq National Market under the symbol "ROMC." Except as otherwise indicated, all information in this Prospectus has been adjusted to reflect the two-for-one stock split in the form of a 100% stock dividend to shareholders of record on May 15, 1996, which will be reflected on the Nasdaq National Market on May 23, 1996. On May 14, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $23.625 per share.


     SEE "RISK FACTORS" ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- ------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------
                                        PRICE        UNDERWRITING       PROCEEDS        PROCEEDS TO
                                         TO          DISCOUNTS AND         TO             SELLING
                                       PUBLIC       COMMISSIONS(1)     COMPANY(2)      SHAREHOLDERS
- ------------------------------------------------------------------------------------------------------

Per Share.........................         $               $                $                $
- ------------------------------------------------------------------------------------------------------
Total(3)..........................         $               $                $                $
- ------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------

(1) The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses estimated at $500,000, all of which are payable by the Company.

(3) The Company has granted the several Underwriters a 30-day over-allotment option to purchase, in the aggregate, up to 402,000 additional shares of the Common Stock on the same terms and conditions as set forth above to cover over-allotments, if any. If the Underwriters exercise the over-allotment option in full, the total Price to Public will be
     $          , the total Underwriting Discounts and Commissions will be
     $          , the total Proceeds to Company will be $          and the total
     Proceeds to Selling Shareholders will be $          . See "Underwriting."

                             ---------------------

     The shares of Common Stock are offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the delivery of the certificates representing shares of the Common Stock will be
made on or about             , 1996 through the Depository Trust Company or at
the offices of Robert W. Baird & Co. Incorporated, Milwaukee, Wisconsin.

ROBERT W. BAIRD & CO.

         INCORPORATED


                       PRUDENTIAL SECURITIES INCORPORATED

                                                               SMITH BARNEY INC.


               THE DATE OF THIS PROSPECTUS IS             , 1996

     Three interlocking circles representing the Company's integrated approach to providing specialty staffing services.

                               Paste-up Mac chart

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING
GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN
PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following is a summary of the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised, and gives retroactive effect to a two-for-one stock split in the form of a 100% stock dividend to shareholders of record on May 15, 1996, which will be reflected on the Nasdaq National Market on May 23, 1996. Unless the context otherwise requires, references to the "Company" or "Romac" are to Romac International, Inc.


                                  THE COMPANY

     Romac International, Inc. is a specialty staffing services firm providing temporary, contract, and permanent placement of professional and technical personnel. The Company is organized into three divisions: the Professional Temporary Division provides professional temporary personnel in the fields of finance and accounting; the Contract Services Division provides information systems, manufacturing services, human resources, health care, and pharmaceutical personnel generally on a longer-term contractual basis; and the Search Division provides permanent placement of specialized personnel in the fields of accounting and finance, information systems, financial services, pharmaceutical research, health care, human resources, insurance, manufacturing services, and sales and marketing. The Company believes its range of services provides clients with integrated solutions to their temporary, contract, and permanent specialty staffing needs, allowing the Company to develop long-term, consultative relationships with its clients. The Company also believes the interaction among its three divisions generates increased placement opportunities and enhances the Company's ability to attract and place higher quality candidates. The Company principally serves Fortune 1000 companies in twelve metropolitan markets through Company-owned locations and five additional markets through franchisees and licensees.

     The Company's objective is to be the nationally recognized leader in providing specialty staffing services. The Company strives to differentiate itself from others in the staffing industry through innovative service offerings, a consultative and results-oriented approach to client relationships, and high-quality personnel placements. In pursuing its objective, the Company focuses exclusively on providing professional and technical personnel, rather than clerical or light industrial personnel, because of the generally higher profitability and the opportunity for growth of this market segment. The Company believes it has a recruiting advantage over those of its competitors that lack the ability to offer candidates temporary, contract, and permanent opportunities. Candidates seeking permanent employment frequently accept temporary or contract assignments through the Company until a permanent position becomes available. The Company also believes the ROMAC(R) name recognition, coupled with its industry expertise and innovative use of technology, provide it with competitive benefits.

     The Company's growth strategy is to increase revenue and profitability by expanding its services in existing markets and introducing its full range of services into new markets. In existing markets, the Company intends to further develop existing clients and expand its client base by (i) introducing its full range of services in all of its markets, (ii) taking advantage of the cross-selling opportunities provided by the complementary services offered by its three divisions, (iii) introducing new services, and (iv) acquiring complementary businesses. The Company intends to enter new markets by opening new Company-owned locations and making strategic acquisitions. In the last twelve months, the Company has entered four new markets: two through start-ups, one through franchise conversion to a Company-owned location, and one through acquisition. In addition, the Company has developed a major accounts program, which encourages large users of staffing services to "carve-out" the professional and technical segments of staffing contracts and award such business to the Company instead of large generalist staffing firms. As a result of this program, the Company has signed several contracts with major national corporations for certain of the Company's services. Management believes there is substantial opportunity for growth through the continued implementation of this strategy.

     The Company was formed by current management in August 1994 through the combination of a specialty staffing services firm in operation under the ROMAC(R) name since 1966 and three of its largest franchisees (the "1994 Combination"). Since the Company's initial public offering in August 1995, the Company has introduced Contract Services in its Philadelphia and Chicago locations, introduced Search services in its Houston location, and expanded into the Pittsburgh market through a new Company-owned location. The Company has also acquired certain assets of the following entities: Venture Networks Corporation, Inc. (Boston), PCS Group, Inc. (Louisville), and Strategic Outsourcing, Inc. (Boston) (collectively, the "Acquisitions"). These strategic acquisitions have enhanced the Company's Contract Services capabilities, increased the Company's geographic presence, and introduced human resource contract and outsourcing services, and outplacement services, to the Company's existing product offerings.


     The temporary staffing industry has grown rapidly in recent years as companies have utilized temporary employees to manage personnel costs while meeting specialized or fluctuating staffing requirements. According to a study by the National Association of Temporary and Staffing Services ("NATSS"), the United States temporary staffing industry grew from approximately $20.4 billion in revenue in 1991 to approximately $39.2 billion in revenue in 1995, a compound annual growth rate of 17.7%. Furthermore, according to the Staffing Industry Report, the professional and technical segments of the temporary staffing industry are estimated to have grown by 25.0% from 1994 to 1995 to $8.9 billion. This compares with estimated 1994 to 1995 growth of 15.0% and 8.0%, respectively, in the clerical and industrial segments.

                                  THE OFFERING

Common Stock offered by the Company.......     1,610,000 shares


Common Stock offered by the Selling
Shareholders..............................     1,070,000 shares



Common Stock to be outstanding after the
Offering(1)...............................    11,291,782 shares


Use of Proceeds...........................    For general corporate purposes
                                              including expansion of the
                                              Company's operations, purchase of
                                              capital equipment, and possible
                                              acquisitions

Nasdaq National Market Symbol.............    ROMC
- ---------------

(1) Does not include shares of Common Stock subject to outstanding options under the Company's stock option plans. See "Management -- Incentive Stock Option Plan" and "Management -- Director Compensation."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)


     Prior to September 1, 1994, the Company's business was conducted under separate ownership and management by FMA International, Inc. ("Romac-FMA"), which was a Romac franchisee, the Romac franchisor, and certain other Romac franchisees. The 1994 Combination became effective on August 31, 1994 and all of the financial data set forth below have been restated to give effect to the 1994 Combination, which has been accounted for as a pooling of interests. Since August 31, 1994, the Company's business has been conducted under common ownership and its operations have been conducted by the former management of Romac-FMA, which became the management of the Company. The information below reflects a two-for-one stock split in the form of a stock dividend to shareholders of record on May 15, 1996, which will be reflected on the Nasdaq National Market on May 23, 1996.



                                                                                                                   PRO FORMA
                                                                                 PRO FORMA       THREE MONTHS     THREE MONTHS
                                                                                 YEAR ENDED         ENDED            ENDED
                                         YEARS ENDED DECEMBER 31,               DECEMBER 31,      MARCH 31,        MARCH 31,
                              -----------------------------------------------   ------------   ----------------   ------------
                               1991      1992      1993      1994      1995       1995(1)       1995     1996       1996(1)
                              -------   -------   -------   -------   -------   ------------   ------   -------   ------------
STATEMENT OF OPERATIONS DATA:
  Net service revenues....... $24,155   $31,250   $40,346   $40,789   $45,655     $ 58,485     $9,562   $16,889     $ 18,387
  Gross profit...............  10,619    11,418    14,220    15,938    20,195       26,378      4,203     7,170        7,780
  Income (loss) before
    taxes....................    (759)    1,091     1,113      (413)    5,021        5,835      1,212     1,709        1,800
  Net income (loss)(2).......    (458)      714       650      (599)    3,013        3,501        727     1,025        1,092
  Net income per share(3).... $ (0.07)  $  0.11   $  0.10   $ (0.09)  $  0.36     $   0.41     $ 0.09   $  0.10     $   0.11
  Weighted average shares
    outstanding(4)...........   6,522     6,588     6,619     7,039     8,488        8,488      7,763    10,338       10,338



                                                                                                     MARCH 31, 1996
                                                                                                  ---------------------
                                                                                                                AS
                                                                                                  ACTUAL    ADJUSTED(5)
                                                                                                  -------   -----------
BALANCE SHEET DATA:
  Working capital...............................................................................  $ 9,026     $44,470
  Total assets..................................................................................   23,168      58,612
  Total long-term debt..........................................................................      425         425
  Shareholders' equity..........................................................................  $18,078     $53,522


- ---------------

(1) The pro forma consolidated unaudited financial information has been prepared to reflect the Company's operations as if the Acquisitions had occurred on January 1, 1995, as further described elsewhere herein. See "Unaudited Pro Forma Financial Information."
(2) Net income (loss) for the years ended December 31, 1994 and 1995, the pro forma year ended December 31, 1995, the three months ended March 31, 1995 and 1996, and the pro forma three months ended March 31, 1996, includes franchise termination income (net of tax) of $336,000, $261,000, $261,000, $261,000, $64,000, and $64,000, respectively.
(3) Net income (loss) per share for the years ended December 31, 1994 and 1995, the pro forma year ended December 31, 1995, the three months ended March 31, 1995 and 1996, and the pro forma three months ended March 31, 1996, includes franchise termination income per share of $0.05, $0.03, $0.03, $0.03, $0.01, and $0.01, respectively.
(4) Does not include 1,230,970 shares of Common Stock subject to outstanding options under the Company's stock option plans. See
     "Management -- Incentive Stock Option Plans" and "Management -- Director Compensation."

(5) As adjusted to give effect to the sale by the Company of 1,610,000 shares of Common Stock offered hereby and after deducting underwriting discounts and commissions and estimated offering expenses and the application of the net proceeds therefrom, assuming a public offering price of $23.625 per share. See "Capitalization."

                                  RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information contained in this Prospectus, the following factors in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. Future events and the Company's actual results could differ materially from the results expected in these forward-looking statements, as a result of certain of the factors set forth below and elsewhere in this Prospectus.

POSSIBLE ADVERSE EFFECTS OF FLUCTUATIONS IN THE GENERAL ECONOMY

     Historically, the general level of economic activity has significantly affected the demand for employment services. As economic activity has slowed, the use of temporary and contract personnel often has been curtailed before permanent employees have been laid off. An economic downturn may adversely affect the demand for temporary and contract personnel and may have a material adverse effect on the Company's results of operations or financial condition. As economic activity has increased, temporary and contract personnel often have been added to the work force before permanent employees have been hired. During these periods of increased economic activity and generally higher levels of employment, the competition among staffing services firms for qualified temporary and contract personnel is intense. Further, the Company may face increased competitive pricing pressures during such periods. There can be no assurance that during these periods the Company will be able to recruit the temporary and contract personnel necessary to fill its clients' needs or that such pricing pressures will not adversely affect the Company's results of operations. Additionally, during periods of slowed economic activity, the use of executive search firms tends to decline significantly. See "Business -- Industry Overview."

DEPENDENCE ON AVAILABILITY OF QUALIFIED PERSONNEL

     The Company depends upon its ability to attract and retain personnel, particularly technical and professional personnel, who possess the skills and experience necessary to meet the staffing requirements of its clients. The Company must continually evaluate and upgrade its base of available qualified personnel to keep pace with changing client needs and emerging technologies. Competition for individuals with proven technical or professional skills is intense and demand for such individuals is expected to remain very strong for the foreseeable future. There can be no assurance that qualified personnel will continue to be available to the Company in sufficient numbers and upon economic terms acceptable to the Company. See "Business -- Contract Services Division" and "Business -- Competition."

ABILITY TO ACHIEVE AND MANAGE GROWTH

     The Company has experienced growth, driven primarily by industry trends toward the increased use of temporary professional and technical personnel. The Company's continued growth depends on a number of factors, including the ability to maintain margins in the face of competitive pressures and changing regulatory environments, the availability of sufficient working capital, continued improvements in the recruitment, motivation, and retention of its operating employees, and the strength of demand in the Company's markets. Any significant delay in opening new Company-owned locations could have a material adverse effect on the Company's results of operations. There can be no assurance that the Company will be able to attain its desired levels of growth. See
"Business -- Growth Strategy."

IMPLEMENTATION OF ACQUISITION STRATEGY

     The Company plans to pursue acquisitions of specialty staffing services firms. There can be no assurance that the Company will be able to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired businesses into its operations, or expand into new markets. Once integrated, acquisitions may not achieve comparable levels of revenues, profitability or productivity as the existing Company-owned locations or otherwise perform as expected. The Company is unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. The Company competes for acquisition and expansion opportunities with entities that have substantially greater resources. In addition, acquisitions involve a number of special risks, such as diversion of management's attention, difficulties in the integration of acquired operations and retention of personnel, unexpected problems or legal liabilities, and tax and accounting issues, some or all of which could have a material adverse effect on the Company's results of operations and financial condition. The Company currently has no definitive arrangements or understandings in effect regarding possible acquisitions. See "The Company" and "Business -- Growth Strategy."

DEPENDENCE ON CERTAIN CLIENTS

     The Company's largest client, GTE Corporation and its affiliates ("GTE"), accounted for approximately 7.9% and 4.7% of the Company's total revenues in 1995 and the three months ended March 31, 1996, respectively. Although each division and affiliate of GTE makes its own decisions concerning outside vendors, the Company believes that the executive management of GTE has the ability to prohibit dealings with particular vendors. The loss of all or a significant part of the GTE business could have a material adverse effect on the Company's business. The Company's ten largest clients accounted for approximately 17.8% of the Company's total revenues during 1995, and for approximately 19.0% of the Company's total revenues during the three months ended March 31, 1996. The loss of or material reduction of revenues from any significant client could have a material adverse effect on the Company. The Company provides services on an assignment-by-assignment basis and a client can terminate an assignment at any time. Accordingly, there can be no assurance that existing clients will continue to use the Company's services at historical levels, if at all.

COMPETITION

     The Company faces significant competition in the markets it serves and there are limited barriers to entry by new competitors. The Company competes for potential clients with providers of outsourcing services, systems integrators, computer systems consultants, other providers of staffing services, temporary personnel agencies, and search firms. National clerical firms and accounting firms have begun to penetrate the Company's target markets. A number of the Company's competitors possess substantially greater resources than the Company. From time to time the Company has experienced significant pressure from its clients to reduce its price levels. The Company also faces the risk that certain of its current and prospective clients will decide to provide similar services internally. Additionally, the Company faces significant competition for candidates in many professional and technical specialties. There can be no assurance that the Company will be able to continue to compete effectively with existing or potential competitors. See "Business -- Competition."

RELIANCE ON KEY EXECUTIVES AND QUALIFIED OPERATING EMPLOYEES

     The Company is highly dependent on its management. The Company expects that its continued success will largely depend upon the efforts and abilities of David L. Dunkel, the Company's President and Chief Executive Officer and certain other executives. The loss of services of Mr. Dunkel or any other key executive for any reason could have a material adverse effect upon the Company. The Company maintains key man life insurance with respect to Mr. Dunkel. See "Management." The Company's success also depends upon its ability to identify, develop, and retain qualified operating employees, particularly management and client servicing employees. The Company expends significant resources in recruiting and training its employees, and the pool of available applicants for these positions is limited. There can be no assurance that the Company will continue to be able to identify, develop, and retain qualified operating management and client servicing employees. In addition, the loss of some of the Company's operating management and client servicing employees could have an adverse effect on the Company's operations, including the Company's ability to establish and maintain client relationships.

EMPLOYMENT LIABILITY RISK

     Providers of staffing services employ and place people in the workplaces of other businesses. An inherent risk of such activity includes possible claims of errors and omissions, misuse of client proprietary information, misappropriation of funds, discrimination and harassment, employment of illegal aliens, theft of client property, other criminal activity or torts, and other claims. It is difficult to define with precision the possible circumstances that may lead to claims against the Company relating to the actions of its personnel. Perceived damages to the Company's clients could arise from a variety of alleged mistakes or failures to act by personnel placed by the Company (e.g., the alleged negligent action or inaction of a computer technician could be perceived to cause disruption to a client's management information systems or the alleged mistake of an accountant could be perceived to result in a client's financial statements being inaccurate). In some instances, the Company, pursuant to written contracts with certain clients, is required to indemnify such clients against some or all of the foregoing matters. A failure of any Company employee or personnel to observe the Company's policies and guidelines intended to reduce exposure to these risks, relevant client policies and guidelines, or applicable federal, state, or local laws, rules and regulations, or other circumstances that cannot be predicted, could result in negative publicity, injunctive relief, and the payment by the Company of monetary damages or fines, or have other material adverse effects upon the Company. Moreover, the Company could be held responsible for the actions at a workplace of persons not under the direct control of the Company. There can be no assurance that the Company will not experience such problems in the future.

     Moreover, the Company is also exposed to potential claims with respect to the placement process. Because of legal constraints and considerations, the Company has found it increasingly difficult to perform background investigations. To reduce its exposure, the Company maintains insurance and fidelity bonds covering general liability, workers' compensation claims, errors and omissions, and employee theft. There can be no assurance that such insurance coverage will continue to be available economically in amounts adequate to cover any such liability. See "Business -- Legal Proceedings" and
"Business -- Insurance."


POSSIBLE VOLATILITY OF STOCK PRICE



     The Common Stock has experienced a significant increase in its market price since the Company's initial public offering in August 1995. The market price of the Common Stock could be subject to significant fluctuations in response to operating results of the Company, changes in general conditions in the economy, the financial markets, the employment services industry, or other developments affecting the Company, its clients, or its competitors, some of which may be unrelated to the Company's performance. See "Price Range of Common Stock."


RELIANCE ON INFORMATION PROCESSING SYSTEMS

     The Company's business depends upon its ability to store, retrieve, process, and manage significant databases, and periodically to expand and upgrade its information processing capabilities. The Company's computer equipment and software systems are maintained at its Tampa, Florida headquarters. Interruption or loss of the Company's information processing capabilities through loss of stored data, breakdown or malfunction of computer equipment and software systems, telecommunications failure, conversion difficulties, or damage to the Company's headquarters and systems caused by fire, hurricane, lightning, electrical power outage, or other disruption could have a material adverse effect on the Company. The Company recently has experienced problems with computer hardware supplied by a vendor. See "Business -- Professional Recruiters Operating System" and
"Business -- Litigation."

INCREASED COSTS FROM GOVERNMENT REGULATION

     The Company is required to pay a number of federal, state, and local payroll and related costs, including unemployment taxes, workers' compensation and insurance, FICA, and Medicare, among others, for its employees and personnel. Significant increases in the effective rates of any payroll related costs likely would have a material adverse effect upon the Company. The Company's costs could also increase as a result of health care reforms or the possible imposition of additional requirements and restrictions related to the placement of personnel. Recent federal and state legislative proposals have included provisions extending health insurance benefits to personnel who currently do not receive such benefits. There can be no assurance that the Company will be able to increase the fees charged to its clients in a timely manner and in a sufficient amount to cover increased costs, if any such proposals are adopted. There is also no assurance that the Company will be able to adapt to future regulatory changes made by the Internal Revenue Service, the

Department of Labor, or other state and federal regulatory agencies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MANAGEMENT DISCRETION CONCERNING USE OF PROCEEDS

     The Company intends to use the net proceeds of the Offering for general corporate purposes including expansion of the Company's operations, purchase of capital equipment, and possible acquisitions. Accordingly, management will have substantial discretion in spending the proceeds to be received by the Company. Pending such uses, the net proceeds will be invested in short-term, investment grade securities, certificates of deposit, or direct guaranteed obligations of the United States government. See "Use of Proceeds."

ANTI-TAKEOVER PROVISIONS

     The Company's articles of incorporation and bylaws and Florida law contain provisions that may have the effect of inhibiting a non-negotiated merger or other business combination. In particular, the Company's articles of incorporation provide for a staggered board of directors and permit the removal of directors only for cause. Additionally, management may issue up to 15,000,000 shares of preferred stock, and fix the rights and preferences thereof, without a further vote of the shareholders. In addition, the Company's officers have employment agreements with the Company containing certain provisions that call for substantial payments to be made to such officers upon any change in control of the Company. Certain of these provisions may discourage a future acquisition of the Company, including an acquisition in which shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. Moreover, the existence of these provisions may have a depressive effect on the market price of the Common Stock. See "Management -- Employment Agreements," "Description of Capital Stock -- Certain Provisions of the Company's Articles of Incorporation" and "Description of Capital Stock -- Certain Provisions of Florida Law."


SHARES ELIGIBLE FOR FUTURE SALE



     No prediction can be made as to the effect, if any, that future sales of Common Stock or the availability of additional Common Stock for sale in the public market as a result of this offering will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of options) in the public market following the Offering, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. Upon completion of the Offering, the Company will have 11,291,782 shares of Common Stock outstanding. Of this amount, 6,424,624 shares (6,826,624 shares if the Underwriters' over-allotment is exercised in full) will be freely tradeable without restriction. The remaining 4,867,158 shares will be "Restricted Securities" and may only be sold pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or an applicable exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144. These shares are subject to registration rights agreements requiring the Company to register such shares under certain circumstances and otherwise will be eligible for sale pursuant to Rule 144 on September 1, 1996. See "Principal and Selling Shareholders," "Description of Capital Stock -- Registration Rights," "Shares Eligible for Future Sale," and "Underwriting."

                                  THE COMPANY


     Romac International, Inc. was formed in August 1994 as a result of the 1994 Combination. The 1994 Combination was initiated by the largest franchisee, whose management assumed control of the combined Company and the ROMAC(R) name. This management group implemented the integration of the predecessor companies and realized significant operating efficiencies. Management believes that the integration enhanced the Company's ability to achieve uniform quality, servicing, and pricing standards in providing its specialized services and provides a strong base from which to expand.



     Since the Company's initial public offering in August 1995, the Company has consummated the Acquisitions. The Acquisitions have enhanced the Company's Contract Services capabilities, increased the Company's geographic presence, and introduced outplacement services and human resource contract and outsourcing to the Company's existing product offerings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     The Company's principal office is located at 120 West Hyde Park Place, Suite 200, Tampa, Florida 33606, and its telephone number is (813) 258-8855.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 1,610,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $23.625 per share (after deducting underwriting discounts and commissions and estimated offering expenses) are estimated to be approximately $35.4 million (approximately $44.4 million if the Underwriters' over-allotment option is exercised in full).



     The Company intends to use its net proceeds from the Offering for expansion of the Company's lines of service in existing Company-owned locations, for the opening of new Company-owned locations, for possible acquisitions, and for general corporate purposes. Pending such uses, the net proceeds will be invested in short term, investment grade securities, certificates of deposit, or direct or guaranteed obligations of the United States government. The Company is currently in discussions with one of its franchisees for the purchase of certain of such franchisee's assets. There can be no assurance that this possible acquisition will be consummated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     The Company will not receive any proceeds from the sale of the shares offered by the Selling Shareholders. See "Principal and Selling Shareholders."

                                DIVIDEND POLICY

     The Company does not intend for the foreseeable future to declare or pay any cash dividends and intends to retain earnings, if any, for the future operation and expansion of the Company's business.

                          PRICE RANGE OF COMMON STOCK


     The following table sets forth, for the periods indicated, the range of high and low closing sale prices for the Common Stock, as reported on the Nasdaq National Market since trading began on August 15, 1995, under the symbol ROMC. The table has been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend to shareholders of record on May 15, 1996, which will be reflected on the Nasdaq National Market on May 23, 1996.



                                                                              HIGH       LOW
                                                                             -------   -------
Third Quarter 1995 (from August 15, 1995)*.................................  $ 8.875   $ 7.125
Fourth Quarter 1995........................................................   11.750     8.188
First Quarter 1996.........................................................   16.125    11.500
Second Quarter 1996 (through May 14, 1996).................................   23.625    15.000


- ---------------

* The Company's initial public offering occurred on August 14, 1995 at a price of $6.25 per share.

     On April 30, 1996, the Common Stock was held by approximately 1,660 holders of record. For a recent closing sale price for the Common Stock on the Nasdaq National Market, see the cover page of this Prospectus.

                                 CAPITALIZATION


     The table below sets forth the capitalization of the Company at March 31, 1996, and as adjusted at that date to give effect to the sale of the 1,610,000 shares of Common Stock offered by the Company hereby (at an assumed public offering price of $23.625 per share) and the application of the estimated net proceeds therefrom. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.



                                                                              MARCH 31, 1996
                                                                           ---------------------
                                                                           ACTUAL    AS ADJUSTED
                                                                           -------   -----------
                                                                              (IN THOUSANDS)
Cash and cash equivalents................................................  $   589     $36,033
                                                                           =======     =======
Current portion of long-term debt........................................  $   257     $   257
                                                                           =======     =======
Long-term debt...........................................................  $   425     $   425
                                                                           -------     -------
Shareholders' equity:
  Preferred Stock, $.01 par value; 15,000,000 shares authorized; no
     shares issued.......................................................  $    --     $    --
  Common Stock, $.01 par value; 15,000,000 shares authorized; 9,983,156
     shares issued; 11,593,156 shares issued, as adjusted(1).............      100         116
  Additional paid-in capital.............................................   13,301      48,729
  Retained earnings......................................................    5,620       5,620
  Stock subscription receivables.........................................      (18)        (18)
  Reacquired stock at cost: 338,374 shares...............................     (925)       (925)
                                                                           -------     -------
          Total shareholders' equity.....................................   18,078      53,522
                                                                           -------     -------
          Total capitalization...........................................  $18,503     $53,947
                                                                           =======     =======


- ---------------

(1) Does not include 1,230,970 shares of Common Stock subject to outstanding options under the Company's stock option plans. See
     "Management -- Incentive Stock Option Plan" and "Management -- Director Compensation."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table contains certain selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus. The balance sheet data as of December 31, 1993, 1994 and 1995 and the operating statement data for each of the years ended December 31, 1992, 1993, 1994 and 1995, are derived from the audited Consolidated Financial Statements of the Company. The balance sheet data as of December 31, 1991 and 1992 and March 31, 1995 and 1996 and the operating statement data for of the year ended December 31, 1991 and for the three months ended March 31, 1995 and 1996, have been derived from the unaudited Consolidated Financial Statements of the Company, which have been prepared on the same basis as the audited Consolidated Financial Statements, and, in the opinion of management, include all adjustments that are necessary for a fair statement of the results for such periods.


     During the first quarter of 1996, the Company completed the Acquisitions. The pro forma statement of operations data gives effect to the Acquisitions as if they had occurred on January 1, 1995. The following information should be read in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere herein, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this Prospectus. This information has been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend to shareholders of record on May 15, 1996, which will be reflected on the Nasdaq National Market on May 23, 1996.



                                                                                                                   PRO FORMA
                                                                                 PRO FORMA       THREE MONTHS     THREE MONTHS
                                                                                 YEAR ENDED         ENDED            ENDED
                                         YEARS ENDED DECEMBER 31,               DECEMBER 31,      MARCH 31,        MARCH 31,
                              -----------------------------------------------   ------------   ----------------   ------------
                               1991      1992      1993      1994      1995       1995(1)       1995     1996       1996(1)
                              -------   -------   -------   -------   -------   ------------   ------   -------   ------------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA AND CERTAIN OPERATING DATA)
STATEMENT OF OPERATIONS
  DATA:
  Net service revenues......  $24,155   $31,250   $40,346   $40,789   $45,655     $ 58,485     $9,562   $16,889     $ 18,387
  Direct cost of services...   13,536    19,832    26,126    24,851    25,460       32,107      5,359     9,719       10,607
                              -------   -------   -------   -------   -------      -------     -------  -------      -------
        Gross profit........   10,619    11,418    14,220    15,938    20,195       26,378      4,203     7,170        7,780
  Selling, general and
    administrative
    expenses................   10,702     9,690    12,775    15,009    15,232       19,886      3,362     5,372        5,847
  Depreciation and
    amortization expense....      439       302       298       248       512        1,025         89       236          282
  Combination expenses......       --        --        --     2,251        --           --         --        --           --
  Other (income) expense,
    net(2)..................      237       335        34    (1,157)     (570)        (368)      (460)     (147)        (149)
                              -------   -------   -------   -------   -------      -------     -------  -------      -------
  Income (loss) before taxes
    and minority interest...     (759)    1,091     1,113      (413)    5,021        5,835      1,212     1,709        1,800
  Provision (benefit) for
    taxes...................     (236)      330       448       186     2,008        2,334        485       684          708
                              -------   -------   -------   -------   -------      -------     -------  -------      -------
  Income (loss) before
    minority interest.......     (523)      761       665      (599)    3,013        3,501        727     1,025        1,092
  Minority interest in
    subsidiary income.......      (65)       47        15        --        --           --         --        --           --
                              -------   -------   -------   -------   -------      -------     -------  -------      -------
  Net income (loss)(2)......  $  (458)  $   714   $   650   $  (599)  $ 3,013     $  3,501     $  727   $ 1,025     $  1,092
                              =======   =======   =======   =======   =======      =======     =======  =======      =======
  Net income (loss) per
    share(3)................  $ (0.07)  $  0.11   $  0.10   $ (0.09)  $  0.36     $   0.41     $ 0.09   $  0.10     $   0.11
                              =======   =======   =======   =======   =======      =======     =======  =======      =======
  Weighted average shares
    outstanding.............    6,522     6,588     6,619     7,039     8,488        8,488      7,763    10,338       10,338
OTHER DATA:
  Number of locations
    operated at period end:
    Company-owned...........        9         8         7         6         9           10          8        11           11
    Franchised/licensed.....       26        23        19        15         7            7          9         6            6


                                                     (continued on next page)

                                                                             DECEMBER 31,                      MARCH 31,
                                                              -------------------------------------------   ----------------
                                                               1991     1992     1993     1994     1995      1995     1996
                                                              ------   ------   ------   ------   -------   ------   -------
                                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital...........................................  $1,487   $2,074   $2,579   $2,093   $13,895   $2,367   $ 9,026
  Total assets..............................................   4,986    5,908    6,135    6,984    20,952    8,614    23,168
  Total long-term debt......................................     563      314       92       24       500    1,195       425
  Shareholders' equity......................................   1,956    2,489    3,074    2,435    16,924    3,181    18,078

- ---------------


(1) The unaudited pro forma consolidated financial information has been prepared to reflect the Company's operations as if the Acquisitions had occurred on January 1, 1995, as further described elsewhere herein. See "Unaudited Pro Forma Consolidated Financial Information."

(2) Net income (loss) for the years ended December 31, 1994 and 1995, the pro forma year ended December 31, 1995, the three months ended March 31, 1995 and 1996, and the pro forma three months ended March 31, 1996, includes franchise termination income (net of tax) of $336,000, $261,000, $261,000, $261,000, $64,000, and $64,000, respectively.
(3) Net income (loss) per share for the years ended December 31, 1994 and 1995, the pro forma year ended December 31, 1995, the three months ended March 31, 1995 and 1996, and the pro forma three months ended March 31, 1996, includes franchise termination income per share of $0.05, $0.03, $0.03, $0.03, $0.01, and $0.01, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in connection with the Company's Consolidated Financial Statements and the related notes thereto incorporated by reference herein.

OVERVIEW

     The Company is a specialty staffing services firm providing temporary, contract, and permanent placement of professional and technical personnel. The Company currently operates in twelve metropolitan markets through Company-owned locations and five additional metropolitan markets through franchised and licensed locations. The Company offers its services through its three divisions, the Professional Temporary Division, the Contract Services Division and the Search Division.

  Strategy

     The Company's objective is to be the nationally recognized leader in providing specialty staffing services. The Company strives to differentiate itself from others in the staffing industry through innovative service offerings, a consultative and results-oriented approach to client relationships, and high-quality personnel placements. In pursuing its objective, the Company focuses exclusively on providing professional and technical personnel, rather than clerical or light industrial personnel, because of the generally higher profitability and the opportunity for growth of this market segment. The Company believes it has a recruiting advantage over those of its competitors that lack the ability to offer candidates temporary, contract, and permanent opportunities. Candidates seeking permanent employment frequently accept temporary or contract assignments through the Company until a permanent position becomes available. The Company also believes the ROMAC(R) name recognition, coupled with its industry expertise and innovative use of technology, provide it with competitive benefits.

     Since the Company's initial public offering in August 1995, the Company has introduced Contract Services in its Philadelphia and Chicago locations, introduced Search services in its Houston location, and expanded into the Pittsburgh market through a new Company-owned location. The Company has also consummated the Acquisitions. These strategic acquisitions have enhanced the Company's Contract Services capabilities, increased the Company's geographic presence, and added human resource contract and outsourcing, and outplacement services, to the Company's existing product offerings.

  Revenue Recognition

     Net service revenues consist of sales from Company-owned and licensed offices, and royalties received from franchised operations, net of credits and discounts. The Company recognizes revenue from the Professional Temporary and Contract Services Divisions based on hours worked by assigned personnel on a weekly basis. Search Division revenues are recognized in contingency search engagements upon the successful completion of the assignment. In retained search engagements the initial retainer is recognized upon execution of the agreement, with the balance recognized on completion of the search. Franchise fees are determined based upon a contractual percentage of the revenue billed by franchises. Costs relating to the support of franchised operations are included in the Company's selling, general and administrative expenses. Under its licensing arrangements, the Company is the legal employer of temporary and contract personnel and accordingly includes revenues and related direct costs of licensed offices in its net service revenues and direct cost of services, respectively. Commissions paid to licensees are based upon a percentage of the gross profit generated, and is included in the Company's direct cost of services.

  Gross Profit

     Gross profit for the Professional Temporary and Contract Services Divisions is determined by deducting the direct cost of services (temporary and contract personnel payroll wages, payroll taxes, payroll-related insurances, and licensee commissions) from the division's net service revenues. Consistent with industry practices, the Search Division classifies all costs as selling, general, and administrative.

RESULTS OF OPERATIONS

     The following table sets forth, as a percentage of net service revenues, certain items in the Company's consolidated statements of income for the indicated periods:

                                                                                     THREE MONTHS
                                                          YEARS ENDED DECEMBER       ENDED MARCH
                                                                   31,                   31,
                                                         -----------------------    --------------
                                                         1993     1994     1995     1995     1996
                                                         -----    -----    -----    -----    -----
Professional Temporary.................................   60.3%    60.0%    52.5%    55.5%    42.4%
Contract Services......................................   22.6     20.1     26.0     19.8     37.5
Search.................................................   17.1     19.9     21.5     24.7     20.1
                                                         -----    -----    -----    -----    -----
     Net service revenues..............................  100.0    100.0    100.0    100.0    100.0
Gross profit...........................................   35.2     39.1     44.2     44.0     42.5
Selling, general, and administrative expenses..........   31.7     36.8     33.4     35.2     31.8
Income (loss) before taxes and minority interest.......    2.8     (1.0)    11.0     12.7     10.1
Net income (loss)......................................    1.6%    (1.5)%    6.6%     7.6%     6.1%
                                                         =====    =====    =====    =====    =====

THREE MONTHS ENDED MARCH 31, 1996 COMPARED WITH THREE MONTHS ENDED MARCH 31,
1995

     Net Service Revenues. Net service revenues increased 76.0% to $16.9 million in the first three months of 1996 from $9.6 million in the first three months of 1995, primarily as a result of a $5.7 million increase in revenue from existing Company-owned locations and a $1.6 million increase in revenues from acquired operations.

     Professional Temporary Division revenues increased 35.8% to $7.2 million in the first three months of 1996 from $5.3 million in the first three months of 1995. The increase resulted from an increase in the number of hours billed by Company-owned operations during the three month period ended March 31, 1996 compared to the same period in 1995. Contract Services Division revenues increased 231.6% to $6.3 million in the first three months of 1996 from $1.9 million in the first three months of 1995. This increase was a result of a $3.1 million increase in revenues from existing Company-owned operations and a $1.3 million increase in revenues from acquired operations. The increase attributable to Company-owned operations resulted from an increase in the number of hours billed during the three months ended March 31, 1996 as compared to the same period in 1995. Search Division revenues increased 41.7% to $3.4 million in the first three months of 1996 from $2.4 million in the first three months of 1995, as a result of a $712,000 increase in revenues from existing Company-owned operations and a $288,000 increase in revenues from acquired operations. The increase in Company-owned operations resulted primarily from an increase in the number of Search Division sales consultants, which increased the number of placements made by the Search Division during the first three months of 1996 as compared to the first three months of 1995. Franchise and license revenues, which are included in the aforementioned division revenues, decreased 6.7% to $836,000 in the first three months of 1996 from approximately $896,000 in the first three months of 1995. The decrease was primarily due to the effects of discontinued franchisee and licensee operations. The average hourly bill rate for the Professional Temporary and Contract Services Divisions and the average placement fee for the Search Division remained relatively constant for the periods involved. The Company opened a new Company-owned location in Pittsburgh during the three month period ended March 31, 1996.

     Gross Profit. Gross profit increased 71.4% to $7.2 million in the first three months of 1996 from $4.2 million in the first three months of 1995. Gross profit as a percentage of net service revenues ("gross margin") decreased to 42.5% for the first three months of 1996 from 44.0% for the first three months of 1995. This decrease was a result of the continuing changes in the Company's business mix whereby revenues from the Professional Temporary and Contract Services Divisions, traditionally with lower gross margins than Search Division revenues, increased to 79.9% of the Company's net service revenues during the three months ended March 31, 1996 as compared to 75.3% for the same period in 1995.

     Selling, General, and Administrative Expenses. Selling, general, and administrative expenses increased 58.8% to $5.4 million in the first three months of 1996 from $3.4 million in the first three months of 1995.

Selling, general and administrative expenses as a percentage of net service revenues decreased to 31.8% for the first three months of 1996 from 35.2% in the first three months of 1995. This decrease in selling, general, and administrative expenses as a percentage of net service revenues resulted from greater operating efficiencies and economies of scale gained from a larger revenue base.

     Other Income. Other income decreased to approximately $147,000 in the first three months of 1996 from approximately $461,000 in the first three months of 1995. The decrease was primarily due to a decrease in franchise termination fees. Franchise termination income of approximately $107,000 was recorded in the first three months of 1996 as compared to $435,000 during the same period in 1995. See "Business -- Markets and Organizational Structure."

     Income Before Taxes. Income before taxes increased 41.7% to $1.7 million in the first three months of 1996 from $1.2 million in the first three months of 1995, primarily as a result of the above factors.

     Provision for Taxes. Provision for taxes in the first three months of 1996 was approximately $684,000 as compared to $485,000 in the first three months of 1995. The effective income tax rate was constant at approximately 40.0% for the three months ended March 31, 1996 and 1995.

     Net Income. Net income increased to $1.0 million in the first three months of 1996 from $727,000 in the first three months of 1995, primarily as a result of the above factors.

1995 COMPARED TO 1994

     Net Service Revenues. Net service revenues increased approximately 12.0% to $45.7 million in 1995 from $40.8 million in 1994. The overall increase in net service revenues takes into account an approximately $3.9 million decrease in net service revenues from franchisee and licensee operations for 1995 as compared to 1994, as several franchisee and licensee operations were discontinued at the end of 1994.

     Professional Temporary Division revenues decreased approximately 2.0% to $24.0 million in 1995 from $24.5 million in 1994. This decrease takes into account an approximately $3.7 million decrease in professional temporary revenues from franchisee and licensee operations for 1995 as compared to 1994, as several professional temporary franchisee and licensee operations were discontinued at the end of 1994. This decrease in revenues was attributable to a decrease in the number of professional temporary hours billed in 1995 as compared to 1994. Contract Services Division revenues increased approximately 45.1% to $11.9 million in 1995 from $8.2 million in 1994. This increase in revenues was attributable to an increase in the number of Contract Service Division hours billed in 1995 as compared to 1994. Search Division revenues increased approximately 21.0% to $9.8 million in 1995 from $8.1 million in 1994. This increase was primarily attributable to an increase in search sales consultants and an improved economic environment which increased the number of Search Division placements made in 1995 as compared to 1994. Franchise and license revenues which are included in the aforementioned revenues, decreased approximately 45.3% to $4.7 million in 1995 from $8.6 million in 1994. The decrease was primarily attributable to the termination of four franchise and license arrangements during the later part of 1994, offset in part by the growth in existing service lines of continuing licensed operations.

     After taking into account the decreases in net service revenues attributable to discontinued franchisee and licensee operations, the net service revenues grew by approximately $4.9 million, reflecting a continued improvement in demand for the Company's specialized staffing services. The average hourly bill rate for the Professional Temporary and Contract Services Divisions and the average placement fee for the Search Division remained relatively constant for all the periods involved. The Company opened three new Company-owned locations during 1995: Dallas in February; Philadelphia in March; and Houston in November.

     Gross Profit. Gross profit increased approximately 27.0% to $20.2 million in 1995 from $15.9 million in 1994. Gross margin increased to 44.2% in 1995 from 39.1% in 1994. The increase in gross margin resulted from the combined effects of the decrease in franchisee and licensee revenue at lower margins and the increase in Search Division revenue at higher margins.

     Selling, General, and Administrative Expenses. Selling, general, and administrative expenses increased approximately 1.3% to $15.2 million in 1995 from $15.0 million in 1994. Selling, general and administrative expenses as a percentage of net service revenues decreased to 33.3% in 1995 from 36.8% in 1994. This decrease in selling, general and administrative expenses as a percentage of net service revenues resulted from greater operating efficiencies and economies of scale gained from a larger revenue base, along with expense savings arising from the 1994 Combination.

     Combination Expenses. The Company did not incur any combination expenses in 1995 as compared to approximately $2.3 million of advisory services, severance costs and other expenses related to the 1994 Combination that were incurred in 1994.

     Other Income. Other income decreased to $570,000 in 1995 from approximately $1.2 million in 1994. The decrease was primarily due to a decrease in franchise termination fees. Franchise termination income of approximately $435,000 was recorded in 1995 as compared to $560,000 in 1994. In addition, the Company received $500,000 in proceeds from a life insurance policy on a deceased Company employee in 1994.

     Income (Loss) Before Taxes. Income before taxes increased to $5.0 million in 1995 from a loss of $413,000 in 1994, primarily as a result of the above factors.

     Provision for Taxes. Provision for taxes for 1995 was approximately $2.0 million or 40.0% of income before income taxes as compared to $186,000 for 1994. Although the Company had an operating loss for financial reporting purposes in 1994, it had income tax expense of $186,000 primarily due to non-deductible advisory fees related to the Combination.

     Net Income (Loss). Net income increased to $3.0 million in 1995 from a loss of $599,000 in 1994, primarily as a result of the above factors.

1994 COMPARED TO 1993

     Net Service Revenues. Net service revenues increased 1.2% to $40.8 million in 1994 from $40.3 million in 1993. In 1994, management focused its efforts on effecting the 1994 Combination and restructuring the Company. These efforts included the renegotiation of franchise and license agreements, the implementation of uniform operating procedures and policies, training employees of companies involved in the 1994 Combination, hiring additional employees and the consolidation of the Company's operations.

     Professional Temporary Division revenues increased 0.8% to $24.5 million in 1994 from $24.3 million in 1993. Contract Services Division revenues decreased 9.9% to $8.2 million in 1994 from $9.1 million in 1993. The decrease resulted primarily from the reallocation of resources from one of the Company's lower margin customers, which decreased the number of hours billed by the Contract Services Division during 1994 as compared to 1993. Search Division revenues increased 17.4% to $8.1 million in 1994 from $6.9 million in 1993. The increase was primarily attributable to an increase in Search Division sales consultants, an expansion of services offered, and an improved economic environment, which increased the number of placements made by the Search Division during 1994 as compared to 1993. Franchise and license revenues, which are included in the aforementioned division revenues, increased 19.4% to $8.6 million in 1994 from $7.2 million in 1993. The increase was primarily attributable to the growth in existing service lines of licensee operations, offset by the termination of four franchise and license arrangements. The average hourly bill rate for the Professional Temporary and Contract Services Divisions and the average placement fee for the Search Division remained relatively constant for the periods involved. The Company did not open any Company-owned locations in new markets in 1994.

     Gross Profit. Gross profit increased 12.0% to $15.9 million in 1994 from $14.2 million in 1993. Gross margin increased to 39.1% in 1994 from 35.2% in 1993. The increase was attributable to the increased proportion of Search Division revenues to total revenues as Search Division revenues generate higher gross margins than Professional Temporary and Contract Services Divisions revenues.

     Selling, General, and Administrative Expenses. Selling, general, and administrative expenses increased 17.2% to $15.0 million in 1994 from $12.8 million in 1993. The increase in selling, general and administrative expenses was due primarily to the hiring of additional operating employees necessary for parallel operations during the transition period after the Combination, an increase in commissions associated with the increase in Search Division revenues, and the payment of approximately $1.7 million in non-recurring compensation expense.

     Combination Expenses. In 1994, the Company recorded an expense of $2.3 million related to advisory services, severance costs and other expenses associated with the Combination.

     Other (Income) Expense. Other (income) expense increased to $1.2 million of income in 1994 from $34,000 of expense in 1993. The increase was primarily due to franchise termination fees. Franchise termination income of approximately $560,000 was recorded in 1994. In addition, the Company received $500,000 in proceeds from a life insurance policy on a deceased Company employee in 1994.

     Income (Loss) Before Taxes. Income from operations decreased to a loss of $413,000 in 1994 from income of $1.1 million in 1993, primarily as a result of the above factors.

     Provision for Taxes. Although the Company had an operating loss for financial reporting purposes in 1994, it had income tax expense of approximately $186,000 as compared to $448,000 in 1993. The primary reason for the income tax expense in 1994, despite operating losses, was the non-deductibility of advisory fees relating to the 1994 Combination.

     Net Income (Loss). Net income (loss) decreased to a loss of $599,000 in 1994 from $650,000 of income in 1993, primarily as a result of the above factors.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal sources of cash have been the proceeds of its initial public offering, internally generated funds, and borrowings.

     The Company completed its initial public offering of 2,080,000 shares of Common Stock on August 14, 1995. The proceeds of $11,402,146 (net of underwriters' discounts and other offering costs) were used for paying down debt, financing capital improvements, general working capital purposes, and financing business acquisitions.

     The purchase price for the Acquisitions was approximately $5.9 million in the aggregate and is subject to adjustment based upon attainment of certain operating results of the acquired companies. The respective purchase agreements require certain payments based on the earnings before income taxes for the acquired company that are in excess of certain earnings levels. Such additional purchase price payments, if made, will be reflected as additional goodwill and amortized over the remaining life of the asset. See "Unaudited Pro Forma Consolidated Financial Information."

     The Company's principal use of cash is to fund payroll expenses and accounts receivable. Professional Temporary Division and Contract Services Division personnel are paid weekly for their services, whereas customer payments are generally received within 45 to 60 days from date of invoice. As new offices are established or acquired, or as existing offices expand, there will be increasing requirements for cash resources to fund operations. The start-up of services by the Professional Temporary or Contract Services Division in a new or existing Company-owned location has generally required expenditures of up to $175,000 before generating positive cash flow. Historically, such new operations have achieved operating profitability within nine months of inception but have not contributed significant revenue for the first 12 to 18 months.

     For the three months ended March 31, 1996, the Company had negative cash flow from operations of approximately $1.2 million, primarily as the result of an increase in the Company's accounts receivable. During March 1996, the Company entered into a new unsecured line of credit agreement with NationsBank, N.A. (South). This agreement provides for up to $5.0 million of working capital to the Company for general corporate purposes. This agreement matures on March 13, 1997 and bears interest at 150 basis points above the London Interbank Offering Rate (LIBOR). The total amount that may be outstanding under this agreement is limited to specified percentages of accounts receivable. This agreement contains restrictive covenants and requires the maintenance of certain financial ratios. As of March 31, 1996, no borrowings were outstanding under this facility. Prior to entering into this new agreement, the Company terminated its previous line of credit.

     The Company intends to use the net proceeds from the Offering for expansion of the Company's lines of service in existing Company-owned locations, for the opening of new Company-owned locations, for possible acquisitions, and for general corporate purpose. Pending such uses, the net proceeds will be invested in short term, investment grade securities, certificates of deposit, or direct or guaranteed obligations of the United States government.

     The Company has entered into discussions regarding the possible purchase of certain of the assets of one of its franchisees. In August 1995, the relevant franchise agreement was amended (the "Amendment") to provide the Company with an option to terminate the franchise arrangement upon 90 days notice, provided that substantially all of the assets of the franchisee are purchased by the Company. The purchase price established by the Amendment is determined by a formula, with a minimum purchase price of $3.0 million. There can be no assurance that this possible acquisition will be consummated. See "Use of Proceeds."

     The Company believes that the net proceeds from the Offering, combined with cash flows from operations and credit facilities, will be adequate to meet its capital requirements for at least the remainder of 1996.

                                    BUSINESS

GENERAL

     Romac International, Inc. is a specialty staffing services firm providing temporary, contract, and permanent placement of professional and technical personnel. The Company is organized into three divisions: the Professional Temporary Division provides professional temporary personnel in the fields of finance and accounting; the Contract Services Division provides information systems, manufacturing services, human resources, health care, and pharmaceutical personnel generally on a longer-term contractual basis; and the Search Division provides permanent placement of specialized personnel in the fields of accounting and finance, information systems, financial services, pharmaceutical research, health care, human resources, insurance, manufacturing services, and sales and marketing. The Company believes its range of services provides clients with integrated solutions to their temporary, contract, and permanent specialty staffing needs, allowing the Company to develop long-term, consultative relationships with its clients. The Company also believes the interaction among its three divisions generates increased placement opportunities and enhances the Company's ability to attract and place higher quality candidates. The Company principally serves Fortune 1000 companies in twelve metropolitan markets through Company-owned locations and five additional markets through franchisees and licensees.

     The Company's objective is to be the nationally recognized leader in providing specialty staffing services. The Company strives to differentiate itself from others in the staffing industry through innovative service offerings, a consultative and results-oriented approach to client relationships, and high-quality personnel placements. In pursuing its objective, the Company focuses exclusively on providing professional and technical personnel, rather than clerical or light industrial personnel, because of the generally higher profitability and the opportunity for growth of this market segment. The Company believes it has a recruiting advantage over those of its competitors that lack the ability to offer candidates temporary, contract, and permanent opportunities. Candidates seeking permanent employment frequently accept temporary or contract assignments through the Company until a permanent position becomes available. The Company also believes the ROMAC(R) name recognition, coupled with its industry expertise and innovative use of technology, provide it with competitive benefits.

     The Company's growth strategy is to increase revenue and profitability by expanding its services in existing markets and introducing its full range of services into new markets. In existing markets, the Company intends to further develop existing clients and expand its client base by (i) introducing its full range of services in all of its markets, (ii) taking advantage of the cross-selling opportunities provided by the complementary services offered by its three divisions, (iii) introducing new services, and (iv) acquiring complementary businesses. The Company intends to enter new markets by opening new Company-owned locations and making strategic acquisitions. In the last twelve months, the Company has entered four new markets: two through start-ups, one through franchise conversion to a Company-owned location, and one through acquisition. In addition, the Company has developed a major accounts program, which encourages large users of staffing services to "carve-out" the professional and technical segments of staffing contracts and award such business to the Company instead of large generalist staffing firms. As a result of this program, the Company has signed several contracts with major national corporations for certain of the Company's services. Management believes there is substantial opportunity for growth through the continued implementation of this strategy.

INDUSTRY OVERVIEW

     The temporary employment service industry has experienced significant growth in response to the changing work environment in the United States. Fundamental changes in the employer-employee relationship continue to occur, with employers developing increasingly stringent criteria for permanent employees while moving toward project-oriented temporary and contract hiring. This trend has been advanced by increasing automation that has resulted in shorter technological cycles and by global competitive pressures. Many employers have responded to these challenges by turning to temporary and contract personnel to keep personnel costs variable, to achieve maximum flexibility, to outsource highly specialized skills, and to avoid the negative effects of layoffs.

     Rapidly changing regulations concerning employee benefits, health insurance, and retirement plans and the highly competitive business climate have also prompted many employers to take advantage of the flexibility offered through temporary and contract staffing. Additionally, Internal Revenue Service and Department of Labor regulations concerning the classification of employees and independent contractors have significantly increased demand by prompting many independent contractors to affiliate with employers like the Company.

     The temporary staffing industry has grown rapidly in recent years as companies have utilized temporary employees to manage personnel costs while meeting specialized or fluctuating staffing requirements. According to a study by the National Association of Temporary and Staffing Services ("NATSS"), the United States temporary staffing industry grew from approximately $20.4 billion in revenue in 1991 to approximately $39.2 billion in revenue in 1995, a compound annual growth rate of 17.7%. One of the fastest growing sectors for the Company, as well as the industry, is information technology services. According to the Staffing Industry Report, 1995 revenue for this sector is estimated to have been $8.9 billion, a 25.0% increase over 1994. The Company believes that professional and technical staffing within the temporary staffing industry requires longer-term, more highly-skilled personnel services and offers the opportunity for higher profitability than the clerical and light industrial staffing segments, because of the value-added nature of professional and technical staffing personnel. NATSS has estimated that more than 90.0% of all U.S. businesses utilize temporary staffing services.

BUSINESS STRATEGY

     The Company's objective is to be a nationally recognized leader in providing its specialty staffing services. The key elements of the Company's business strategy in seeking to achieve this objective include:

     Focus on Specialty Staffing. The Company focuses exclusively on providing specialty staffing services to its clients. The Company believes that providing these specialty services to its clients offers greater profitability than the clerical and light industrial sectors of the temporary staffing industry. In addition, the Company believes, based upon data published by the U.S. Bureau of Labor Statistics and other sources, that employment growth will be greater in the Company's sectors than in the traditional clerical and light industrial sectors. The placement of highly skilled personnel requires a distinct operational knowledge to effectively recruit and screen candidates, match them to client needs, and develop and manage client relationships. The Company believes its historical focus in this market and name recognition, combined with management's operating expertise, provide it with a competitive advantage.

     Build Long-Term, Consultative Relationships. The Company has developed long-term relationships with its clients by providing integrated solutions to their specialty staffing requirements. Romac strives to differentiate by working closely with its clients to maximize their return on human assets. In addition, the Company's ability to offer a broad range of temporary and contract personnel services coupled with its permanent placement capability, offers the client a single-source provider of specialty staffing services. This ability enables the Company to emphasize consultative rather than transactional client relationships.

     Segment Specialty Needs. The Company has begun implementation of its "carve-out" marketing strategy, which encourages large contractors of staffing services to "carve-out" the professional and technical sectors of staffing contracts and award such business to specialty staffing services providers instead of large generalist staffing firms. As a result of this strategy the Company has signed several contracts with major national corporations for certain of the Company's services. Management believes there is substantial opportunity for growth through the continued implementation of this strategy.

     Achieve Extensive Client Penetration. The Company's client development process focuses on repeated contacts with client personnel responsible for staffing decisions. Contacts are made within numerous functional departments and at many different organizational levels within the client. The Company's operating employees are trained to develop a thorough understanding of each client's total staffing requirements. In addition, although the Company is organized divisionally its employees are trained and incentivized to recognize cross-selling opportunities for all of the Company's other divisions.

     Apply Innovative Technology. The Company utilizes proprietary technologies and processes in the staffing, marketing, and management of its operations. The Company's Professional Recruiters Operating

System ("PROS") provides operating employees with a systematic approach to identifying, monitoring, and serving the needs of the Company's clients. Once operating employees obtain information regarding a client's environment, the data is entered into the Company's integrated operating system and is coded for future follow-up. Operating employees are then prompted by means of an automated planner to contact the client periodically to monitor and service the needs that have been identified. The Company's emphasis on the utilization of technology has resulted in the delivery of higher quality service, greater operating efficiency, and increased employee productivity. See "Business -- Professional Recruiters Operating System."

     Recruit High-Quality Professionals. The Company places great emphasis on recruiting qualified temporary, contract, and permanent placement candidates. The Company believes it has a recruiting advantage over those of its competitors that lack the ability to offer candidates both temporary, contract and permanent opportunities. Candidates seeking permanent employment frequently accept temporary or contract assignments through the Company until a permanent position becomes available. Each candidate is screened by an operating employee with a compatible technical background to determine qualifications and match them with client needs.

     Encourage Operating Employee Achievement. The Company's management promotes a quality-focused, results-oriented culture. Operating employees are selected based on their willingness to assume responsibility and promote the Company's philosophy. All marketing, staffing, and management employees are given numerous incentives to encourage the achievement of corporate goals. The Company fosters a team-oriented and high energy environment, celebrates the successes of its employees, and attempts to create a "spirited" work environment.

GROWTH STRATEGY

     The Company's growth strategy is to expand its services in existing markets where it does not offer its full range of services, and to enter new markets. The key elements of the Company's growth strategy are as follows:

     Introduce Full Services in Markets with Existing Company-Owned
Locations. The Company currently offers its full range of services in seven of its twelve Company-owned locations. The Company has been implementing a plan to introduce the Contract Services Division's services into each of the remaining Company-owned locations. As part of its expansion strategy, the Company recently introduced Contract Services into the following Company-owned locations: Dallas (March 1995), Boston (June 1995), Chicago (October 1995), and Philadelphia (March 1996). The Company introduced Search Division services into Houston in February 1996. See "Business -- Markets and Organizational Structure."

     Open Company-Owned Locations. The Company continually evaluates potential geographic expansion into new metropolitan areas. To facilitate new market entry, the Company plans to transfer or recruit experienced personnel for positions in new Company-owned locations as they are opened. The Company has opened offices in Dallas (February 1995), Philadelphia (March 1995), Houston (November 1995), Pittsburgh (February 1996), and Minneapolis (April 1996).

     Leverage Existing Client Relationships and Develop New Clients. The Company continually identifies additional growth opportunities within existing and new clients as a result of the interrelationships among its three divisions. The Company has established goals for cross-selling and has trained and incentivized its operating employees to actively sell the Company's full range of services, in an effort to maximize its reach into the marketplace.

     Introduce New Services. The Company continually evaluates the introduction of new services in an effort to meet client demands. The Company has recently introduced contract placement of pharmaceutical, health care, and manufacturing services personnel to complement its existing search capabilities in these areas. Additionally, the Company recently acquired an entity that provides outplacement services and human resource contract and outsourcing services. To enhance the technical capabilities and perceived quality of the Contract Services Division, the Company has formed an emerging technologies group in which selected employees receive extensive training in information technologies and are assigned to client environments for periods ranging from six months to two years.

     Develop Major Accounts Program. The Company will continue to market its full range of services to existing and new clients in order to position the Company as the preferred vendor for specialty staffing services. The Company believes the major accounts program enables it to further penetrate its clients by giving the Company greater access to key staffing decision makers including the support of the client's purchasing and procurement team. This increased access allows the Company to achieve greater operating leverage through improved efficiencies in the marketing process. The Company has successfully secured several national agreements for technical and professional specialty staffing services. The Company intends to aggressively pursue such agreements to facilitate geographic expansion and existing market penetration.

     Acquire Strategic Businesses. The Company will continue to pursue the acquisition of complementary specialty staffing businesses. The Company's preference is to acquire businesses in markets in which the Company currently has a Company-owned location or formerly maintained a franchised or licensed location, although other markets will also be explored. The Company has as its primary acquisition candidates local or regional specialty staffing firms with established client relationships, in markets targeted by the Company.

THE PROFESSIONAL TEMPORARY DIVISION

     The Professional Temporary Division provides professional temporary personnel in the fields of finance and accounting. For the year ended December 31, 1995, and the three months ended March 31, 1996, this division accounted for approximately 52.5% and 42.4%, respectively, of the Company's net service revenues. The Company currently offers professional temporary services in eleven metropolitan markets through Company-owned locations and five other metropolitan markets through franchised and licensed locations. In the first three months of 1996, the average bill rate for the Professional Temporary Division was approximately $18 per hour.

     The Professional Temporary Division offers its clients a reliable and cost-effective means of handling uneven or peak workloads caused by events such as periodic financial reporting deadlines, tax deadlines, special projects, systems conversions, and unplanned staffing fluctuations. The Professional Temporary Division meets such clients' needs with personnel who have an extensive range of accounting and financial experience, including corporate taxation, budget preparation and analysis, financial reporting, regulatory filings, payroll preparation, cost analysis, and audit services. Through the use of the Company's services, clients are able to avoid the cost and inconvenience of hiring and terminating permanent employees. Typically, the duration of assignments in the Professional Temporary Division is six to eight weeks.

     Candidates for the Professional Temporary Division are obtained from the Search Division, referrals, and advertising in local newspapers and on the Company's home page on the World Wide Web. The Company believes it has a competitive advantage in attracting candidates because of the interaction between its Professional Temporary and Search Divisions. Access by the Professional Temporary Division to the Search Division's candidate pool provides a candidate the opportunity to obtain permanent employment as a result of a temporary assignment, earnings that may allow a candidate to be more selective when evaluating permanent opportunities, and additional experience that can enhance a candidate's skills and overall marketability. Each candidate is screened by an operating employee with a compatible background to determine his qualifications and to match these qualifications with individual client needs. This screening includes an in-depth interview, skill testing, reference checks, and, in some cases, credit checks and additional background checks.

     The Professional Temporary Division targets Fortune 1000 companies and other large organizations, with a primary focus on organizations determined to have the potential need for the Company's full range of services. In order to maximize its marketing effectiveness, the Company provides extensive training to its employees which emphasizes the consulting nature of its business. The Company's employees develop marketing plans composed of multiple visits, frequent telemarketing activity, monthly mailings, and other actions supported through the use of the PROS and daily staff meetings. The Company believes that these techniques and processes provide the opportunity to expand its business within its clients' organizations, solidify client relationships, and develop new clients. The Company recognizes that in some cases Professional Temporary Division personnel will be offered permanent positions. If a client requests that a temporary employee become a permanent employee, the Company typically charges a "conversion" fee that is calculated as a percentage of the candidate's initial annual compensation.

THE CONTRACT SERVICES DIVISION

     The Contract Services Division provides information systems, manufacturing services, human resources, health care, and pharmaceutical personnel on a contractual basis, which typically averages six to nine months in duration. For the year ended December 31, 1995 and the three months ended March 31, 1996, this division accounted for approximately 26.0% and 37.5%, respectively, of the Company's net service revenues. In the three months ended March 31, 1996, this division had an average bill rate of approximately $49 per hour. The Company currently provides Contract Services in eight metropolitan markets through Company-owned locations and two additional metropolitan markets through a franchised location. The Company plans to introduce Contract Services to three additional Company-owned locations in 1996.

     The Contract Services Division has traditionally focused on providing information systems personnel to assist clients whose needs range from mainframe environments to single work stations. These consultants perform a wide range of services, including software development, database design and management, system administration, end-user training and acceptance, network design and integration, information strategy development, business and systems plans, and standardization of technology and business procedures. The size and growth of the information services industry in recent years have been driven largely by rapid technological advances. These advances have included the availability of increased computing power at lower costs and the emergence of new information systems capabilities. As a result, the ability of companies to benefit from the application of computer technology has been greatly enhanced and has been accompanied by a dramatic increase in the number of end users. At the same time, the sophistication and complexity of the systems needed to serve these companies and to deliver the desired benefits have greatly increased. Additionally, the need to contain costs has caused many businesses to reduce the number of personnel resulting in increased dependence upon information systems to support important functions and to improve productivity.

     The Company's base of skilled technical personnel is integral to its success. Because technical needs are diverse and technology advances occur frequently, technical talent is in high demand. As a result, the Contract Services Division focuses heavily on its recruiting efforts. In addition, the Company focuses on training its contract services personnel in sophisticated technology applications. For example, the Company has formed an emerging technologies group in which selected personnel receive extensive training in information technologies and are assigned to client environments for periods ranging from six months to two years. The Company believes that building a base of skilled technical personnel who are available for assignment is as integral to its success as are its client relationships.

     The March 1996 acquisition of Strategic Outsourcing, Inc. ("SOI"), expanded the Company's Contract Services capabilities with the introduction of human resource personnel contracting. SOI, which was formed in 1989 in Boston, provides its clients human resource personnel on a contractual basis to assist in the development, implementation, and maintenance of a wide variety of human resource processes. The Company currently provides human resource contracting only in the Boston market. The Company intends to introduce this new service offering into its existing markets.

     The Company recently expanded its Contract Services Division in the first quarter of 1996 to include manufacturing services, health care, and pharmaceutical personnel. In the field of manufacturing services personnel, the Contract Services Division provides a wide range of quality engineers and quality assurance personnel. The Contract Services Division provides all levels of hospital administration and management with respect to health care. The Contract Services Division also serves the pharmaceutical industry through pharmaceutical research and regulatory personnel. Because the Company recently began serving these fields, there can be no assurance that the Company's performance in these new areas will be as successful as the Company's performance has been in information systems.

     Company recruiters develop and maintain an active personnel inventory designed to meet the needs of the Company's clients. To recruit qualified personnel, the Company uses targeted telephone recruiting, obtains referrals from its existing personnel and clients, and places newspaper advertisements. The Search Division's services complement the Contract Services Division's recruiting efforts, and the Company believes that this combination distinguishes it from its competitors. To foster loyalty and commitment from its existing personnel, the Company maintains frequent contact and offers competitive wages, flexible schedules, and exposure to a variety of working environments.

     The Contract Services Division concentrates on marketing its services to Fortune 1000 companies and other businesses with information systems, manufacturing services, human resources, health care, and pharmaceutical personnel requirements. Sales personnel emphasize the Companys's ability to provide contract personnel who can perform a wide range of services within each of these areas through consultative contacts with client end-users, personal visits, mailings, and telemarketing efforts.

THE SEARCH DIVISION

     The Search Division provides clients with extensive search services for professional and technical candidates. The professional skills offered by the Search Division are in the areas of accounting and finance, information services, financial services, pharmaceutical research, health care, human resources, insurance, manufacturing services, and sales and marketing. For the year ended December 31, 1995 and the three months ended March 31, 1996, this division accounted for approximately 21.5% and 20.1%, respectively, of the Company's net service revenues. The Company currently offers Search services in eleven metropolitan markets in which it has Company-owned locations and in five additional metropolitan markets through franchised or licensed locations.

     The Company performs both contingency and retained searches. A contingency search results in payment to the Company only when a candidate is actually hired by a client. The Company's strategy is to perform contingency searches only for skills the Company targets as its "core-business." Client searches that are outside a core-business area typically are at a management or executive level and require a targeted research and recruiting effort. The Company typically performs these searches as retained searches where the client pays a part of the search fee in advance and the remainder upon completion of the search. The Company's fee is typically structured as a percentage of the placed candidate's first-year annual compensation.

     Summarized below are the professional disciplines in which the Company has placed personnel:

                             ACCOUNTING AND FINANCE

- - Chief Financial Officers
- - Treasurers
- - Controllers
- - Public Accountants
- - Tax Accountants
- - Staff Accountants

- - Cost Accountants
- - Internal Audit Personnel
- - Accounting Managers
- - Financial Analysts
- - Budget Analysts
- - Credit and Collections Personnel

                              INFORMATION SYSTEMS

- - Chief Information Officers
- - Directors of Systems Development
- - Project Managers
- - Information Engineers
- - System Designers
- - Project Leaders
- - Programmer Analysts
- - Systems Analysts
- - Systems Programmers
- - Office Automation Analysts
- - Telecommunications Analysts
- - Hardware Technicians
- - Application Programmers
- - Software Quality Assurance Personnel
- - Data Administration Personnel
- - Database Support Personnel

- - Computer Operators
- - Software Maintenance Personnel
- - Change Management Personnel
- - Database Architecture Personnel
- - Data Security/Disaster Recovery Personnel
- - Data Communication Architecture
  Personnel
- - Network Design and Administration Personnel
- - Data/Voice Communications Personnel
  (local and wide-area networks)
- - Client Server Support Personnel
- - Operating System Support Personnel
- - Help Desk Support and Training Personnel
- - Production Control Personnel

                               FINANCIAL SERVICES

- - Large Account Commercial Lenders
- - Portfolio/Relationship Managers
- - Credit Analysts

- - Middle Market Commercial Lenders
- - Real Estate Lenders

                            PHARMACEUTICAL RESEARCH

- - Clinical Research Personnel
- - Medical Research Personnel
- - Analytical Chemistry Personnel

- - Regulatory Affairs Personnel
- - Medical Communications Personnel

                                  HEALTH CARE

- - Senior Hospital Management
- - Directors and Department Managers
- - Operations Management Personnel

- - Nursing Executives and Managers
- - Risk Management and Quality Assurance Personnel

                                   INSURANCE

- - Field General Managers
- - District Managers

- - Sales Managers

                             MANUFACTURING SERVICES

- - Quality Engineers
- - Industrial Hygienists
- - Quality Managers and Directors
- - ISO9000 Personnel

- - Quality Assurance Personnel
- - Purchasing and Materials Management Personnel

                              SALES AND MARKETING

- - Sales Representatives
- - Sales Managers
- - Marketing Managers
- - Applications Managers

- - Business Development Managers
- - Market Coordinators
- - Product Managers
- - Marketing Representatives

                                HUMAN RESOURCES

- - Health Benefit Personnel
- - Retirement Benefit Personnel
- - Labor Relations Personnel
- - Director Level Personnel
- - Technical Managers

- - Staffing and Generalist Personnel
- - Outplacement Specialists
- - Workers' Compensation Specialists
- - Training and Development Personnel

     The Search Division maintains an active database of placement candidates as the result of its continuous recruiting efforts and reputation in the industry. In addition, the Search Division consultants locate many potential candidates as the result of referrals from the Professional Temporary and Contract Services Divisions.

     The Company believes that it has developed a reputation for quality search work and that it is recognized as a leader in its search specialties. To minimize the risk of changes in skill demand, the Company's marketing plan incorporates a continual review of client recruitment plans for future periods to allow for rapid changes to "in-demand" skills. The quality of the relationship with client personnel is a key component of the strategy, and the Company seeks to use consultative relationships to obtain insight into emerging growth areas. The clients targeted by the Search Division are typically the same as those targeted by the Professional Temporary and the Contract Services Divisions. This common focus is intended to contribute to the Company's objective of providing integrated solutions to its clients' personnel needs.

     The Company's search business is highly specialized. Certain skills, such as accounting and finance and information systems, may be served by local offices, while other, more highly specialized areas require a regional or national focus. The Company believes that a trend toward greater selectivity in its clients' hiring processes has contributed to an increased demand for its search services. This emphasis on quality fits well with the Company's inventory of personnel. The Company expects that the Search Division will continue to add specialties in the majority of markets served.

MARKETS AND ORGANIZATIONAL STRUCTURE

     The Company serves twelve markets through Company-owned locations and an additional five markets through franchisees and licensees. Management of the Company-owned operations is coordinated from its headquarters in Tampa. The Company's headquarters provides its Company-owned offices with administrative, marketing, accounting, training, legal, and information systems support, particularly as it relates to the standardization of the operating processes of its offices.

     The Company operates through a network of Company-owned locations, franchised locations, and licensed locations. The following table lists the services offered by the Company on a market by market basis.

                                                                     SERVICES OFFERED
                                                             --------------------------------
                                                             PROFESSIONAL   CONTRACT              YEAR
                                                              TEMPORARY     SERVICES   SEARCH    OPENED
                                                             ------------   --------   ------   --------
Company-Owned
  Atlanta, GA..............................................        X            X         X       1986
  Boston, MA...............................................        X            X         X       1966
  Chicago, IL..............................................        X            X         X       1985
  Dallas, TX...............................................        X            X         X       1995
  Houston, TX..............................................        X                      X       1995
  Louisville, KY...........................................                     X         X       1992
  Miami/Ft. Lauderdale, FL.................................        X            X         X       1982
  Minneapolis, MN..........................................        X                              1996
  Orlando, FL..............................................        X                      X       1984
  Philadelphia, PA.........................................        X            X         X       1995
  Pittsburgh, PA...........................................        X                      X       1996
  Tampa, FL................................................        X            X         X       1980
Franchisees/Licensees
  New Orleans, LA..........................................        X            X         X       1987
  Portland, ME.............................................        X            X         X       1972
  Raleigh, NC..............................................        X                      X       1986
  St. Louis, MO............................................        X                      X       1990
  San Francisco, CA........................................        X                      X       1989

     ROMAC(R) franchisees pay a royalty in return for use of the ROMAC(R) name based upon a contractual percentage of the revenue billed by the franchisee. Licensees enter into a joint marketing and payroll processing arrangement with the Company. In the case of licensees, the Company collects all accounts on behalf of the licensee and pays the licensee a percentage of gross profits generated. The Company does not intend to grant additional franchises or licenses in the future.

     In August 1994, all franchisees and licensees were offered the opportunity to continue operating under current agreements or to terminate their relationships with the Company on terms that included the ability to continue in business in their previously franchised or licensed geographic areas. Because current franchise and license agreements upon termination invoke non-competition and non-solicitation provisions and require that certain assets (such as office telephone numbers, customer lists, and candidate records) be turned over to the Company, some franchisees and licensees paid termination fees in order to obtain releases from non-competition and non-solicitation provisions and to retain the rights to such assets. To date, all but five franchisees or licensees have agreed to terminate their relationship with the Company.

PROFESSIONAL RECRUITERS OPERATING SYSTEM

     The Company has developed a proprietary integrated system designed to maximize productivity and to aid in the management of its business. PROS is designed to be a comprehensive approach to the operation and management of a specialty staffing firm. It comprises sophisticated and proprietary operating and computer systems initially developed in 1982 and continually enhanced. The system links each Company-owned location through the use of its private network to the Company's corporate headquarters.

     PROS offers several advantages in providing information to support the goals of the Company. Through the use of PROS, market information concerning target clients is tracked and prioritized to focus marketing and development efforts. Readily available management reports indicate the frequency and nature of contact with the targeted companies to support the marketing plans. By using these reports, managers provide direction and support to operating personnel to ensure that priority accounts are properly served. A manager, concerned with the status of a particular assignment at any point, can examine the detailed status and degree of coverage on each assignment. PROS offers both detailed and summary reports to provide a continuous view of key factors related to client service and development and employee productivity.

     In addition to client service considerations, PROS enhances the productivity and efficiency of the operating employees. One of the primary problems facing operating employees is the effective and productive use of information. PROS simplifies the information recording and retrieval problem and enables operating employees in different divisions and different geographical areas to share information and communicate more effectively.

     Finally, PROS helps the Company manage information by passing data from the operating divisions software to the accounting software. This approach increases productivity, as data have a single point of entry and can be readily accessed by all functional areas within the Company. The Company intends to continue to enhance its systems capabilities to streamline processes in order to improve customer servicing.

COMPETITION

     The specialty staffing services industry is very competitive and fragmented. There are relatively limited barriers to entry and new competitors frequently enter the market. A number of the Company's competitors possess substantially greater resources than the Company. The Company faces substantial competition from large national firms and local specialty staffing firms. Large national firms that offer specialty staffing services include Robert Half International, Computer Horizons, Inc., and Alternative Resources Corporation. The local firms are typically operator-owned, and each market generally has one or more significant competitors. In addition, the Company competes with national clerical and light industrial staffing firms which also offer specialty services. These companies include Interim Services, Inc., Norrell Corporation, AccuStaff Incorporated, and Olsten Corp. In addition, national and regional accounting firms also offer certain specialty staffing services.

     The Company believes that the availability and quality of candidates, the level of service, the effective monitoring of job performance, scope of geographic service and the price of service are the principal elements of competition. The Company believes that availability of quality candidates is an especially important facet of competition. In order to attract temporary and contract assignment candidates, the Company places emphasis upon its ability to provide permanent placement opportunities, competitive compensation, quality and varied assignments, and scheduling flexibility. Because many temporary and contract assignment candidates pursue other employment opportunities on a regular basis, it is important that the Company respond to market conditions affecting temporary candidates. Additionally, in certain markets the Company has experienced significant pricing pressure from some of its competitors. Although the Company believes it competes favorably with respect to these factors, it expects competition to increase, and there can be no assurance that the Company will remain competitive.

PROPERTIES

     The Company owns no real estate. It leases its corporate headquarters in Tampa, Florida (see "Certain Transactions"), as well as space for its other Company-owned locations. The aggregate square footage of office space under leases for Company-owned locations is approximately 46,000. The leases generally run for three to five-year terms and the aggregate annual rent paid by the Company in 1995 was approximately $750,000. The Company believes that its facilities are adequate for its needs and does not expect difficulty replacing such facilities or locating additional facilities, if needed.

INSURANCE

     The Company maintains a number of insurance policies. Its general liability policy has aggregate coverage of $2.0 million, with a $1.0 million limit per occurrence. The Company maintains an automobile liability policy with a combined single coverage limit of $1.0 million. The Company also carries an excess liability policy, which covers liabilities that exceed the policy limits of the above policies, with an aggregate and a per occurrence limit of $2.0 million.

     The Company also maintains professional liability and errors and omissions policies, each with aggregate coverage of $1.0 million, covering certain liabilities that may arise from the actions or omissions of its temporary or permanently-placed personnel. The Company currently maintains key man life insurance on Mr. Dunkel in the amount of $3.0 million. There can be no assurance that any of the above coverages will be adequate for the Company's needs. See "Risk Factors -- Employment Liability Risk."

EMPLOYEES

     As of March 31, 1996, the Company and its subsidiaries employed approximately 280 persons. Additionally, as of such date, the Company had approximately 1,150 individuals on assignment providing professional temporary or contract services to its clients. As the employer, the Company is responsible for the regular and temporary payrolls and employer's share of social security taxes (FICA), federal and state unemployment taxes, workers' compensation insurance, and other direct labor costs relating to its temporary and contract personnel (including temporary and contract personnel of its licensees). The Company offers access to various insurance programs and other benefits for its temporary and contract personnel. The Company has no collective bargaining agreements covering any of its employees or personnel, has never experienced any material labor disruption, and is unaware of any current efforts or plans to organize its employees or personnel. The Company considers relations with its employees and personnel to be good.

LEGAL PROCEEDINGS

     In the ordinary course of its business, the Company is from time to time threatened with or named as a defendant in various lawsuits, including discrimination and harassment and other similar claims. The Company maintains insurance in such amounts and with such coverages and deductibles as management believes are reasonable. The principal risks that the Company insures against are workers' compensation, personal injury, bodily injury, property damage, professional malpractice, errors and omissions, and fidelity losses. The Company is not currently involved in any material litigation and is not aware of any threatened material litigation; however, the Company does have a current dispute with a computer hardware vendor. The Company believes that the vendor delivered computer equipment that did not meet promised performance standards. There is no assurance that the Company will be able to obtain a satisfactory settlement without instituting litigation or that the vendor will not assert counterclaims against the Company. The Company does not believe that the results of any litigation would have a material effect on its financial condition. See "Risk Factors -- Reliance on Information Processing Systems."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to each person who is currently a director or executive officer of the Company.

                                                                                      DIRECTOR'S
                                                                                         TERM
                 NAME                   AGE                 POSITIONS                  EXPIRES
- --------------------------------------  ---   --------------------------------------  ----------
David L. Dunkel.......................  42    President, Chief Executive Officer,        1997
                                              and Director
Maureen A. Rorech.....................  35    Vice President and Director                1999
Howard W. Sutter......................  47    Vice President and Director                1997
Peter Dominici........................  37    Chief Financial Officer, Secretary,        1998
                                              Treasurer, and Director
Richard M. Cocchiaro..................  41    Division President and Director            1999
James D. Swartz.......................  43    Vice President                               --
Gordon Tunstall.......................  52    Director                                   1998
William R. Carey, Jr..................  48    Director                                   1997

     David L. Dunkel has served as President, Chief Executive Officer and a director of the Company since its formation in August 1994. Prior to August 1994, he served as President and Chief Executive Officer of Romac-FMA, one of the predecessors of the Company, for 14 years. Mr. Dunkel's prior experience includes three years service as an accountant with Coopers & Lybrand in Boston.

     Maureen A. Rorech has served as Vice President and a director of the Company since its formation in August 1994. Prior to August 1994, Ms. Rorech served as Division President of FMA Temporaries, Inc., a subsidiary of Romac-FMA, with direct responsibility for all of Romac-FMA's professional temporary operations (1990-1994). Ms. Rorech joined Romac-FMA in 1987 as director of operations and was promoted to Division President in 1990. Prior to joining Romac-FMA, she was responsible for the development of the professional temporary program for the Company's predecessors on a national basis. Ms. Rorech's previous experience also includes training and operations support for an 80-office branch network for Career Horizons, Inc., a diversified employment services firm.

     Howard W. Sutter has served as Vice President and a director of the Company since its formation in August 1994. Prior to August 1994, Mr. Sutter served as Vice President of Romac-FMA (1984-1994), and Division President of Romac-FMA's South Florida location (1982-1994). Mr. Sutter's prior experience includes three years service as Vice President and Controller of a regional airline and six years service as an accountant with Coopers & Lybrand in Philadelphia.

     Peter Dominici has served as Chief Financial Officer, Secretary, Treasurer and a director of the Company since its formation in August 1994. Prior to August 1994, he served as Chief Financial Officer and Vice President of Romac-FMA (1986-1994). Mr. Dominici, a certified public accountant, has had seven years of prior public accounting experience encompassing extensive audit, tax, and public company reporting responsibilities.

     Richard M. Cocchiaro has served as a Division President of the Company and a director since its formation in August 1994. He has national financial services search responsibility. Prior to August 1994, he was a Vice President of Romac-FMA and Division President of Romac-FMA's Chicago Search Division (1985-1994) and Romac-FMA's Tampa Search Division (1981-1985). Mr. Cocchiaro's prior experience includes service as an accountant with Coopers & Lybrand in Boston.

     James D. Swartz has served as Vice President of the Company since February 1996. Prior to joining Romac, he was chief financial officer of Hilton Grand Vacations Company, a joint venture involving Hilton

Hotels Corporation (1994-1996). From 1992-1994 Mr. Swartz was chief financial officer of the Florida division of Disney Development Company, a wholly-owned subsidiary of The Walt Disney Company. From 1982-1992 Mr. Swartz was chief financial officer of The Wilson Company, a Tampa real estate developer. Mr. Swartz served as an accountant with Peat Marwick & Co. in Atlanta (1979-1982).



     Gordon Tunstall has served as a director of the Company since October 1995. He is the founder of and for more than 13 years has served as President of Tunstall Consulting, Inc., a provider of strategic consulting and financial planning services. Mr. Tunstall is also currently a director of Discount Auto Parts, Inc., Orthodontic Centers of America, Inc. and L.A. T Sportswear, Inc.


     William R. Carey, Jr. has served as a director of the Company since October 1995. He is currently the Chairman and Chief Executive Officer of Corporate Resource Development, Inc., an Atlanta, Georgia based sales and marketing consulting and training firm which began in 1981 and assists some of America's largest firms in the design, development and implementation of strategic and tactical product marketing. Mr. Carey serves on the Board of Directors of Outback Steakhouse, Inc. and is the National Chairman of the Council of Growing Companies.

COMPOSITION OF THE BOARD OF DIRECTORS

     Pursuant to the terms of the Company's articles of incorporation and bylaws, the Board of Directors has the power to set the number of directors (but not to more than 12 members) by resolution adopted by the directors of the Company. The directors are divided into three classes, as nearly equal in number as possible. Each director in a particular class is elected to serve a three-year term or until his or her successor is duly elected and qualified. The classes are staggered so that their terms expire in successive years. Accordingly, only one class of directors is elected each year and currently the number of directors is set at seven. The Company intends to maintain at all times at least two independent directors on its Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. The Company has established an Audit Committee composed of Messrs. Dominici, Tunstall, and Carey. The Audit Committee makes recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

     Compensation Committee. The Company has established a Compensation Committee, consisting of Messrs. Dunkel, Tunstall and Carey. The Compensation Committee determines the compensation of the Company's executive officers.

     Stock Option Committee. Messrs. Dunkel and Sutter are the members of the Company's Stock Option Committee and are ineligible to receive discretionary grants of stock, stock options or stock appreciation rights, under any plan of the Company during the time they serve on the Committee. The Stock Option Committee administers the Company's Incentive Stock Option Plan, and makes all determinations as to grants of options. See "Management -- Incentive Stock Option Plan."

     Other Committees. The Board of Directors may establish other committees as deemed necessary or appropriate from time to time, including, but not limited to, an Executive Committee of the Board of Directors.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company are paid $5,000 annually plus $500 for each board meeting attended, and $500 for each committee meeting attended if such meetings occur on a day other than a scheduled meeting of the Board of Directors. In addition, the Company reserved 200,000 shares of Common Stock for future issuance upon the exercise of stock options that may be granted to such non-employee directors. During 1995, Messrs. Tunstall and Carey were each granted ten-year options to purchase 20,000 shares of the Common Stock at an exercise price of $9.375 per share. These options vest 50% per year beginning one year from the option grant date. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. No director who is an employee of the Company receives separate compensation for services rendered as a director.


DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

     The following table sets forth certain information with respect to all compensation paid or earned for services rendered to the Company in all capacities in 1994 and 1995 by the Company's President and Chief Executive Officer and the four other executive officers of the Company whose total annual salary and bonus for the fiscal year ending December 31, 1995, exceeded $100,000 (collectively the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                           ANNUAL COMPENSATION    ---------------------
                                                           --------------------   SECURITIES UNDERLYING
           NAME AND PRINCIPAL POSITION              YEAR   SALARY(1)   BONUS(2)          OPTIONS
- --------------------------------------------------  -----  ---------   --------   ---------------------
David L. Dunkel...................................   1995  $ 200,000         --               --
  President, Chief Executive Officer, and Director   1994    150,000   $443,111               --
Maureen A. Rorech.................................   1995    150,000         --          135,252
  Vice President and Director                        1994     60,000    266,500               --
Howard W. Sutter..................................   1995    150,000         --               --
  Vice President and Director                        1994     90,000    183,660               --
Peter Dominici....................................   1995    100,000         --           20,000
  Chief Financial Officer, Secretary, Treasurer      1994     75,000    105,000          154,612
  and Director
Richard M. Cocchiaro..............................   1995     75,000         --               --
  Division President and Director                    1994     90,000    120,454               --

- ---------------

(1) Includes deferred compensation.
(2) Includes the Company's matching contribution under the deferred compensation plan. See Note 9 of Notes to the Company's Consolidated Financial Statements. The bonuses awarded in 1994 are not necessarily indicative of future bonus awards pursuant to the new management employment agreements. See "Management -- Employment Agreements."

OPTION GRANTS IN 1995

     The following table shows information concerning stock options granted during 1995 to the Named Executive Officers. The exercise price of these stock options was determined to be the fair market value of the Common Stock on the date of grant, based upon an independent appraisal or by the closing price of the Common Stock on the Nasdaq National Market. Stock appreciation rights have not been granted in connection with any such stock options.

                                                      OPTION GRANTS IN LAST FISCAL YEAR
                                                              INDIVIDUAL GRANTS
                               -------------------------------------------------------------------------------
                                                                                                POTENTIAL
                                                                                               REALIZABLE
                                                                                            VALUE AT ASSUMED
                                                                                             ANNUAL RATES OF
                               NUMBER OF      % OF TOTAL                                          STOCK
                               SECURITIES      OPTIONS                                     PRICE APPRECIATION
                               UNDERLYING     GRANTED TO                                     FOR OPTION TERM
                                OPTIONS       EMPLOYEES      EXERCISE PRICE   EXPIRATION   -------------------
            NAME               GRANTED(#)   IN FISCAL YEAR     PER SHARE         DATE         5%        10%
- -----------------------------  ----------   --------------   --------------   ----------   --------   --------
David L. Dunkel..............         --           --                --               --         --         --
Maureen A. Rorech............    115,252         13.9%           $ 2.98         01/03/05   $215,994   $547,372
                                  20,000          2.4%            8.375         10/04/06    105,340    266,952
Howard W. Sutter.............         --           --                --               --         --         --
Peter Dominici...............     20,000          2.4%            8.375         10/04/06    105,340    266,952
Richard M. Cocchiaro.........         --           --                --               --         --         --

AGGREGATE OPTION EXERCISES IN 1995 AND DECEMBER 31, 1995 OPTION VALUES

     The following table shows information concerning options exercised during 1995 and options held by the Named Executive Officers at the end of 1995.

                                                 NUMBER OF SECURITIES
                                                  UNDERLYING OPTIONS           VALUE OF IN-THE-MONEY OPTIONS
                                                  AT FISCAL YEAR END               AT FISCAL YEAR END(1)
                                             -----------------------------     -----------------------------
                                             EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                                             -----------     -------------     -----------     -------------
David L. Dunkel............................         --               --                --                --
Maureen A. Rorech..........................     33,540          101,412         $ 294,146       $   784,114
Howard W. Sutter...........................         --               --                --                --
Peter Dominici.............................     36,600          138,012           330,132         1,131,968
Richard M. Cocchiaro.......................         --               --                --                --

- ---------------

(1) Represents the dollar value of the difference between the value at December 31, 1995 and the option exercise price.

INCENTIVE STOCK OPTION PLAN

     The Company's Incentive Stock Option Plan (the "Option Plan") provides for the grant to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Option Plan is intended to provide incentives to key employees and to enhance the Company's ability to attract and retain qualified employees. The Option Plan originally was adopted by the Board of Directors and shareholders of the Company in September 1994. A total of 3,000,000 shares of Common Stock has been reserved for issuance under the Option Plan. Between September 19, 1994 and April 1, 1996, the Company's Stock Option Committee granted stock options covering a total of 1,220,748 shares of Common Stock (net of forfeitures) to various employees (including options to purchase 369,864 shares issued to certain directors and executive officers) at exercise prices ranging from $2.73 per share to $15.375 per share.

     The duration of options granted under the Option Plan is ten years from the date of grant, or such shorter period as determined by the Stock Option Committee. The options are non-transferable other than by will or by the laws of descent and distribution.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with David L. Dunkel, Maureen A. Rorech, Howard W. Sutter, and Peter Dominici effective January 1, 1995. Each of these agreements is for a period of two years and provides for an annual base salary and certain other benefits. The annual base salaries for fiscal 1996 for Mr. Dunkel, Ms. Rorech, Mr. Sutter, and Mr. Dominici are $200,000, $150,000, $150,000, and $110,000, respectively. The employment agreements prohibit these executives from participating in the Company's bonus incentive pool during the term of the agreements. The employment agreements also provide that the executives are entitled to severance benefits if their employment is terminated by the Company "without cause" (as defined in the employment agreements). In such a case, the executive would receive his or her full compensation for a period of two years. The employment agreements also provide that upon a change in control of the Company each executive would be entitled to receive an immediate lump sum payment equal to twice the executive's annual salary, subject to certain limitations. In general, a change in control is defined by the employment agreements to be any replacement of 50% or more of the directors of the Company that follows and is directly or indirectly the result of certain extraordinary corporate occurrences, such as a merger or other business combination involving the Company, a tender offer for the Company's stock, a solicitation of proxies other than by the Company's management or Board of Directors, or an acquisition by a person or group of 25% or more of the Company's stock. Each agreement contains a covenant not to compete, which continues for one year following any termination.

SPLIT DOLLAR ARRANGEMENTS

     In 1995, the Company entered into split dollar and cross-purchase split dollar life insurance agreements with Messrs. Dunkel, Sutter and Cocchiaro and Ms. Rorech and their estates whereby the Company pays part of the life insurance premiums on behalf of the officers and their estates. The Company has been granted a security interest in the cash value and death benefit of each policy equal to the amount of the cumulative premium payments made by the Company. The intent of these agreements is to provide liquidity, in the event of an executive officer's or director's death, to pay estate taxes and to provide surviving executive officers and directors with the ability to purchase shares from a deceased executive officer's or director's estate, and to minimize the possibility of a large block of the Company's common shares being put on the open market to the potential detriment of the Company's market price. The total premiums paid during 1995 were approximately $381,000 and are included in the Company's financial statements as related party receivables at December 31, 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board's Compensation Committee currently consists of Messrs. Dunkel, Tunstall and Carey. Messrs. Tunstall and Carey are not employees of the Company. Set forth below is a description of certain transactions and relationship between the Compensation Committee members, the Chief Executive Officer and the Company.

     In October 1995, the Company entered into a strategic consulting agreement with Corporate Resource Development, Inc., a company affiliated with William R. Carey, Jr., a director of the Company. Services under this agreement are to be completed by December 1996 at a cost of approximately $200,000.

                              CERTAIN TRANSACTIONS

     The Company leases office space and parking facilities from a limited partnership in which David L. Dunkel, Howard W. Sutter, and Richard M. Cocchiaro, officers and directors of the Company, are limited partners. Payments under the lease are approximately $24,000 per month, expiring in 2001. Total lease payments to the partnership were approximately $164,000, $165,000, and $266,000 in 1993, 1994, and 1995, respectively. The Company believes the lease payments are comparable to those that would be made to an unrelated third party.

     David L. Dunkel, Maureen A. Rorech, Howard W. Sutter and Richard M. Cocchiaro, directors and executive officers of the Company, received 2,354,592, 416,754, 1,106,658 and 988,928 shares of Common Stock, respectively, in exchange for shares of Romac-FMA and its affiliates, pursuant to the combination of a number of entities in connection with the 1994 Combination. These individuals received shares of the Company at the same exchange rate as did all of the other shareholders of the entities involved in the Combination.

                       PRINCIPAL AND SELLING SHAREHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of May 15, 1996 by: (i) each of the Company's directors and Named Executive Officers; (ii) all executive officers and directors of the Company as a group; and (iii) each person known by the Company to own beneficially more than 5% of the Common Stock. Each of the holders listed below has sole voting power and investment power over the shares beneficially owned.



                                                   SHARES BENEFICIALLY
                                                          OWNED                     SHARES BENEFICIALLY
                                                      PRIOR TO THE                         OWNED
                                                        OFFERING          SHARES    AFTER THE OFFERING
                                                   -------------------   OFFERED    -------------------
                      NAME                          NUMBER     PERCENT   FOR SALE    NUMBER     PERCENT
- -------------------------------------------------  ---------   -------   --------   ---------   -------
DIRECTORS AND EXECUTIVE OFFICERS
  David L. Dunkel(1).............................  2,324,592     24.0%    312,096   2,012,496     17.8%
  Maureen A. Rorech(1)(2)........................    502,294      5.2%    200,000     302,294      2.7%
  Howard W. Sutter(3)............................  1,106,658     11.4%    220,000     886,658      7.9%
  Peter Dominici(4)..............................     73,200        *          --      73,200        *
  Richard M. Cocchiaro(5)........................    999,528     10.3%    200,000     799,528      7.1%
  James D. Swartz(6).............................     16,000        *          --      16,000        *
  Gordon Tunstall(7).............................         --       --          --          --       --
  William R. Carey, Jr.(8).......................         --       --          --          --       --
  All Directors and Executive Officers as a Group
     (8 persons).................................  5,022,272     51.2%    932,096   4,090,176     35.8%
SELLING SHAREHOLDERS
  Sacred Heart Church............................     30,000        *      30,000          --       --
  Ralph E. Struzziero............................    171,904      1.8%     71,904     100,000        *
  James E. Tonra.................................     87,552        *      26,000      61,552        *
  Matthew A. Zapp(9).............................     71,658        *      10,000      61,658        *


- ---------------

  * Less than 1%.
(1) The business address for Mr. Dunkel and Ms. Rorech is 120 West Hyde Park Place, Suite 200, Tampa, Florida 33606.
(2) Ms. Rorech has two ten-year options to purchase a total of 135,252 shares of Common Stock, 115,252 of which are exercisable at a price of $2.98 per share, and 20,000 of which are exercisable at a price of $8.375 per share. The number of shares shown in the table above includes 67,080 shares that are subject to options that are currently exercisable.
(3) The business address for Mr. Sutter is 500 West Cypress Creek, Suite 200, Ft. Lauderdale, Florida 33309.

(4) Mr. Dominici has two ten-year options to purchase a total of 159,612 shares of Common Stock, 139,612 of which are exercisable at a price of $2.73 per share, and 20,000 of which are exercisable at a price of $8.375 per share. The number of shares in the table above includes 58,200 shares that are subject to options that are currently exercisable.

(5) The business address for Mr. Cocchiaro is 20 North Wacker Drive, Suite 1645, Chicago, Illinois 60606.
(6) Mr. Swartz has a ten-year option to purchase a total of 60,000 shares of Common Stock which are exercisable at a price of $12.50 per share. The number of shares shown in the table above includes 8,000 shares that are subject to options that are currently exercisable.
(7) Mr. Tunstall has a ten-year option to purchase a total of 20,000 shares of Common Stock at an exercise price of $9.375 per share.
(8) Mr. Carey has a ten-year option to purchase a total of 20,000 shares of Common Stock at an exercise price of $9.375 per share.


(9) Mr. Zapp has a ten-year option to purchase a total of 2,000 shares of Common Stock at an exercise price of $8.375.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The Company's authorized capital stock consists of 15,000,000 shares of Common Stock having a par value of $.01 per share and 15,000,000 shares of preferred stock having a par value of $.01 per share. As of May 15, 1996, 9,681,782 shares of Common Stock and no shares of preferred stock are issued and outstanding.


COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in elections of directors. Accordingly, holders of a majority of the issued and outstanding Common Stock will have the right to elect all the Company's directors and otherwise control the affairs of the Company.

     Holders of Common Stock are entitled to dividends on a pro rata basis upon declaration of dividends by the Board of Directors. Dividends are payable only out of unreserved and unrestricted surplus that is legally available for the payment of dividends. The Board of Directors is not required to declare dividends, and it currently expects to retain any funds generated from operations to finance the development of the Company's business. The payment of dividends in the future will depend upon earnings, capital needs, and other factors. See "Dividend Policy."

     Upon a liquidation of the Company, holders of the Common Stock will be entitled to a pro rata distribution of the assets of the Company, after payment of all amounts owed to the Company's creditors, and subject to any preferential amount payable to holders of preferred stock of the Company, if any.

PREFERRED STOCK

     The Company's articles of incorporation permit the Company's Board of Directors to issue shares of preferred stock in one or more series, and to fix the relative rights, preferences, and limitations of each series. Among such rights, preferences, and limitations are dividend rights and rates, provisions for redemption, rights upon liquidation, conversion privileges, and voting powers. The Board of Directors of the Company currently has no plans to issue any shares of preferred stock. See "Risk Factors -- Availability of Preferred Stock for Issuance."

     The purpose for authorizing the Board of Directors to issue preferred stock is, in part, to eliminate delays associated with a shareholder vote in specific instances. The issuance of preferred stock, for example in connection with a shareholder rights plan, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding existing stock of the Company.

REGISTRATION RIGHTS


     Pursuant to two registration rights agreements, certain shareholders holding a total of 4,867,158 shares of Common Stock may require the Company to use its best efforts to effect the registration of all or part of the shares currently held by such shareholders, subject to certain terms and conditions. In addition, if the Company proposes to register any shares of its Common Stock under the Securities Act in the future, these shareholders will be entitled to include their shares in the registration, subject to certain conditions and limitations. The Company will be required to bear all the expenses of such registration except for underwriting discounts and selling commissions. In addition, fees and expenses of counsel for a particular selling shareholder shall be borne by such shareholder.


CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION

     The Company's articles of incorporation provide for a classified Board of Directors. The directors are divided into three classes, as nearly equal in number as possible. The directors are elected for three-year terms, which are staggered so that the terms of one-third of the directors expire each year. The articles of incorporation permit removal of directors only for cause by the shareholders of the Company at a meeting by the affirmative vote of at least two-thirds of the outstanding shares of Common Stock. The articles of incorporation establish an advance notice procedure for the nomination of candidates for election as directors, as well as for other shareholder proposals to be considered at shareholders' meetings.

     The articles of incorporation also contain a "fair price" provision, which is intended to ensure that the consideration paid by an acquiror in certain transactions involving the Company that follow a successful tender offer must be no less than the highest consideration offered pursuant to the tender offer. Among other things, such transactions must be approved by (i) the holders of at least 80% of the outstanding Common Stock, and (ii) the holders of a majority of the outstanding Common Stock other than the interested shareholder.

     The above-described provisions may have certain anti-takeover effects. Such provisions, in addition to the provisions described below and the possible issuance of preferred stock discussed above, may make it more difficult for other persons, without the approval of the Company's Board of Directors, to make a tender offer or acquisitions of substantial amounts of the Common Stock or to launch other takeover attempts that a shareholder might consider in such shareholder's best interests, including attempts that might result in the payment of a premium over the market price for the Common Stock held by such shareholder.

CERTAIN PROVISIONS OF FLORIDA LAW

     The Company is subject to several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law, unless the corporation has elected to opt out of those provisions in its articles of incorporation or bylaws. The Company has not elected to opt out of those provisions. The Florida Business Corporation Act (the "FBCA") prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors, or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power, (ii) one-third or more but less than a majority of such voting power, and (iii) more than a majority of such voting power.

     The FBCA also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder,
(ii) the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years, or (iii) the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation's outstanding voting shares.

                        SHARES ELIGIBLE FOR FUTURE SALE


     After completion of the Offering, the Company will have 11,291,782 shares of Common Stock outstanding (11,693,782 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, 6,424,624 (6,826,624 shares if the Underwriters' over-allotment option is exercised in full), will be freely tradeable without restriction or further registration under the Securities Act. The remaining 4,867,158 shares outstanding are "Restricted Securities" as that term is defined in Rule 144 of the Securities Act. The holding period imposed upon these shares by Rule 144 began to run in August 1994. Accordingly, none of these shares may be sold pursuant to Rule 144 prior to August 1996.



     In general, under Rule 144 as currently in effect, any affiliate of the Company or any person (or persons whose shares are aggregated in accordance with the Rule) who has beneficially owned Restricted Securities for at least two years would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of Common Stock (approximately 113,000 shares based upon the number of shares outstanding after the Offering) or the reported average weekly trading volume in the over-the-counter market for the four weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information concerning the Company. Persons who have not been affiliates of the Company for at least three months and who have held their shares for more than three years are entitled to sell Restricted Securities without regard to the volume, manner of sale, notice and public information requirements of Rule 144.



     As of May 15, 1996, stock options to purchase an aggregate of 1,195,970 shares of Common Stock were outstanding under the Company's incentive stock option plan and its non-employee director plan. In addition, as of such date, 1,939,252 shares were available for future stock option grants under these plans. Shares of Common Stock issued upon exercise of options are eligible for resale in the public market without restriction unless such shares are held by affiliates. See "Management -- Incentive Stock Option Plan" and
"Management -- Director Compensation."


                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company and the Selling Shareholders have agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase from the Company the respective number of shares of common stock set forth opposite its name below:


                                                                              NUMBER OF
                                 UNDERWRITERS                               COMMON SHARES
    ----------------------------------------------------------------------  -------------
    Robert W. Baird & Co. Incorporated....................................
    Prudential Securities Incorporated....................................
    Smith Barney Inc. ....................................................

                                                                            -------------
              Total.......................................................     2,680,000
                                                                            ============



     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all 2,680,000 shares of Common Stock offered hereby if any such Common Stock are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Company and the Selling Shareholders have been advised by the Underwriters that the several Underwriters propose to offer such Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess
of $     per share. The Underwriters may allow and such dealers may re-allow a
concession not in excess of $     per share to other dealers. After the shares
of Common Stock are released for sale to the public, the offering price and other selling terms may be changed by the Underwriters.


     The Company has granted the Underwriters an option, expiring 30 days from the date of this Prospectus, to purchase up to 402,000 additional shares of Common Stock at the public offering price less underwriting discounts and commissions set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the sale of the Common Stock that the Underwriters have agreed to purchase. To the extent the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment.


     The Company, its officers and directors, and the Selling Shareholders have agreed that, except with the prior written consent of Robert W. Baird & Co. Incorporated, during the 90 days following the date of this Prospectus they will not offer for sale, sell, grant any options, right or warrants with respect to any shares of Common Stock or any other Company capital stock, securities or instruments convertible into or exchangeable for Common Stock or other Company capital stock, securities or instruments convertible into or exchangeable for common stock of other company capital stock, or otherwise dispose of, or reduce any risk of ownership, directly or indirectly, of any shares of Common Stock, such other capital stock or any other securities, instruments, options or rights convertible into or exchangeable for, or otherwise exercisable for Common Stock or other Company capital stock, except for the Common Stock offered hereby. Notwithstanding the foregoing, the Company may (i) grant options pursuant to the Company's stock option plans in the ordinary course consistent with past practice and issue shares of Common Stock upon the exercise of any such options or under options currently outstanding, (ii) issue shares of Common Stock or other securities convertible into Common Stock or any other capital stock of any company solely to owners of capital stock of any company acquired by the Company subsequent to the date 45 days from the date of this Prospectus. Any permitted shortening of such periods and any related sales of Common Stock would not necessarily be preceded by a public announcement of the Company or the Representatives that such consent has been given.

     The Underwriting Agreement provides that the Company and the Selling Shareholders will indemnify the Underwriters against certain liabilities under the Securities Act of 1933 or contribute to payments the Underwriters may be required to make in respect thereof.

     In connection with this offering, certain Underwriters and selling group members who in the past have acted as market makers in the Common Stock may engage in passive market making activities in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act. Underwriters and other participants in the distribution of the Common Stock generally are prohibited during a specified time period (the "qualifying period") determined in light of the timing of the distribution, from bidding for or purchasing the Common Stock or a related security except to the extent permitted under applicable rules, primarily Rules 10b-6 and 10b-6A. Rule 10b-6A allows, among other things, an Underwriter or member of the selling group for the Common Stock to effect "passive market making" transactions on the Nasdaq National Market in the Common Stock during the qualifying period at a price that does not exceed the highest independent bid for that security at the time of the transaction. Such a passive market maker must not display a bid for the subject security at a price in excess of the highest independent bid, and generally must lower its bid if all independent bids are lowered. Moreover, the passive market maker's net purchases of such security on each day of the qualifying period shall not exceed 30% of its average daily trading volume during a reference period preceding the distribution.

                                 LEGAL MATTERS

     Certain legal matters in connection with the sale of the shares of Common Stock offered hereby will be passed upon for the Company by Holland & Knight, Tampa, Florida (a partnership including professional corporations), and for the Underwriters by Foley & Lardner, Milwaukee, Wisconsin.

                                    EXPERTS

     The Consolidated Financial Statements of Romac International, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, and the Financial Statements of Venture Networks Corporation, Inc. as of and for the year ended December 31, 1995 included in this Prospectus have been so included in reliance on the reports of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The Financial Statements of PCS Group, Inc. as of and for the year ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of Deming, Malone, Livesay & Ostroff, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The Financial Statements of Strategic Outsourcing, Inc. as of December 31, 1995 and 1994 and for each of the two years in the period ended December 31, 1995 included in this Prospectus, have been so included in reliance on the report of Robert J. Dennehy, independent certified public accountant, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits and schedules for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each such instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules forming a part thereof can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Commission. such reports and other information (including proxy and information statements) filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of each material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 25049, at prescribed rates.

                           ROMAC INTERNATIONAL, INC.

        INDEX TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Introduction to Unaudited Pro Forma Consolidated Financial Information................    P-2
Unaudited Pro Forma Consolidated Statements of Operations for the year ended December
  31, 1995 and the three months ended March 31, 1996..................................    P-3
Notes to Unaudited Pro Forma Consolidated Statements of Operations....................    P-5

                INTRODUCTION TO UNAUDITED PRO FORMA CONSOLIDATED
                             FINANCIAL INFORMATION


     The following unaudited pro forma consolidated financial information for the year ended December 31, 1995 and the three months ended March 31, 1996 have been prepared to reflect the financial position of Romac International, Inc. (the "Company") as if the acquisitions of Venture Networks Corporation, Inc. ("Venture Networks") in January 1996, PCS Group, Inc. ("PCS") in February 1996, and Strategic Outsourcing, Inc. ("Strategic Outsourcing") in March 1996, had occurred effective January 1, 1995. As all three acquisitions occurred prior to March 31, 1996, the pro forma consolidated balance sheet as of March 31, 1996 is not required.


                          VENTURE NETWORKS ACQUISITION

     The acquisition was treated as a purchase for financial reporting purposes. The Company acquired Venture Networks for $1.1 million in cash and is subject to an earn-out agreement wherein all earnings before income taxes of Venture Networks in excess of $325,000 for the years ending December 31, 1996, 1997 and 1998, shall be paid to Venture Networks' prior owners in the form of additional purchase price. The transaction was financed by the proceeds of the Company's initial public offering which had been invested in short-term securities since August 1995.

                                PCS ACQUISITION

     The acquisition was treated as a purchase for financial reporting purposes. The Company acquired PCS for approximately $2.3 million in cash and is subject to an earn-out agreement wherein two times all earnings before income taxes of PCS in excess of $500,000, for the years ending December 31, 1996, 1997 and 1998, shall be paid to PCS's prior owners in the form of additional purchase price, to a cumulative maximum dollar amount of $1.2 million. The transaction was financed by the proceeds of the Company's initial public offering which had been invested in short-term securities since August 1995.

                       STRATEGIC OUTSOURCING ACQUISITION

     The acquisition was treated as a purchase for financial reporting purposes. The Company acquired Strategic Outsourcing for approximately $2.5 million in cash and is subject to an earn-out agreement wherein two times all earnings before income taxes of Strategic Outsourcing in excess of $500,000 and 50% of any earnings before income taxes greater than $1.0 million for the years ending December 31, 1996, 1997, and 1998, shall be paid to Strategic Outsourcing's prior owners in the form of additional purchase price. The agreement also calls for a minimum payout of $500,000, $600,000, and $600,000 for fiscal years 1996, 1997 and 1998 if Strategic Outsourcing's earnings before income taxes exceed $625,000, $750,000, and $750,000, respectively. The transaction was financed by the proceeds of the Company's initial public offering which had been invested in short-term securities since August 1995.
                            ------------------------

     The unaudited pro forma consolidated financial statements are derived, in part, from historical financial statements and should be read in conjunction with those financial statements and the notes thereto. The unaudited pro forma consolidated financial statements are not necessarily indicative of the results that would have occurred if the assumed transaction had occurred on the dates indicated or the expected financial position or results of operations in the future. The unaudited pro forma consolidated statement of income should be read in conjunction with the separate historical financial statements of Romac International, Inc. listed in the Index on Page F-1 and in conjunction with the related assumptions and notes to these unaudited pro forma consolidated financial statements. The historical earnings per share amounts have been adjusted to reflect the two for one stock split effected as a 100% stock dividend effective May 15, 1996.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                             HISTORICAL
                        -----------------------------------------------------
                            ROMAC        VENTURE        PCS        STRATEGIC     PRO FORMA
                        INTERNATIONAL    NETWORKS      GROUP      OUTSOURCING   ADJUSTMENTS      PRO FORMA
                        -------------   ----------   ----------   -----------   -----------     -----------
Net service
  revenues............   $ 45,654,862   $2,112,322   $3,583,233   $ 7,134,637                   $58,485,054
Direct Cost of
  Services............     25,460,019      753,031    2,355,382     3,538,338                    32,106,770
                        -------------   ----------   ----------   -----------                   -----------
Gross
  Profit..............     20,194,843    1,359,291    1,227,851     3,596,299                    26,378,284
Selling, general and
  administrative
  expenses............     15,231,842    1,170,532      868,095     3,115,000    $(500,000)(a)   19,885,469
Depreciation and
  amortization
  expense.............        511,961        9,130       13,334        67,213      423,600(b)     1,025,238
Other (income)
  expenses:
  Dividend and
     interest
     (income).........       (213,936)                                             201,300(c)       (12,636)
  Interest expense....        133,033        3,240        2,251         1,696                       140,220
  Other (income)
     expense, net.....       (489,350)                   (2,298)       (3,603)                     (495,251)
                        -------------   ----------   ----------   -----------   -----------     -----------
          Income
            before
            income
            taxes.....      5,021,293      176,389      346,469       415,993     (124,900)       5,835,244
Provision for income
  taxes...............      2,008,497           --           --         7,000      318,600(d)     2,334,097
                        -------------   ----------   ----------   -----------   -----------     -----------
          Net
            income....   $  3,012,796   $  176,389   $  346,469   $   408,993    $(443,500)     $ 3,501,147
                           ==========    =========    =========     =========    =========       ==========
Net income per
  share(f)............                                                                          $      0.41
                                                                                                 ==========
Weighted average
  shares
  outstanding(f)......                                                                            8,487,854

    See Notes to the Unaudited Pro Forma Consolidated Statements of Income.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)

                                                HISTORICAL
                          -------------------------------------------------------
                              ROMAC         VENTURE       PCS        STRATEGIC       PRO FORMA
                          INTERNATIONAL   NETWORKS(E)   GROUP(E)   OUTSOURCING(E)   ADJUSTMENTS      PRO FORMA
                          -------------   -----------   --------   --------------   -----------     -----------
Net service revenues.....  $ 16,889,273                 $296,830     $1,200,976                     $18,387,079
Direct Cost of
  Services...............     9,718,793                  216,855        670,892                      10,606,540
                          -------------   -----------   --------   --------------   -----------     -----------
     Gross Profit........     7,170,480                   79,975        530,084                       7,780,539
Selling, general and
  administrative
  expenses...............     5,372,375                   54,402        486,779      $ (66,667)(a)    5,846,889
Depreciation and
  amortization expense...       236,764                    1,026                        44,892(b)       282,682
Other (income) expense,
  net....................      (147,439)                                 (1,469)                       (148,908)
                          -------------   -----------   --------   --------------   -----------     -----------
     Income before income
       taxes.............     1,708,780                   24,547         44,774         21,775        1,799,876
Provision for income
  taxes..................       683,512                                                 23,925(d)       707,437
                          -------------   -----------   --------   --------------   -----------     -----------
     Net income..........  $  1,025,268                 $ 24,547     $   44,774      $  (2,150)     $ 1,092,439
                             ==========     =========   ========    ===========      =========       ==========
Net income per
  share(f)...............                                                                           $       .11
                                                                                                     ==========
Weighted average shares
  outstanding(f).........                                                                            10,338,208

     See Notes to the Unaudited Pro Forma Consolidated Statements of Income

                           ROMAC INTERNATIONAL, INC.

                 NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENTS OF OPERATIONS


     Basis of Recording the Transactions. The accompanying pro forma consolidated statements of operations for the year ended December 31, 1995 and the three months ended March 31, 1996 have been prepared to reflect the operations of the Company as if the following had occurred on January 1, 1995:
(i) the acquisition of Venture Networks Corporation, Inc.; (ii) the acquisition of PCS Group, Inc.; and (iii) the acquisition of Strategic Outsourcing, Inc.


     Statements of Income Adjustments. The following pro forma adjustments were made to the historical statements of the Company.

     (a) This adjustment relates to non-recurring selling, general and administrative expenses primarily due to eliminated employee salaries and related benefits of $330,000; third party accounts receivable processing fees of approximately $101,000; legal fees related to a liability not assumed in the acquisition of $30,000; rent expense of $20,000; and related party expenses of $19,000.

                                                        FOR THE             FOR THE
                                                      YEAR ENDED       THREE MONTHS ENDED
                                                   DECEMBER 31, 1995     MARCH 31, 1996
                                                   -----------------   ------------------
    Venture Networks.............................           $     --               $   --
    PCS..........................................          (200,000)             (16,667)
    Strategic Outsourcing........................          (300,000)             (50,000)
                                                   -----------------   ------------------
              Total..............................         $(500,000)            $(66,667)
                                                   =================   ==================

     (b) This adjustment reflects the increase in amortization expense related to the goodwill and other intangible assets recorded under the purchase method of accounting for the following acquisitions:

                                                      YEAR ENDED       THREE MONTHS ENDED
                                                   DECEMBER 31, 1995     MARCH 31, 1996
                                                   -----------------   ------------------
    Venture Networks.............................           $ 84,900                $  --
    PCS..........................................            181,400               15,117
    Strategic Outsourcing........................            157,300               29,775
                                                   -----------------   ------------------
              Total..............................           $423,600              $44,892
                                                   =================   ==================

     (c) This adjustment reflects the decrease in dividend and interest income as investments were used to finance the acquisitions. The weighted average interest rate for 1995 for the Company was 5.95%.

     (d) This adjustment reflects the increase to income tax expense based on the pro forma adjustments to income before provision for income taxes and as if Venture Networks, PCS and Strategic Outsourcing were taxable as C corporations based on the Company's effective tax rate of approximately 40%.

     (e) Represents operations prior to effective date of acquisition.

     (f) As adjusted for a two for one stock split in the form of a 100% stock dividend effective May 15, 1996.

                           ROMAC INTERNATIONAL, INC.

                         INDEX TO FINANCIAL STATEMENTS


ROMAC INTERNATIONAL, INC.
Report of Independent Certified Public Accountants....................................   F-2
Consolidated Balance Sheets at December 31, 1994 and 1995 and March 31, 1996..........   F-3
Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and
  1995 and for the three months ended March 31, 1995 and 1996.........................   F-4
Consolidated Statements of Changes in Shareholders' Equity for the years ended
  December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1996......   F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and
  1995 and for the three months ended March 31, 1995 and 1996.........................   F-6
Notes to Consolidated Financial Statements............................................   F-7
VENTURE NETWORKS CORPORATION, INC.
Report of Independent Certified Public Accountants....................................  F-19
Balance Sheet as of December 31, 1995.................................................  F-20
Statement of Operations and Retained Earnings for the year ended December 31, 1995....  F-21
Statement of Cash Flows for the year ended December 31, 1995..........................  F-22
Notes to Financial Statements.........................................................  F-23
PCS GROUP, INC.
Independent Auditors' Report..........................................................  F-26
Balance Sheet as of December 31, 1995.................................................  F-27
Statement of Income and Retained Earnings for the year ended December 31, 1995........  F-28
Statement of Cash Flows for the year ended December 31, 1995..........................  F-29
Notes to Financial Statements.........................................................  F-30
STRATEGIC OUTSOURCING, INC.
Report of Independent Certified Public Accountant.....................................  F-33
Balance Sheets as of December 31, 1994 and 1995.......................................  F-34
Statements of Operations and Retained Earnings for the two years ended
  December 31, 1994 and 1995..........................................................  F-35
Statements of Cash Flows for the two years ended December 31, 1994 and 1995...........  F-36
Notes to Financial Statements.........................................................  F-37

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Romac International, Inc.


     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Romac International, Inc., and its subsidiaries (the "Company") at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/  Price Waterhouse LLP


PRICE WATERHOUSE LLP


Tampa, Florida

February 15, 1996, except for


  the stock split described in


  Note 14 for which the date


  is May 15, 1996

                           ROMAC INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                         DECEMBER 31,            THREE
                                                                   ------------------------   MONTHS ENDED
                                                                      1994         1995        MARCH 31,
                                                                   ----------   -----------       1996
                                                                                              ------------
                                                                                              (UNAUDITED)
                                                  ASSETS
Current Assets:
  Cash and cash equivalents....................................... $  705,144   $   619,766   $   589,430
  Short-term investments..........................................    247,922     7,903,559       660,203
  Trade receivables, net of allowance for doubtful accounts of
    $332,900, $623,150 and $532,526, respectively.................  3,220,335     7,353,790    10,477,649
  Notes receivable from franchisees, current (Note 8).............     96,674       136,464       202,195
  Receivables from related parties, current (Note 7)..............    180,965       186,219        71,985
  Deferred tax asset (Note 6).....................................    174,382       308,374       308,374
  Prepaid expenses and other current assets (Note 9)..............    718,123       321,276       773,930
                                                                   ----------   -----------   ------------
         Total current assets.....................................  5,343,545    16,829,448    13,083,766
Notes receivable from franchisees, less current portion (Note
  8)..............................................................     43,468        20,000        20,000
Receivables from related parties, less current portion (Note 7)...    149,136       486,513       516,861
Deferred tax asset (Note 6).......................................    188,661       118,505       118,505
Furniture and equipment, net (Note 3).............................    314,531     2,405,284     2,583,080
Other assets, net (Notes 4 and 9).................................    944,426     1,091,944     6,846,090
                                                                   ----------   -----------   ------------
         Total assets............................................. $6,983,767   $20,951,694   $23,168,302
                                                                   ==========   ============  =============
                                   LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and other accrued liabilities (Notes 11 &
    13)........................................................... $1,595,553   $   673,332   $   742,110
  Accrued payroll costs...........................................  1,522,743     1,457,901     2,502,950
  Current portion of notes payable and capital lease obligations
    (Note 5)......................................................     66,471       208,072       192,921
  Current portion of payables to related parties (Note 7).........     23,000        23,000        64,124
  Income taxes payable (Note 6)...................................     43,208       572,546       555,417
                                                                   ----------   -----------   ------------
         Total current liabilities................................  3,250,975     2,934,851     4,057,522
Notes payable and capital lease obligations, less current portion
  (Note 5)........................................................         --       494,485       418,707
Payables to related parties, less current portion (Note 7)........     24,264         5,993         5,993
Other long-term liabilities (Notes 9 & 11)........................  1,273,698       592,105       607,696
                                                                   ----------   -----------   ------------
         Total liabilities........................................  4,548,937     4,027,434     5,089,918
                                                                   ----------   -----------   ------------
Commitments and contingencies (Note 11)
Shareholders' Equity:
  Preferred stock, par value $.01; 15,000,000 shares authorized
    and none issued and outstanding...............................         --            --            --
  Common stock, $.01 par value; 15,000,000 shares authorized,
    7,875,378, 9,966,208 and 9,983,156 issued, respectively (Notes
    1 & 13).......................................................     78,754        99,662        99,832
  Additional paid-in capital......................................  1,734,386    13,172,415    13,301,101
  Stock repurchase obligation (Note 11)...........................   (924,072)           --            --
  Stock subscriptions receivable (Notes 7 & 13)...................    (36,182)      (17,589)      (17,589 )
  Retained earnings...............................................  1,581,944     4,594,740     5,620,008
  Less reacquired stock at cost; 0, 338,374 and 338,374 shares,
    respectively (Note 11)........................................         --      (924,968)     (924,968 )
                                                                   ----------   -----------   ------------
         Total shareholders' equity...............................  2,434,830    16,924,260    18,078,384
                                                                   ----------   -----------   ------------
         Total liabilities and shareholders' equity............... $6,983,767   $20,951,694   $23,168,302
                                                                   ==========   ============  =============


  The accompanying notes are an integral part of these consolidated financial statements.

                           ROMAC INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                     FOR THE
                                                                                   THREE MONTHS
                                          YEARS ENDED DECEMBER 31,               ENDED MARCH 31,
                                   ---------------------------------------   ------------------------
                                      1993          1994          1995          1995         1996
                                   -----------   -----------   -----------   ----------   -----------
                                                                                   (UNAUDITED)
Net service revenues.............  $40,345,544   $40,789,352   $45,654,862   $9,562,347   $16,889,273
Direct cost of services..........   26,125,588    24,851,849    25,460,019    5,359,069     9,718,793
                                   -----------   -----------   -----------   ----------   -----------
          Gross profit...........   14,219,956    15,937,503    20,194,843    4,203,278     7,170,480
Selling, general and
  administrative expenses........   12,775,271    15,008,803    15,231,842    3,362,460     5,372,375
Depreciation and amortization
  expense........................      298,380       248,428       511,961       89,431       236,764
Combination expenses (Note 13)...           --     2,251,044            --           --            --
Other (income) expense:
  (Notes 8 & 11)
Dividend and interest (income)...      (22,963)      (62,026)     (213,936)          --            --
Interest expense.................       11,761        29,724       133,033           --            --
Other (income) expense, net......       44,973    (1,125,189)     (489,350)    (460,604)     (147,439)
                                   -----------   -----------   -----------   ----------   -----------
          Income (loss) before
            taxes and minority
            interest.............    1,112,534      (413,281)    5,021,293    1,211,991     1,708,780
Provision for income taxes
  (Note 6).......................      447,960       186,165     2,008,497      484,796       683,512
                                   -----------   -----------   -----------   ----------   -----------
Income (loss) before minority
  interest.......................      664,574      (599,446)    3,012,796      727,195     1,025,268
Minority interest in subsidiary
  income.........................       14,985            --            --           --            --
                                   -----------   -----------   -----------   ----------   -----------
          Net income (loss) (Note
            1)...................  $   649,589   $  (599,446)  $ 3,012,796   $  727,195   $ 1,025,268
                                    ==========    ==========    ==========    =========    ==========
Net income (loss) per share
  (Notes 1, 14 and 15)...........  $      0.10   $     (0.09)  $      0.36   $     0.09   $      0.10
                                    ==========    ==========    ==========    =========    ==========
Weighted average shares
  outstanding (Notes 1, 14 and
  15)............................    6,618,536     7,038,810     8,487,854    7,762,640    10,338,208


  The accompanying notes are an integral part of these consolidated financial statements.

                           ROMAC INTERNATIONAL, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996


                       COMMON STOCK     ADDITIONAL     STOCK         STOCK                     REACQUIRED STOCK         TOTAL
                    ------------------    PAID-IN    REPURCHASE  SUBSCRIPTIONS   RETAINED    --------------------   SHAREHOLDERS'
                     SHARES    AMOUNT     CAPITAL    OBLIGATION   RECEIVABLE     EARNINGS     SHARES     AMOUNT        EQUITY
                    ---------  -------  -----------  ----------  -------------  ----------   --------   ---------   -------------
Balance at December
  31, 1992......... 6,616,548  $66,166  $   619,226          --    $ (31,365)   $1,834,866         --          --    $  2,488,893
Net income.........                                                                649,589                                649,589
Additional paid-in
  capital from
  issuance of
  subsidiary common
  stock............                          84,622                                                                        84,622
Subsidiary purchase
  of subsidiary
  common stock.....                         (37,214)                                                                      (37,214)
Issuance of common
  stock............     3,978       40        8,303                                                                         8,343
Payments on stock
  subscriptions
  receivable.......                                                   29,980                                               29,980
Distribution to
  shareholders.....                                                               (150,000)                              (150,000)
                    ---------  -------  -----------  ----------  -------------  ----------   --------   ---------   -------------
Balance at December
  31, 1993......... 6,620,526   66,206      674,937          --       (1,385)    2,334,455         --          --       3,074,213
Net income of TAP
  prior to TAP
  conversion from S
  Corp to C Corp
  (Jan. 1, 1994
  through Aug. 31,
  1994)............                                                                 81,220                                 81,220
Constructive
  distribution of S
  corporation
  retained
  earnings.........                         469,405                               (469,405)
Issuance of common
  stock to minority
  shareholders
  (Notes 7 and
  13).............. 1,254,852   12,548      590,044                  (36,182)      316,340                                882,750
Net loss subsequent
  to conversion of
  TAP to C Corp
  (Sept. 1, 1994
  through Dec. 31,
  1994)............                                                               (680,666)                              (680,666)
Payments on stock
  subscriptions
  receivable.......                                                    1,385                                                1,385
Stock repurchase
  obligation (Note
  11)..............                                  $ (924,072)                                                         (924,072)
                    ---------  -------  -----------  ----------  -------------  ----------   --------   ---------   -------------
Balance at December
  31, 1994......... 7,875,378  $78,754  $ 1,734,386  $ (924,072)   $ (36,182)   $1,581,944         --   $      --    $  2,434,830
Issuance of common
  stock............ 2,080,000   20,800   11,381,346                                                                    11,402,146
Net income.........                                                              3,012,796                              3,012,796
Exercise of stock
  options..........    10,830      108       32,165                                                                        32,273
Payments on stock
  subscriptions
  receivable.......                                                   18,593                                               18,593
Reacquired stock
  (Note 11)........                                     924,072                              (338,220)   (924,072)
Reacquired escrow
  shares...........                                                                              (154)       (896)           (896)
Tax benefit related
  to employee stock
  options..........                          24,518                                                                        24,518
                    ---------  -------  -----------  ----------  -------------  ----------   --------   ---------   -------------
Balance at December
  31, 1995......... 9,966,208   99,662   13,172,415          --      (17,589)    4,594,740   (338,374)   (924,968)     16,924,260
(Unaudited):
Net income.........                                                              1,025,268                              1,025,268
Exercise of stock
  options..........    16,948      170       46,335                                                                        46,505
Tax benefit related
  to employee stock
  options..........                          82,351                                                                        82,351
                    ---------  -------  -----------  ----------  -------------  ----------   --------   ---------   -------------
Balance at March
  31,
  1996............. 9,983,156  $99,832  $13,301,101  $       --    $ (17,589)   $5,620,008   (338,374)  $(924,968)   $ 18,078,384
                     ========  =======   ==========   =========   ==========     =========   ========   =========      ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                           ROMAC INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                           FOR THE
                                                                                                        THREE MONTHS
                                                            FOR THE YEARS ENDED DECEMBER 31,           ENDED MARCH 31,
                                                          -------------------------------------   -------------------------
                                                             1993         1994         1995          1995          1996
                                                          ----------   ----------   -----------   -----------   -----------
                                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).....................................  $  649,589   $ (599,446)  $ 3,012,796   $   727,195   $ 1,025,268
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization.......................     298,380      248,428       511,961        89,431       236,764
    Provision for losses on accounts and notes
      receivable........................................     162,649      215,362       290,250            --       (90,624)
    Gain on disposal of fixed assets....................     (11,163)      (1,000)          (95)           --            --
    Minority interest...................................      14,985           --            --            --            --
    Deferred taxes......................................    (107,869)    (281,201)      (63,836)           --            --
  (Increase) decrease in operating assets:
    Trade receivables, net..............................    (296,727)    (202,760)   (4,423,705)   (1,823,140)   (3,033,235)
    Notes receivable from franchisees, current..........      34,268       62,923       (39,790)     (127,311)      (65,731)
    Prepaid expenses and other current assets...........      90,253     (493,172)      396,847       542,572      (452,654)
    Notes receivable from franchisees, less current
      portion...........................................      45,606       95,215        23,468        12,024            --
    Other assets, net...................................     (64,990)    (118,403)     (255,377)     (130,004)      (38,175)
  Increase (decrease) in operating liabilities:
    Accounts payable and other accrued liabilities......     242,538      401,855      (922,221)     (210,773)       68,778
    Accrued payroll costs...............................     216,617      404,583       (64,842)      170,496     1,045,049
    Income taxes payable................................    (200,416)     (72,467)      553,856       383,931        65,222
    Other long-term liabilities.........................      71,524      330,381      (681,593)      (24,371)       15,591
                                                          ----------   ----------   -----------   -----------   -----------
        Cash (used in) provided by operating
          activities....................................   1,145,244       (9,702)   (1,662,281)     (389,950)   (1,223,747)
                                                          ----------   ----------   -----------   -----------   -----------
Cash flows from investing activities:
  Capital expenditures..................................    (247,107)    (119,772)   (1,302,068)     (183,051)     (167,368)
  Proceeds from sale of furniture and equipment, net....      48,565       13,589        11,700            --    (5,963,163)
  Proceeds from the sale of short-term investments......          --       17,796            --       153,995     7,243,356
  Payments for purchase of short-term investments.......     (69,882)          --    (7,655,637)           --            --
                                                          ----------   ----------   -----------   -----------   -----------
        Cash used in investing activities...............    (268,424)     (88,387)   (8,946,005)      (29,056)    1,112,825
                                                          ----------   ----------   -----------   -----------   -----------
Cash flows from financing activities:
  Payments on notes receivable from stock
    subscriptions.......................................      29,980       49,825        18,593        18,593            --
  Payments on notes payable.............................    (682,889)    (196,001)     (570,098)     (200,002)      (90,929)
  Payments on notes payable to related parties..........     (16,704)     (89,345)      (18,271)
  Proceeds from issuance of notes payable...............          --       16,294            --       (47,264)           --
  Issuances of notes receivable from stock
    subscription........................................          --           --            --            --        41,124
  Due to related parties................................      71,874           --            --
  Payments on notes receivable from related parties.....      40,475       10,268        96,110         4,239       110,849
  Issuances of notes receivable from related parties....     (47,351)    (172,199)     (438,741)           --       (26,963)
  Additional paid-in capital from issuance of subsidiary
    stock...............................................      84,622           --            --            --            --
  Stock repurchases from subsidiaries...................     (37,214)          --            --            --            --
  Proceeds from issuance of common stock................       8,343           --    11,402,146            --            --
  Proceeds from exercise of stock options...............          --           --        32,273            --        46,505
  Repurchase of stock...................................          --           --           896            --            --
  Distribution to shareholders..........................    (150,000)          --            --            --            --
                                                          ----------   ----------   -----------   -----------   -----------
    Cash provided by (used in) financing activities.....    (698,864)    (381,158)   10,522,908      (224,434)       80,586
                                                          ----------   ----------   -----------   -----------   -----------
Increase (decrease) in cash and cash equivalents........     177,956     (479,247)      (85,378)     (643,440)      (30,336)
Cash and cash equivalents at beginning of year..........   1,006,435    1,184,391       705,144       705,144       619,766
                                                          ----------   ----------   -----------   -----------   -----------
Cash and cash equivalents at end of year................  $1,184,391   $  705,144   $   619,766   $    61,704   $   589,430
                                                           =========    =========    ==========    ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                           ROMAC INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization


     Romac International, Inc. (the "Company") was formed on August 31, 1994 as a result of a business combination of a specialty staffing services firm, in operation under the ROMAC(R) name since 1966, and three of its largest franchisees, by exchanging 7,498,660 shares of its common stock for substantially all of the outstanding stock of FMA International, Inc. and its subsidiaries ("Romac-FMA"), Romac and Associates, Inc. and Subsidiary ("Romac Portland"), Romac and Associates of Boston, Inc. ("Romac Boston") and by exchanging 376,718 shares of its common stock for all of the outstanding stock of Temporary Accounting Professionals, Inc. ("TAP"). The Company is organized into three divisions: the Professional Temporary Division provides professional temporary personnel in the fields of finance and accounting; the Contract Services Division provides information systems personnel generally on a longer-term contractual basis; and the Search Division provides permanent placement of specialized personnel in the fields of accounting and finance, information systems, health care, pharmaceutical research, manufacturing services, sales and marketing, human resources and insurance. The Company serves principally Fortune 1000 companies in nine metropolitan markets through Company-owned locations and seven additional metropolitan markets through franchisees and licensees.


        OWNED LOCATIONS                  FRANCHISED/LICENSED LOCATIONS
- --------------------------------        --------------------------------
Atlanta                                 San Francisco
Boston                                  Kansas City
Chicago                                 New Orleans
Dallas                                  Raleigh
Fort Lauderdale/Miami                   Minneapolis
Houston                                 St. Louis
Philadelphia                            Valley Forge
Orlando
Tampa

  Share Exchanges

     The share exchanges described above were accounted for as poolings of interests, and accordingly, the accompanying financial statements have been restated to include the accounts and operations of the combined companies for all dates and periods prior to the Combination. Shares of the Company were also exchanged for minority interests of the merged subsidiaries of Romac-FMA resulting in excess fair market value of the minority interest shares over the net book value of the minority interest which is recorded as goodwill. The results of operations attributable to the minority interests have been included in the Company's consolidated financial statements beginning on the acquisition date (Notes 4 & 13).

  Stock Split


     On April 21, 1995, the Company declared a 1.023-for-1 stock split on its common stock. All share-related data in these consolidated financial statements have been adjusted retroactively to give effect to this split as if it had occurred at the beginning of the earliest period presented. Additionally, the Company declared a 2-for-1 stock split effected as a 100% stock dividend on its common stock effective as of May 15, 1996. See footnote 14.


  Initial Public Offering


     The Company completed its initial public offering of 2,080,000 shares of common stock on August 12, 1995. The proceeds of $11,402,146, net of underwriters' discounts and other offering costs, were used to pay down debt, reacquire stock, general working capital purposes, and to finance business acquisitions.

                           ROMAC INTERNATIONAL, INC.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Minority Interest

     Minority interest represented other shareholders' interest in certain majority-owned subsidiary companies of Romac-FMA. Prior to the share exchange agreement, minority interests were reduced by outstanding stock subscriptions receivable due from the minority shareholders (Note 7). Subsequent to the share exchange agreement, stock subscriptions receivable from minority shareholders of Romac-FMA were exchanged for stock subscriptions of the Company's shares and are now reflected as a reduction of shareholders' equity.

  Cash and Cash Equivalents

     The Company classifies all highly-liquid investments with a maturity of three months or less as cash equivalents.

  Investments

     Investments in mutual funds and common stock have been classified as available for sale and, as a result, are stated at fair value. Mutual funds available for current operations are classified in the balance sheet as short-term investments while investments in common stock are classified as other assets. Unrealized holding gains and losses are included as a component of shareholders' equity until realized. At December 31, 1995, there were no unrealized gains or losses.

  Furniture and Equipment

     Furniture and equipment are carried at cost, less accumulated depreciation. Major additions are capitalized, while repairs and maintenance are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The cost of leasehold improvements is amortized using the straight-line method over the term of the related leases which range from 3 to 7 years (Note 3).

  Revenue Recognition

     Net service revenues consist of sales from Company-owned and licensed offices, and royalties received from franchised operations, less credits and discounts. The Company recognizes revenue for the Professional Temporary and Contract Services Divisions based on hours worked by assigned personnel on a weekly basis. Search Division revenues are recognized in contingency search engagements upon the successful completion of the assignment. In retained search engagements the initial retainer is recognized upon execution of the agreement, with the balance recognized on completion of the search. Reserves are established to estimate losses due to placed candidates not remaining in employment for the Company's guarantee period, typically 90 days. Franchise fees are determined based upon a contractual percentage of the revenue billed by

                           ROMAC INTERNATIONAL, INC.

franchisees. Costs relating to the support of franchised operations are included in the Company's selling, general and administrative expenses. The Company includes revenues and related direct costs of licensed offices in its net service revenues and direct cost of services, respectively. Commissions paid to licensees is based upon a percentage of the gross profit generated, and is included in the Company's direct cost of services.

  Income Taxes

     The Company accounts for income taxes under the principles of FAS 109 Accounting for Income Taxes. FAS 109 requires an asset and liability approach to the recognition of deferred tax assets and liabilities for the expected future tax consequences of differences between the carrying amounts and the tax bases of other assets and liabilities. The tax effects of deductions attributable to employees' disqualifying dispositions of shares obtained from incentive stock options are reflected in additional paid-in capital.

     TAP elected under the Internal Revenue Code to be an S corporation. Historically, the shareholders of TAP included their pro rata share of income or loss in their individual returns. Accordingly, these financial statements reflect no provision for income taxes related to pre-tax earnings of TAP through August 31, 1994. Effective with the share exchange on August 31, 1994, TAP's S corporation status was converted to C corporation status and TAP's subsequent earnings are subject to corporate taxes (Note 6).

  Stock Based Compensation

     The Company will adopt Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123") during 1996. Upon adoption of SFAS 123, the Company intends to retain the intrinsic value method of accounting for stock based compensation and disclose pro forma net income and earnings per share amounts.

  Earnings Per Share

     Earnings per share is computed by dividing net income (loss), by the weighted average number of common and common share equivalents outstanding. Common stock equivalents consist of shares subject to stock options.

  Reclassifications

     Certain reclassifications have been made to the prior year financial statements to conform with 1995 presentation.

  Interim Financial Information

     The interim financial data is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring accruals, necessary for a fair statement of the results of the interim periods.

2. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the

                           ROMAC INTERNATIONAL, INC.

amounts presented herein. The fair values of the Company's financial instruments are estimated based on current market rates and instruments with the same risk and maturities. The fair values of cash and cash equivalents, accounts receivable, short-term investments, accounts payable, notes payable and payables to related parties approximate the carrying values of these financial instruments.

3. FURNITURE AND EQUIPMENT

     Major classifications of furniture and equipment and related asset lives are summarized as follows:

                                                                           DECEMBER 31,
                                                                      -----------------------
                                                         USEFUL LIFE     1994         1995
                                                         -----------  ----------   ----------
    Furniture, fixtures and equipment..................    5 years    $  923,707   $1,113,849
    Computer equipment.................................    5 years       291,035    1,843,533
    Equipment under capital lease......................  lease term      180,690      865,040
    Leasehold improvements.............................  lease term       93,654      152,689
                                                                      ----------   ----------
                                                                       1,489,086    3,975,111
      Less accumulated depreciation and amortization...                1,174,555    1,569,827
                                                                      ----------   ----------
                                                                      $  314,531   $2,405,284
                                                                       =========    =========

4. OTHER ASSETS

                                                              DECEMBER 31,
                                                          ---------------------   MARCH 31,
                                                            1994        1995         1996
                                                          --------   ----------   ----------
                                                                                  (UNAUDITED)
    Goodwill, net.......................................  $682,303   $  574,444   $6,298,270
    Investment in common stock..........................    52,500       52,500       52,500
    Cash surrender value of life insurance policies.....   172,489      413,698      443,105
    Other...............................................    37,134       51,302       52,215
                                                          --------   ----------   ----------
                                                          $944,426   $1,091,944   $6,846,090
                                                          ========    =========    =========

  Goodwill

     Goodwill of $602,592 relating to the exchange of the minority interests of the merged subsidiaries of Romac-FMA (Notes 1 & 13) was recorded at August 31, 1994 and is being amortized straight-line over a period of 15 years. Approximately $550,000 remains unamortized at December 31, 1995. The remaining goodwill of $24,444 relates to previous business acquisitions and is being amortized on a straight-line basis over a period of five years. Management periodically reviews the potential impairment of goodwill in order to determine the proper carrying value of goodwill as of each balance sheet date presented. Goodwill amortization expense of $87,800, $102,300 and $107,859 was recorded for the years ended December 31, 1993, 1994, and 1995, respectively. Goodwill related to acquisitions subsequent to December 31, 1995 is discussed in Note 14.

  Cash Surrender Value

     The cash surrender value of life insurance policies relates to policies maintained on key employees used to fund deferred compensation agreements (Note
9) and an insurance policy, with a cash surrender value of $33,103 and $40,211 at December 31, 1994 and 1995, respectively, required under the terms of a note payable to cover a key employee in an amount sufficient to pay the unpaid balance of principal and interest on the note. Additionally, the Company maintains key life insurance on officers with a cash surrender value of $111,095 at December 31, 1995.

                           ROMAC INTERNATIONAL, INC.

5. NOTES PAYABLE

     Notes payable are summarized as follows:

                                                                           DECEMBER 31,
                                                                        ------------------
                                                                         1994       1995
                                                                        -------   --------
    12% Note payable to former shareholder due in monthly installments of $8,334 including interest commencing June 1992 through June
      1993, quarterly installments of $50,000 including interest commencing September 1993 through March 1995 and a final
      installment of $1,733 including interest in June 1995...........  $50,177   $     --
    Installment notes payable at interest rates ranging from 5.75% to
      10%, maturing at various dates through May 1995.................   16,294         --
    Obligation under capital lease with monthly payments of principal
      and interest at 14% through March 1998..........................       --    303,656
    Obligations under capital lease with monthly payments of principal
      and interest at 15% through March 1999..........................       --    398,901
                                                                        -------   --------
                                                                         66,471    702,557
    Less current maturities...........................................   66,471    208,072
                                                                        -------   --------
                                                                        $    --   $494,485
                                                                        =======   ========

     Aggregate debt maturities including notes payable from related parties (see
Note 7) at December 31, 1995 are as follows: 1996 -- $231,072; 1997 -- $313,098;
1998 -- $168,413; 1999 -- $18,967.

     In December 1994, the Company reached an agreement to consolidate its line of credit arrangements to a $1.5 million credit facility bearing an interest rate of 2.9% plus the 30 day commercial paper rate, (8.93% and 8.71% as of December 31, 1994 and 1995, respectively), expiring and subject to renewal on November 30, 1995. In November, this credit facility agreement was extended through March 31, 1996 and was increased to $2.0 million. The consolidated line of credit is secured by the Company's accounts receivable and deposit accounts. This line of credit agreement contains restrictive covenants which require the maintenance of certain financial ratios. The Company is in compliance with all covenants as of December 31, 1995. No amounts were outstanding on any of these lines of credit at December 31, 1994 and 1995.

6. INCOME TAXES

     Prior to the August 31, 1994 share exchanges (Note 1) the various entities that combined with the Company filed separate income tax returns. The provision for income taxes has been calculated based upon those individual tax reporting entities and does not represent the provision for income taxes as if the entities filed a consolidated income tax return through the date of the share exchanges. Subsequent to the share exchanges, the provision is calculated on a consolidated basis.

     The provision for income taxes consists of the following:

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                          ----------------------------------
                                                            1993        1994         1995
                                                          ---------   ---------   ----------
    Current:
      Federal...........................................  $ 471,983   $ 418,170   $1,657,867
      State.............................................     83,788      49,196      414,466
    Deferred............................................   (107,811)   (281,201)     (63,836)
                                                          ---------   ---------   ----------
                                                          $ 447,960   $ 186,165   $2,008,497
                                                          =========   =========    =========

                           ROMAC INTERNATIONAL, INC.

     The provision for income taxes for 1993 and through the date of the share exchanges in 1994, does not include a provision for the income of TAP during the period that TAP was an S Corporation. If TAP were taxable as a C corporation at the highest federal marginal tax rate, the provision for income taxes would increase, on a pro forma basis, by $13,813 and $27,615 for the years 1993 and 1994, respectively.

     The provision for income taxes shown above varied from the statutory federal income tax rates for those periods as follows:

                                                                     YEARS ENDED DECEMBER
                                                                              31,
                                                                    -----------------------
                                                                    1993     1994      1995
                                                                    ----     -----     ----
    Federal income tax rate.......................................  34.0%    (34.0)%   34.0%
    Effect of graduated tax rates.................................  (2.0)       --       --
    TAP S corporation income......................................  (1.2)     (9.1)      --
    State income taxes, net of federal tax benefit................   4.4      (4.0)     5.3
    Non-deductible items..........................................   2.4     140.2      1.1
    Goodwill amortization.........................................   2.3       9.2       .4
    Life insurance benefits.......................................    --     (47.2)      .2
    Other.........................................................    .4        --     (1.0)
                                                                    ----     -----     ----
    Effective tax rate............................................  40.3%     55.1%    40.0%
                                                                    ====     =====     ====

     Nondeductible items consist primarily of merger and acquisition costs and meals and entertainment expenses which are not deductible for tax purposes, resulting in higher income tax expense.

     Deferred income tax assets and liabilities shown on the balance sheet are comprised of the following:

                                                                        DECEMBER 31,
                                                                   -----------------------
                                                                     1994           1995
                                                                   --------       --------
    Deferred taxes -- current:
      Assets
         Allowances for bad debts................................  $126,368       $244,773
         Accrued liabilities.....................................    88,447         63,601
                                                                   --------       --------
                                                                    214,815        308,374
      Liabilities
         Cash to accrual adjustment..............................   (40,433)            --
                                                                   --------       --------
         Net deferred tax asset -- current.......................  $174,382       $308,374
                                                                   ========       ========
    Deferred taxes -- non-current:
      Assets
         Deferred compensation...................................  $126,027       $170,112
         Deferred rent...........................................    68,328         50,139
                                                                   --------       --------
                                                                    194,355        220,251
    Liabilities
      Depreciation...............................................    (5,694)      (101,746)
                                                                   --------       --------
      Net deferred tax asset -- non-current......................  $188,661       $118,505
                                                                   ========       ========

     A valuation allowance on the deferred tax assets has not been recorded due to the presence of taxable income in years available for carryback.

                           ROMAC INTERNATIONAL, INC.

7. RELATED PARTIES

  Receivables from Related Parties

     Receivables from related parties are summarized as follows:

                                                                        DECEMBER 31,
                                                                   -----------------------
                                                                     1994           1995
                                                                   --------       --------
    Receivables from officers and shareholders...................  $246,999       $559,356
    Other employee receivables...................................    83,102        113,376
                                                                   --------       --------
                                                                    330,101        672,732
    Less current maturities......................................   180,965        186,219
                                                                   --------       --------
                                                                   $149,136       $486,513
                                                                   ========       ========

     Receivables from officers and shareholders include receivables for premiums paid on split dollar life insurance policies (see Note 9). Repayment terms on the remaining unsecured receivables range from one to five years at rates of 7% to 11%.

  Payables to Related Parties

     Notes payable to related parties include the following:

                                                                        DECEMBER 31,
                                                                   -----------------------
                                                                     1994           1995
                                                                   --------       --------
    Note payable to a related party, principal and 9% interest,
      payable in bi-monthly installments through May, 1997.......  $ 47,264       $ 28,993
    Less current maturities......................................    23,000         23,000
                                                                   --------       --------
                                                                   $ 24,264       $  5,993
                                                                   ========       ========

  Related Party Leases

     The Company has operating leases with related parties as discussed in Note 11.

  Subsidiary Stock Subscription Notes Receivable

     From 1989 to August 31, 1994, certain subsidiaries of Romac-FMA issued stock to key employees of its respective majority owned subsidiaries of Romac-FMA in exchange for stock subscription notes receivable. At December 31, 1994 and 1995, $36,182 and $17,589, respectively, of subscription notes receivable were outstanding and collateralized by the respective shares of the subsidiaries' stock. The outstanding balances of these notes receivable were reflected as a reduction of the minority interest through August 31, 1994, at which time the minority interests of certain subsidiaries of Romac-FMA were exchanged for shares in the Company and the remaining outstanding subscription receivables are now shown as a reduction of shareholders' equity.

  Accrued Liabilities

     In October 1995, the Company entered into a strategic consulting agreement with a company affiliated with one of its outside board members. Services under this agreement are to be completed by December 1996 at a cost of approximately $200,000.

8. FRANCHISE REORGANIZATION

     During fiscal 1994, the Company reached an agreement with two of its franchisees (the Philadelphia and Memphis locations) wherein the Company agreed to terminate the remaining term of their franchise

                           ROMAC INTERNATIONAL, INC.

agreements in exchange for immediate cash payments and notes receivable aggregating $560,000 and, with respect to the Philadelphia agreement, a percentage of gross revenue for a specified time period, in lieu of the future cash flows anticipated under the franchise agreement. The revenues from these transactions have been reflected as other income for the period and are included in cash flows from operations. Approximately $100,000 and $35,174 of note payments remain receivable from these two franchisees at December 31, 1994 and 1995, respectively.

     In January 1995, the Company reached agreements with the Arlington and Dallas franchisees to terminate their franchise agreements. The terms of the Arlington agreement included a $260,000 note receivable at 9% interest, payable in 18 equal monthly installments. The agreement also includes a covenant not to compete in the Arlington market for a four month period beginning January 1, 1995. The Dallas arrangement included a $175,000 cash settlement and the Company retained the rights to the phone listing and other business records at the Dallas location. The revenues from these transactions have been reflected as other income in the first quarter of 1995. Approximately $90,475 of payments remain receivable form Arlington at December 31, 1995.

     The remaining notes receivable from franchisees consists primarily of unsecured notes for franchise fees due from various franchisees. Repayment terms range from one to five years at rates of 7% to 9%.

     Franchise royalties amounted to $1,600,000, $886,000 and $487,000, for the years ended December 31, 1993, 1994 and 1995, respectively.

9. EMPLOYEE BENEFIT PLANS

  401(k) Savings Plan

     Effective May 1, 1993, Romac-FMA implemented a qualified defined contribution 401(k) plan covering substantially all full-time employees, except officers and certain highly compensated employees. The plan offers a savings feature and Company matching contributions. Employer matching contributions are discretionary and are funded annually as approved by the Board of Directors. Assets of this plan are held in trust for the sole benefit of employees. Employer contributions to the 401(k) totalled $23,500 $28,236 and $22,406 in 1993, 1994 and 1995, respectively. Romac Boston and Romac Portland also have qualified defined contribution 401(k) plans covering substantially all full-time employees. No employer matching contributions were made for the years ended December 31, 1993, 1994 and 1995.

  Employee Stock Ownership Plan


     Romac Boston maintains an employee stock ownership plan covering all eligible employees meeting the length of service requirements. Effective with the share exchange described in Note 1, the outstanding shares of the employee stock ownership plan for Romac Boston were exchanged for 59,786 shares of the Company. Contributions are determined solely at the discretion of its Board of Advisors. No contributions were made for the three years ended December 31, 1995. These shares were sold during the Company's initial public offering and the cash proceeds were entrusted to the plan.


  Deferred Compensation Plan

     The Company has a non-qualified deferred compensation plan pursuant to which eligible officers and highly compensated key employees may elect to defer part of their compensation to later years. The Company accrues interest and discretionary Company matching contributions. These amounts, which are classified as other long-term liabilities, are payable upon retirement or termination of employment, and at December 31, 1994 and 1995, aggregated $332,440 and $433,075, respectively. The Company has insured the lives of the participants in the deferred compensation program, to assist in the funding of the deferred compensation liability. The cash surrender value of these Company-owned life insurance policies of $139,386 and $262,392

                           ROMAC INTERNATIONAL, INC.

at December 31, 1994 and 1995, respectively, is included in other assets. Compensation expense of $108,300, $129,200 and $45,100 was recognized for the plan for the years ended December 31, 1993, 1994, and 1995, respectively.

  Split Dollar Life Insurance

     In 1995, the company entered into split dollar and cross-purchase split dollar life insurance agreements with several officers and their estates whereby the Company pays a portion of the life insurance premiums on behalf of the officers and their estates. The Company has been granted a security interest in the cash value and death benefit of each policy equal to the amount of the cumulative premium payments made by the Company. The intent of these agreements is to, in the event of an officer's death, provide liquidity to pay estate taxes and to provide surviving officers with the ability to purchase shares from a deceased officer's estate, minimizing the possibility of a large block of the Company's common shares being put on the open market to the potential detriment of the Company's market price and to allow the Company to maintain a concentration of voting power among its officers. The total premiums paid of $381,300 is included in related party receivables for the year ended December 31, 1995 (see Note 7).

10. STOCK OPTION PLANS


     During 1994, the Company established an incentive stock option plan which authorized the issuance of options to purchase common stock to employees. The maximum number of shares of common stock that could be issued under the plan could not exceed 818,400. In 1995 the employee stock option incentive plan was amended to increase the number of shares of common stock that may be issued under the plan to 1,534,500. During 1995, the Company established a non-employee director stock option plan which authorized the issue of options to purchase common stock to non-employee directors. The maximum number of shares of common stock that can be issued under the plan is 200,000.


     A summary of the Company's stock option activity is as follows:


                                                            NON-
                                              EMPLOYEE    EMPLOYEE
                                             INCENTIVE    DIRECTOR
                                               STOCK        STOCK                   EXERCISE
                                               OPTION      OPTION                    PRICE
                                                PLAN        PLAN        TOTAL      PER SHARE
                                             ----------   ---------   ---------   ------------
    Granted................................    275,492          --      275,492   $       2.73
    Exercised..............................         --          --           --
                                             ----------   ---------   ---------   ------------
    Outstanding as of December 31, 1994....    275,492          --      275,492
    Granted................................    831,706      40,000      871,706   $2.98-$9.375
    Exercised..............................     10,830          --       10,830   $       2.98
                                             ----------   ---------   ---------   ------------
    Outstanding as of December 31, 1995....  1,096,368      40,000    1,136,368
                                             ==========   =========    ========    ===========
    Exercisable at December 31:
         1995..............................      313,646
         1996..............................      304,652       20,000
         1997..............................      276,566       20,000
         1998..............................      181,286
         1999..............................       20,218


     Tax benefits resulting from the disqualifying dispositions of shares acquired under the Company's employee incentive stock option plan reduced taxes currently payable by $24,518 in 1995. Such benefits are credited to additional paid-in capital.

                           ROMAC INTERNATIONAL, INC.

11. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     During 1994, the Company transferred its interest in a limited partnership to certain shareholders of the Company by assuming the Company's subscription note payable for the limited partnership interest for an amount of $49,000, which approximated the fair value of the limited partnership investment. The principal asset of the partnership is an office building in which the Company leases space for use as its headquarters. The Company leases this space under an operating lease with monthly payments of $24,324, expiring in April 2001. The Company also leases office space for Romac Portland from a related party at an annual rental of $74,700 subject to adjustment as defined through December 31, 2000. The Company leases other space and various equipment under operating leases expiring at various dates with some leases cancellable upon 30 to 90 days notice. The leases require payment of taxes, insurance and maintenance costs in addition to rental payments.

     Future minimum lease payments under operating leases are summarized as follows: 1996, $988,961; 1997, $869,316; 1998, $818,384; 1999, $692,732; and
$511,572 thereafter. Minimum obligations have not been reduced by minimum sublease rentals of $221,500 due under a noncancellable sublease.

     Rental expense under all operating leases was $712,904, $621,696 and $759,452 for 1993, 1994 and 1995.

  Noncancellable Processing Commitment

     The Company has an agreement with a third party processor ("processor") who provides certain services for some of the Company's franchised and licensed temporary placement operations; the cost of such services is a percentage of gross billings as defined within the agreement. Pursuant to certain contract termination provisions, the Company would be required to pay $500,000 in the event of termination of such agreement. The agreement continues in effect until the aggregate of all amounts actually collected and paid to the processor from September 1, 1985 exceeds $5,000,000. The cumulative amounts processed were $2,963,873, $3,840,205 and $4,093,619 as of December 31, 1993, 1994 and 1995,
respectively.

  Stock Repurchase Agreements

     Stock repurchase agreements between certain subsidiaries of the Company (former Romac-FMA subsidiaries) and certain shareholders provide for the purchase of their shares of the subsidiaries' stock in the event of disability or death of the shareholder, at market value as determined by an independent third party. The commitment under such agreements is partially funded by term life insurance and disability policies on these shareholders owned by the Company. In connection with these redemption agreements, the Company had employment agreements with such key employees until consummation of the share exchange, wherein all such employment agreements were terminated, with the exception of those discussed below and the repurchase agreements were amended to reflect the receipt of shares of the Company in exchange for shares owned in the former Romac-FMA subsidiaries. On April 26, 1995, all such agreements were amended to convert the Company's repurchase obligation to an option to purchase, at the discretion of the Company.


     In October 1994, the Company became liable to repurchase approximately 338,220 shares under one of the stock repurchase agreements due to the death of the shareholder. Under the terms of the repurchase agreement, the liability was to be paid in five equal annual installments beginning March 1, 1995, with interest payable at 9%. The liability of $924,072 is included in the amount of $184,814 and $739,258 in accrued liabilities (current portion) and other long-term liabilities, respectively, as of December 31, 1994. The note was paid in full as of December 31,1995. The related life insurance proceeds of approximately $500,000 is included in other current assets and other income for the year ended December 31, 1994. The total remaining contingent obligation under these stock repurchase agreements at December 31, 1994 is approximately $2,500,000. The amendment of the stock purchase agreements on April 26, 1995 by the Company and its

                           ROMAC INTERNATIONAL, INC.

certain shareholders eliminated all contingent stock repurchase obligations. Accordingly, the related life insurance policies have been terminated.

  Indemnifications

     Certain contingencies existing at the date of the share exchange transaction have been specifically indemnified through escrow accounts established under the share exchange agreements.

  Litigation

     The Company is involved in litigation in the ordinary course of business which will not, in the opinion of management, have a material effect on the results of operations or financial condition of the Company.

  Employment Agreements

     Effective January 1, 1995, the Company entered into employment agreements with certain executive officers which provide for minimum compensation and salary and certain benefit continuation for a two year period under certain circumstances. The agreements also provide for a payment of amounts two times their annual salary if a change in control (as defined) of the Company occurs and include a covenant against competition with the Company which extends for one year after termination for any reason. The Company's liability at December 31, 1995 would be approximately $1.2 million in the event of a change in control or if all of the employees under contract were to be terminated by the Company without good cause (as defined) under these contracts.

12. SUPPLEMENTAL CASH FLOW INFORMATION

     The Company's non-cash investing and financing activities and cash payments for interest and income taxes were as follows:


                                                                YEARS ENDED DECEMBER 31,
                                                            --------------------------------
                                                              1993       1994        1995
                                                            --------   --------   ----------
    Goodwill recorded in connection with the exchange of
      1,022,774 shares of common stock for outstanding
      minority interest (Notes 1, 4, & 13)................  $     --   $602,592   $       --
    Contribution of minority interest liability at date of
      share exchange transaction to retained earnings
      (Notes 1, 7 & 13)...................................        --    316,340           --
    Contribution of S Corporation retained earnings to
      additional paid-in capital for change in TAP tax
      status to C Corporation status (Note 1).............        --    469,405           --
    Accrued liability and long-term liability for stock
      repurchase obligation (Note 11).....................        --    924,072           --
    Capital lease transaction.............................        --         --    1,206,184
    Cash paid during the year for:
      Interest............................................  $ 81,700   $ 29,700   $  133,033
      Income taxes........................................  $734,800   $539,900   $1,514,983


13. BUSINESS COMBINATION

     As described in Note 1, certain minority shares exchanged under the share exchange agreement resulted in excess fair market value of the minority interest shares over the net book value of the minority interest being recorded as goodwill. In connection with the share exchange agreements and related restructuring, approxi-

                           ROMAC INTERNATIONAL, INC.

mately $2,250,000 of combination expenses were incurred. Included in this amount is approximately $1.3 million of merger and acquisition costs, primarily related to brokerage, legal and accounting fees, which were incurred and expensed in 1994. Additionally, in 1994 the Company announced the decision to consolidate and restructure its operations. As a result, management closed its Portland office (former corporate headquarters) effective February 1995, and terminated eight employees at the Portland and Boston locations at an approximate cost of $900,000 which was expensed in 1994. As of December 31, 1994 and 1995, approximately $390,000 and $70,000 of severance remains accrued in accounts payable and other accrued expenses and $190,000 and $160,000 of lease costs remain accrued in other long-term liabilities, respectively.

14. SUBSEQUENT EVENTS

     On January 10, 1996, the Company completed the acquisition of all of the assets except for cash and accounts receivable of Venture Network Corporation, Inc. ("Venture"), a business engaged in the business of providing permanent and contract services for information systems personnel. The purchase price, including a non-compete agreement, is approximately $1.1 million and is subject to adjustment upon attainment of certain operating results. In February 1996, the Company entered into an asset purchase agreement with PCS Group, Inc., a provider of contract service information systems personnel. The purchase price, including a non-compete agreement, is approximately $2.3 million, subject to adjustment upon attainment of certain operating results.


  Stock Split



     On May 5, 1996, the Company declared a 2-for-1 stock split effected as a 100% stock dividend on its common stock effective as of May 15, 1996 to be reflected in the Nasdaq national market on May 23, 1996. All share-related data in these consolidated financial statements have been adjusted retroactively to give effect to this split as if it had occured at the beginning of the earliest period presented.


  Additional Subsequent Events (Unaudited)

     In March 1996, the Company acquired Strategic Outsourcing, Inc. for approximately $2.5 million in cash subject to adjustment upon attainment of certain operating results. As of March 31, 1996, the Company recorded goodwill of $5,793,954 related to the acquisitions subsequent to December 31,1995, net of $66,050 of goodwill amortization.


15. QUARTERLY FINANCIAL DATA (UNAUDITED)



                                                                  QUARTER ENDED
                                              ------------------------------------------------------
                                               MARCH 31       JUNE 30     SEPTEMBER 30   DECEMBER 31
                                              -----------   -----------   ------------   -----------
Fiscal 1994
  Sales.....................................  $10,602,964   $10,287,830   $ 10,369,943   $ 9,528,615
  Gross profit..............................    4,424,519     4,246,911   $  4,181,743     3,084,330
  Net income (loss).........................  $   362,963   $   349,446       (820,707)  $  (491,148)
  Earnings per share........................  $       .06   $       .05   $       (.14)  $      (0.6)
Fiscal 1995
  Sales.....................................  $ 9,562,347   $10,051,649   $ 12,092,519   $13,948,347
  Gross profit..............................    4,203,278     4,717,960      5,325,508     5,948,097
  Net income (loss).........................  $   727,195   $   480,778   $    707,225   $ 1,097,598
  Earnings per share........................  $       .10   $       .07   $        .08   $       .11
                                               ==========    ==========     ==========    ==========

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholder of
Venture Networks Corporation, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations and retained earnings and of cash flows present fairly, in all material respects, the financial position of Venture Networks Corporation, Inc., (the "Company") at December 31, 1995, and the results of its operations and its cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


/s/  Price Waterhouse LLP


PRICE WATERHOUSE LLP


Tampa, Florida
March 20, 1996

                       VENTURE NETWORKS CORPORATION, INC.

                                 BALANCE SHEET

                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                  ------------
                                            ASSETS
Current Assets:
  Cash..........................................................................    $    275
  Trade receivables, less allowance for doubtful accounts of $10,000............     322,307
                                                                                  ------------
          Total current assets..................................................     322,582
  Furniture and equipment, net (Note 3).........................................      26,419
                                                                                  ------------
          Total assets..........................................................    $349,001
                                                                                  ==========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and other current liabilities................................    $  3,210
  Accrued payroll costs (Note 7)................................................     217,045
  Line of credit (Note 4).......................................................      30,000
                                                                                  ------------
          Total current liabilities.............................................     250,255
Commitments and contingencies (Note 6)
Shareholders' Equity:
  Common stock, no par value; 15,000 shares authorized; 7,500 issued and
     outstanding................................................................          --
  Retained earnings.............................................................      98,746
                                                                                  ------------
          Total shareholder's equity............................................      98,746
                                                                                  ------------
          Total liabilities and shareholder's equity............................    $349,001
                                                                                  ==========

   The accompanying notes are an integral part of these financial statements.

                       VENTURE NETWORKS CORPORATION, INC.

                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                                                                                    FOR THE
                                                                                  YEAR ENDED
                                                                                 DECEMBER 31,
                                                                                     1995
                                                                              -------------------
Net service revenues........................................................      $ 2,112,322
Direct cost of services.....................................................          753,031
                                                                              -------------------
          Gross profit......................................................        1,359,291
Selling, general and administrative expenses................................        1,170,532
Depreciation................................................................            9,130
Interest expense............................................................            3,240
                                                                              -------------------
          Net income........................................................          176,389
Retained earnings:
  Beginning of year.........................................................            7,357
  Less dividends............................................................          (85,000)
                                                                              -------------------
  End of year...............................................................      $    98,746
                                                                               ==============

   The accompanying notes are an integral part of these financial statements.

                       VENTURE NETWORKS CORPORATION, INC.

                            STATEMENT OF CASH FLOWS

                                                                                   FOR THE
                                                                                  YEAR ENDED
                                                                                 DECEMBER 31,
                                                                                     1995
                                                                              ------------------
Cash flows from operating activities:
  Net income................................................................      $  176,389
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation...........................................................           9,130
     Provision for losses on accounts receivable............................          10,000
     (Increase) decrease in operating assets:
       Trade receivables....................................................         (14,028)
     Increase (decrease) in operating liabilities:
       Accounts payable and other accrued liabilities.......................            (969)
       Accrued payroll costs................................................          35,521
                                                                              ------------------
          Cash provided by operating activities.............................         216,043
                                                                              ------------------
Cash flows from investing activities:
  Capital expenditures......................................................          (3,592)
                                                                              ------------------
     Cash used in investing activities......................................          (3,592)
                                                                              ------------------
Cash flows from financing activities:
  Payments on line of credit................................................        (170,000)
  Proceeds from line of credit..............................................          30,000
  Dividends.................................................................         (85,000)
                                                                              ------------------
     Cash used in financing activities......................................        (225,000)
                                                                              ------------------
Decrease in cash............................................................         (12,549)
Cash at beginning of year...................................................          12,824
                                                                              ------------------
Cash at end of year.........................................................      $      275
                                                                              ==============
Supplemental disclosures of cash flow information:
  Cash paid for interest....................................................      $    3,240
                                                                              ==============
  Cash paid for taxes.......................................................             456
                                                                              ==============

   The accompanying notes are an integral part of these financial statements.

                       VENTURE NETWORKS CORPORATION, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Venture Networks Corporation, Inc. (the "Company") was formed in November 1987 for the purpose of providing contract personnel services and permanent placement of specialized personnel in the fields of information systems, software engineering, banking and finance. In 1993, the Company discontinued providing services in the areas of banking and finance. The Company serves primarily the Boston market area.

  Furniture and Equipment

     Furniture and equipment are carried at cost, less accumulated depreciation. Major additions are capitalized, while repairs and maintenance are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

  Revenue Recognition

     Net service revenues consist of sales less credits and discounts. The Company recognizes revenue for Contract Services based on hours worked by assigned personnel on a weekly basis. Search Division revenues are recognized in contingency search engagements upon the successful completion of the search. Reserves are established to estimate losses due to placed candidates not remaining employment for the Company's guarantee period, typically 90 days.

  Major Customers

     The Company provided contract and permanent placement services of $473,000 in 1995 to two customers representing approximately 22% of total service revenues for 1995.

  Income Taxes

     The Company elected to be taxed under the S Corporation provisions of the Internal Revenue Code which provide for the taxable income of the Company to be included in the income tax return of the individual shareholders. Accordingly, there is no provision for income taxes included in the operating results for the Company.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. The fair values of the Company's financial instruments are estimated based on current market rates and instruments with the same risk and maturities. The fair values of cash, accounts receivable, accounts payable and line of credit approximate the carrying values of these financial instruments.

                       VENTURE NETWORKS CORPORATION, INC.

3. FURNITURE AND EQUIPMENT

     Major classifications of furniture and equipment and related asset lives are summarized as follows:

                                                                                   DECEMBER 31,
                                                                     USEFUL LIFE       1995
                                                                     -----------   ------------
    Furniture, fixtures and equipment..............................    7 years       $ 14,699
    Computer equipment.............................................    5 years         46,532
                                                                                   ------------
                                                                                       61,231
    Less accumulated depreciation..................................                   (34,812)
                                                                                   ------------
                                                                                     $ 26,419
                                                                                   ==========

4. LINE OF CREDIT

     The Company maintains a $200,000 bank line of credit agreement under which $30,000 was outstanding at December 31, 1995. The use of this line generally is restricted to the extent that the company is required periodically to liquidate its indebtedness to the bank for 30 days each year. Additionally, the Company is subject to various covenants under the line of credit agreement. At December 31, 1995, the Company was in compliance with these covenants. Interest on borrowings under the agreement is 1.25% above the bank's base rate; 9.50% at December 31, 1995. The line is secured by the Company's assets. The line extends through April 30, 1996 and will not be renewed (see Note 8).

5. DISTRIBUTIONS TO SHAREHOLDERS

     Venture Networks distributed $85,000 to a stockholder in 1995, a portion of which was to fund the shareholder's individual income tax liability related to the S corporation taxable earnings.

6. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     Future minimum lease payments under operating leases are summarized as follows:

                                       YEAR                                  AMOUNT
        -------------------------------------------------------------------  -------
        1996...............................................................  $11,040
        1997...............................................................    7,660
        1998...............................................................      300
        1999...............................................................      300
        2000...............................................................      300
        Thereafter.........................................................    4,050
                                                                             -------
                                                                             $23,650
                                                                             =======

     The Company incurred operating lease expense of $10,395 for the year ended December 31, 1995, under a noncancelable operating lease for office facilities. The lease expires August 31, 1997 and contains options for renewal at the end of the lease term.

7. PROFIT SHARING PLAN

     The Company adopted a defined contribution Profit Sharing Plan (the "Plan") effective January 1, 1988. All employees of the company who are credited with at least 1,000 hours of service during the Company's fiscal year are eligible to participate in the Plan. Following the first year of employment, company contributions deposited into profit sharing accounts for each employee vest 20% for each year of service, and

                       VENTURE NETWORKS CORPORATION, INC.

become fully vested after six years of service or upon retirement, death, disability or termination of the Plan. Benefits are generally payable following retirement, disability, death, hardship or termination of employment. During 1995, the company authorized a $50,000 contribution to the Plan to be allocated to the participants on the basis of a percentage of their annual compensation. This amount is included in selling, general and administrative expenses. The payment will be made to the Plan trustee prior to the filing of the 1995 tax return and in accordance with the terms of the Plan. As a result of the asset sale subsequent to year end (see Note 8), management intends to terminate the Plan subsequent to payment of the contribution.

8. SUBSEQUENT EVENTS

     On January 10, 1996, the Company completed the sale of all of its assets except for cash and trade receivables to Romac International, Inc. The sale price, including a non-compete agreement, is in excess of book value of the assets acquired and is subject to adjustment upon attainment of certain operating results.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
PCS Group, Inc.

     We have audited the accompanying balance sheet of PCS Group, Inc. as of December 31, 1995 and the related statements of income, retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PCS Group, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


/s/  Deming, Malone, Livesay & Ostroff


DEMING, MALONE, LIVESAY & OSTROFF

Louisville, Kentucky
April 18, 1996

                                PCS GROUP, INC.

                                 BALANCE SHEET

                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                  ------------
                                            ASSETS
Current Assets:
  Cash..........................................................................    $  9,104
  Trade receivables, less allowance for doubtful accounts of $17,903............     622,838
  Related party and employee receivables (Note 7)...............................      19,596
  Prepaid expenses..............................................................       1,504
                                                                                  ------------
          Total current assets..................................................     653,042
                                                                                  ------------
Furniture and equipment, net (Notes 1 and 3)....................................      20,836
Other assets....................................................................      11,275
                                                                                  ------------
          Total assets..........................................................    $685,153
                                                                                  ==========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Line of credit (Note 4).......................................................    $187,047
  Accounts payable and other current liabilities................................     114,093
  Related party payables (Note 7)...............................................       1,979
  Accrued payroll costs.........................................................      93,438
  Deferred income...............................................................      80,969
                                                                                  ------------
          Total current liabilities.............................................     477,526
                                                                                  ------------
Commitments and contingencies (Notes 6 and 8)
Stockholders' Equity:
  Common stock, no par value; 1,000 shares authorized; 100 shares issued and
     outstanding................................................................         100
  Paid-in capital...............................................................       4,902
  Retained earnings.............................................................     202,625
                                                                                  ------------
          Total stockholders' equity............................................     207,627
                                                                                  ------------
          Total liabilities and stockholders' equity............................    $685,153
                                                                                  ==========

                       See Notes to Financial Statements

                                PCS GROUP, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS

                                                                                   FOR THE
                                                                                  YEAR ENDED
                                                                                 DECEMBER 31,
                                                                                     1995
                                                                              ------------------
Net service revenues (Note 1)...............................................     $  3,583,233
Direct cost of services.....................................................       (2,355,382)
                                                                              ------------------
          Gross profit......................................................        1,227,851
Selling, general and administrative expenses (Note 7).......................         (868,095)
Depreciation................................................................          (13,334)
Interest expense............................................................           (2,251)
Other income................................................................            2,298
                                                                              ------------------
          Net income........................................................          346,469
Retained earnings beginning of year.........................................           61,841
Distributions (Note 5)......................................................         (205,685)
                                                                              ------------------
Retained earnings end of year...............................................     $    202,625
                                                                               ==============

                       See Notes to Financial Statements

                                PCS GROUP, INC.

                            STATEMENT OF CASH FLOWS

                                                                                    FOR THE
                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                  ------------
Cash flows from operating activities:
  Net income....................................................................   $  346,469
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation...............................................................       13,334
     Provision for losses on accounts receivable................................       17,903
     Increase (decrease) in operating assets:
       Trade receivables........................................................     (289,276)
       Related party receivables................................................      (19,596)
       Prepaid expenses.........................................................          (79)
       Other assets.............................................................        4,464
     Increase (decrease) in operating liabilities:
       Accounts payable and other accrued liabilities...........................       87,511
       Accrued payroll costs....................................................      (62,579)
       Deferred income..........................................................       80,969
       Related party payables...................................................     (197,758)
                                                                                  ------------
          Net cash used in operating activities.................................      (18,638)
                                                                                  ------------
Cash flows used in investing activities:
  Capital expenditures..........................................................       (2,732)
                                                                                  ------------
          Net cash used in investing activities.................................       (2,732)
                                                                                  ------------
Cash flows from financing activities:
  Proceeds on line of credit....................................................      187,047
  Distributions.................................................................     (205,685)
  Payments on related party notes receivable....................................       37,200
                                                                                  ------------
          Net cash provided by financing activities.............................       18,562
                                                                                  ------------
Decrease in cash................................................................       (2,808)
Cash at beginning of year.......................................................       11,912
                                                                                  ------------
Cash at end of year.............................................................   $    9,104
                                                                                   ==========

                       See Notes to Financial Statements.

                                PCS GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     PCS Group, Inc. (the "Company") was formed in 1992 for the purpose of providing contract and contract to hire services in the area of information systems. The Company serves primarily the Louisville, Kentucky market area.

  Furniture and equipment

     Furniture and equipment are carried at cost, less accumulated depreciation. Major additions are capitalized, while repairs and maintenance are charged to expense as incurred. Depreciation is computed using accelerated methods over the estimated useful lives of the assets.

  Revenue recognition

     Net service revenues consist of sales less credits and discounts. The Company recognizes revenue for contract services based on hours worked by assigned personnel on a weekly basis. Contract to hire services are recognized based upon the successful completion of the assignment.

  Major customers

     The Company provided contract and contract to hire services of $1,472,470 in 1995 to three customers, representing approximately 41% of total service revenues for 1995.

  Income taxes

     The Company elected to be taxed under the S Corporation provisions of the Internal Revenue Code which provide for the taxable income of the Company to be included in the income tax return of the individual shareholders. Accordingly, there is no provision for income taxes included in the operating results for the Company.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. The fair values of the Company's financial instruments are estimated based on current market rates and instruments with the same risk and maturities. The fair value of cash, accounts receivable, accounts payable and line of credit approximate the carrying values of these financial instruments.

                                PCS GROUP, INC.

3. FURNITURE AND EQUIPMENT

     Major classifications of furniture and equipment and related asset lives are summarized as follows:

                                                                                   DECEMBER 31,
                                                                     USEFUL LIFE       1995
                                                                     -----------   ------------
    Furniture, fixtures and equipment..............................    5 years       $  6,201
    Computer equipment.............................................    3 years         57,977
    Leasehold improvements.........................................    3 years          3,250
                                                                                   ------------
                                                                                       67,428
    Less accumulated depreciation..................................                    46,592
                                                                                   ------------
                                                                                     $ 20,836
                                                                                   ==========

4. LINE OF CREDIT

     The Company maintains a $250,000 bank line of credit agreement under which $187,047 was outstanding at December 31, 1995. Interest on borrowings under the agreement is 1.5% above the bank's base rate; 10% at December 31, 1995. The line is secured by the Company's assets. The line was repaid in full on February 27, 1996 (see Note 8).

5. DISTRIBUTIONS TO SHAREHOLDERS

     The Company distributed $205,685 to two stockholders in 1995, a portion of which was to fund the stockholders' individual income tax liability related to the S corporation taxable earnings (see Note 8).

6. COMMITMENTS AND CONTINGENCIES

  Operating leases

     Future minimum lease payments under operating leases for office space and equipment are summarized as follows:

          1996............................................................  $74,830
          1997............................................................   31,731
          1998............................................................    6,551

     Total rental expense for 1995 for all leases was $80,939, which is net of amounts received under sub-leases with affiliates of $12,960.

  Litigation

     The Company and its shareholders have been sued by the former employer of a shareholder/employee for alleged violations of various business contractual relationships. The suit is in the discovery stage and if an unfavorable outcome results, it is estimated that the range of loss could be $50,000 to $500,000 under the net profits method of damage estimation. In management's opinion, the Company has sufficient legal defenses to prevent a judgment that would materially affect its financial position.

                                PCS GROUP, INC.

7. RELATED PARTY TRANSACTIONS

     The Company was party to certain transactions with companies affiliated through common ownership. As of December 31, 1995 and for the year then ended, the nature and amounts of these transactions are as follows:

    Management fee expense.....................................................  $18,968
    Receivables................................................................   19,296
    Payables...................................................................    1,979

8. SUBSEQUENT EVENT

     On February 16, 1996, the Company completed the sale of the intangible assets to Romac International, Inc. The sale price, including a non-compete agreement, is in excess of book value of the assets acquired and is subject to adjustment upon attainment of certain operating results. Subsequent to January 1, 1996, the Company made significant stockholder distributions approximately $1,800,000. These distributions were a result of the sale described above and to fund the stockholders' individual income tax liability.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

To the Board of Directors of
Strategic Outsourcing, Inc.

     In my opinion, the accompanying balance sheets and the related statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Strategic Outsourcing, Inc. at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Strategic Outsourcing Inc.'s management; my responsibility is to express an opinion on these financial statements based on my audits. I conducted my audits of these statements in accordance with generally accepted auditing standards which require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for the opinion expressed above.


/s/ Robert J. Dennehy


ROBERT J. DENNEHY

Medfield, Massachusetts
May 8, 1996

                          STRATEGIC OUTSOURCING, INC.

                                 BALANCE SHEETS

                                                                             DECEMBER 31,
                                                                        -----------------------
                                                                           1994         1995
                                                                        ----------   ----------
                                            ASSETS
Current assets:
  Cash................................................................  $   55,363   $   77,317
  Trade receivables, less allowance for doubtful accounts of $0 and
     $6,000 in 1994 and 1995, respectively............................   1,083,191    1,199,219
  Prepaid expenses and other current assets...........................       3,750       14,640
                                                                        ----------   ----------
          Total current assets........................................   1,142,304    1,291,176
Furniture and equipment, net (Note 3).................................     165,794      148,562
Other assets..........................................................      11,425       11,425
                                                                        ----------   ----------
          Total assets................................................  $1,319,523   $1,451,163
                                                                         =========    =========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and other current liabilities......................  $   88,664   $   77,276
  Accrued payroll costs...............................................     135,156      102,140
  Current taxes payable...............................................         456        7,000
  Deferred income.....................................................     104,656       72,452
  Current maturities of notes payable (Note 4)........................     202,000            0
                                                                        ----------   ----------
          Total current liabilities...................................     530,932      258,868
Commitments and contingencies (Note 6)
Stockholders' Equity:
  Common stock, no par value; 15,000 shares authorized and 2,000
     issued and outstanding...........................................          --           --
  Paid-in capital.....................................................       2,000        2,000
  Retained earnings...................................................     786,591    1,190,295
                                                                        ----------   ----------
          Total stockholders' equity..................................     788,591    1,192,295
                                                                        ----------   ----------
          Total liabilities and stockholders' equity..................  $1,319,523   $1,451,163
                                                                         =========    =========

   The accompanying notes are an integral part of these financial statements.

                          STRATEGIC OUTSOURCING, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                              FOR THE
                                                                     YEARS ENDED DECEMBER 31,
                                                                    ---------------------------
                                                                       1994             1995
                                                                    ----------       ----------
Net service revenues..............................................  $5,737,968       $7,134,637
Direct costs of services..........................................   2,630,941        3,538,338
                                                                    ----------       ----------
  Gross profit....................................................   3,107,027        3,596,299
Selling, general and administrative expenses......................   2,633,550        3,115,000
Depreciation......................................................      64,796           67,213
Other (income) expense............................................       1,857           (1,907)
                                                                    ----------       ----------
Income before taxes...............................................     406,824          415,993
Provision for taxes...............................................         456            7,000
                                                                    ----------       ----------
  Net income......................................................  $  406,368       $  408,993
                                                                     =========        =========
Retained earnings:
  Beginning of year...............................................  $  512,748       $  786,591
  Less distributions..............................................    (132,525)          (5,289)
                                                                    ----------       ----------
  End of year.....................................................  $  786,591       $1,190,295
                                                                     =========        =========
Net income per share..............................................  $   203.18       $   204.50
                                                                     =========        =========
Weighted average shares outstanding (Note 1)......................       2,000            2,000

   The accompanying notes are an integral part of these financial statements.

                          STRATEGIC OUTSOURCING, INC.

                            STATEMENTS OF CASH FLOWS

                                                                              FOR THE
                                                                     YEARS ENDED DECEMBER 31,
                                                                     -------------------------
                                                                       1994            1995
                                                                     ---------       ---------
Cash flows from operating activities:
  Net income.......................................................  $ 406,368       $ 408,993
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation..................................................     64,796          67,213
     Provision for losses on accounts receivable...................         --           6,000
  (Increase) decrease in operating assets:
     Trade receivables.............................................   (569,188)       (122,028)
     Prepaid expenses..............................................      3,131         (10,890)
  Increase (decrease) in operating liabilities:
     Accounts payable and other accrued liabilities................     (5,067)        (11,388)
     Accrued payroll costs.........................................     66,615         (33,016)
     Deferred income...............................................    104,656         (32,204)
     Current taxes payable.........................................         --           6,544
                                                                     ---------       ---------
          Cash provided by operating activities....................     71,311         279,224
Cash flows from investing activities:
  Capital expenditures.............................................    (99,087)        (49,981)
                                                                     ---------       ---------
          Cash used in investing activities........................    (99,087)        (49,981)
Cash flows from financing activities:
  Proceeds from note payable.......................................    202,000              --
  Payments on note payable.........................................         --        (202,000)
  Repayment of stockholder loan....................................    (98,680)             --
  Distributions....................................................   (132,525)         (5,289)
                                                                     ---------       ---------
          Cash used in financing activities........................    (29,205)       (207,289)
Increase (decrease) in cash........................................    (56,981)         21,954
Cash at beginning of year..........................................    112,344          55,363
                                                                     ---------       ---------
Cash at end of year................................................  $  55,363       $  77,317
                                                                     =========       =========
Supplemental disclosures of cash flow information:
  Cash paid for interest...........................................  $   1,916       $   1,696
  Cash paid for taxes..............................................        456             456

   The accompanying notes are an integral part of these financial statements

                             STRATEGIC OUTSOURCING

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Strategic Outsourcing, Inc. (the "Company") was formed in 1989 as a human resources consulting firm that specializes in assisting companies in implementing a wide variety of outsourcing, outplacement, and career planning programs. The Company serves primarily the Northeast United States market area.

  Furniture and Equipment

     Furniture and equipment are carried at cost, less accumulated depreciation. Major additions are capitalized, while repairs and maintenance are charged to expense as incurred. Depreciation is computed using the modified accelerated cost recovery method over the estimated useful lives of the assets.

  Revenue Recognition

     Net service revenues consist of sales less credits and discounts. The Company recognizes revenue for Contract Services based on hours worked by assigned personnel on a weekly basis. Outplacement services are billed for the total fee for the program selected and recognized over the period services are rendered. Deferred income reflects those outplacement services billed but not rendered as of year end.

  Major Customers

     The Company provided human resources services of $1,253,246 and $958,543 in 1994 and 1995, respectively, to a customer representing approximately 22% and 13% of total service revenues for 1994 and 1995, respectively.

  Income Taxes

     The Company, with the consent of its shareholders, has elected to have its income taxed under Section 1362 of the Internal Revenue Code. Under those provisions, the Company is not taxed directly, for federal purposes for the years ended December 31, 1994 and 1995. Instead, the taxable income of the Company is included in the income tax return of the individual shareholders. Accordingly, there is no federal provision for income taxes included in the operating results of the Company.

  Earnings Per Share

     Earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. The fair values of the Company's financial instruments are estimated based on current market rates and instruments with the same risk and maturities.

                             STRATEGIC OUTSOURCING

The fair values of cash, accounts receivable, accounts payable and current portion of note payable approximate the carrying values of these financial instruments.

3. FURNITURE AND EQUIPMENT

     Major classifications of furniture and equipment and related asset lives are summarized as follows:

                                                                            DECEMBER 31,
                                                                       -----------------------
                                                         USEFUL LIFE     1994          1995
                                                         -----------   ---------     ---------
    Furniture, fixtures and equipment..................    7 years     $ 250,987     $ 255,973
    Computer equipment.................................    5 years       149,763       194,758
                                                                       ---------     ---------
                                                                         400,750       450,731
    Less accumulated depreciation......................                 (234,956)     (302,169)
                                                                       ---------     ---------
                                                                       $ 165,794     $ 148,562
                                                                       =========     =========

4. LINE OF CREDIT

     The Company maintains a $300,000 bank line of credit arrangement with the Bank of Boston under which $202,000 was outstanding at December 31, 1994. Amounts borrowed on the line bear interest at the prime rate plus 1.25% and is secured by all business assets of the Company and personally guaranteed by the stockholders. The use of this line generally is restricted to the extent that the Company is required periodically to liquidate its indebtedness to the bank for 30 days each year. Effective August 1995, the Company terminated its agreement with the Bank of Boston and entered into a new one year facility in the amount of $400,000 with Merrill Lynch. Amounts borrowed on the line bear interest at the prime rate plus 1.0% and is secured by all of the business assets of the Company and personally guaranteed by the stockholders. Additionally, the Company is subject to various covenants under the line of credit agreement.

     At December 31, 1995 and 1994, the Company was in compliance with these covenants. The line was terminated on March 4, 1996 (see Note 8).

5. DISTRIBUTIONS TO SHAREHOLDERS

     The Company distributed $5,289 and $132,525 in 1994 and 1995, respectively, to two stockholders in 1995, a portion of which was to fund the stockholders' individual income tax liability related to the S corporation taxable earnings.

6. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     Future minimum lease payments under operating leases are summarized as follows:

                                       YEAR                                 AMOUNT
          ---------------------------------------------------------------  --------
          1996...........................................................  $192,968
          1997...........................................................   158,850
          1998...........................................................   114,264
          1999...........................................................   114,264
          2000...........................................................    28,566

7. RELATED PARTY TRANSACTION

     During 1994, a stockholder loan in the amount of $98,680 was repaid to the Company.

                             STRATEGIC OUTSOURCING

8. SUBSEQUENT EVENT

     On March 4, 1996, the Company completed the sale of the intangible assets and net fixed assets to Romac International, Inc. The sale price, including a non-compete agreement, is in excess of net book value of the assets acquired and is subject to adjustment upon attainment of certain operating results.

                               (4/C PROCESS T/C)

   COVER PAGE OF BROCHURE WITH FOUR PHOTOGRAPHS REPRESENTING EMPLOYEES OF THE
                                    COMPANY.

                   EXAMPLE ADVERTISEMENT USED BY THE COMPANY.

- ------------------------------------------------------------------
- ------------------------------------------------------------------


  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                             ---------------------

                               TABLE OF CONTENTS


                                                  PAGE
                                                  ----
Prospectus Summary..............................    3
Risk Factors....................................    6
The Company.....................................   10
Use of Proceeds.................................   10
Dividend Policy.................................   10
Capitalization..................................   11
Selected Consolidated Financial Data............   12
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................   14
Business........................................   20
Management......................................   30
Certain Transactions............................   34
Principal and Selling Shareholders..............   35
Description of Capital Stock....................   36
Shares Eligible for Future Sale.................   37
Underwriting....................................   38
Legal Matters...................................   39
Experts.........................................   39
Additional Information..........................   40
Index to Unaudited Pro Forma Consolidated
  Financial Information.........................  P-1
Index to Consolidated Financial Statements......  F-1


- ------------------------------------------------------------------
- ------------------------------------------------------------------
- ------------------------------------------------------------------
- ------------------------------------------------------------------

                                2,680,000 SHARES


                                      LOGO

                                  COMMON STOCK
                           -------------------------

                                   PROSPECTUS
                           -------------------------
                             ROBERT W. BAIRD & CO.
                                          INCORPORATED

                       PRUDENTIAL SECURITIES INCORPORATED


                               SMITH BARNEY INC.

                                            , 1996
- ------------------------------------------------------------------
- ------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. All such fees and expenses shall be borne by the Company.


Securities and Exchange Commission registration fee...............................  $ 19,481
NASD filing fee...................................................................     6,041
Nasdaq additional listing fee.....................................................    17,500*
Printing and engraving expenses...................................................   130,000*
Accounting fees and expenses......................................................   100,000*
Legal fees and expenses...........................................................   142,500*
Blue Sky fees and expenses........................................................    15,000*
Miscellaneous.....................................................................    69,478*
                                                                                    --------
          Total...................................................................  $500,000*
                                                                                    ========


- ---------------

* Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is a Florida corporation. The Florida Business Corporation Act, as amended (the "Florida Act"), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation's articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.
Article V of the Company's Bylaws provides that the Company shall indemnify any director, officer, employee or agent or any former director, officer, employee or agent to the full extent permitted by Florida law.

     The underwriters also will agree to indemnify the directors and officers of
the Company against certain liabilities as set forth in Section   of the
Underwriting Agreement (see Exhibit 1).

     The Company has purchased insurance with respect to, among other things, any liabilities that may arise under the statutory provisions referred to above.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.


     Effective August 31, 1994, the Company entered into separate Share Exchange Agreements with the shareholders of (i) Romac and Associates, Inc., a Massachusetts corporation, Romac & Associates of Boston, Inc., a Massachusetts corporation, FMA International, Inc., a Florida corporation, Romac & Associates of Tampa, Inc., a Florida corporation, FMA & Associates of Tampa, Inc., a Florida corporation, Matthew James & Associates, Inc., a Florida corporation, FMA Temporaries, Inc., a Florida corporation, FMA Temporaries of Rhode Island, Inc., a Florida corporation, and FMA Consulting Services of Tampa, Inc., a Florida corporation (collectively, the "Constituent Corporations"), and (ii) Temporary Accounting Professionals, Inc., a Massachusetts corporation ("TAP"). In the share exchange with the shareholders of the Constituent Corporations, the Company issued a total of 7,498,660 shares of its Common Stock to the shareholders of the Constituent Corporations in exchange for all the shares of common stock those shareholders owned in the Constituent Corporations. In the share exchange with the shareholders of TAP, the Company issued a total of 376,718 shares of its Common Stock to the shareholders of TAP in exchange for all the shares of outstanding common stock of TAP. As a result of these transactions, each of the Constituent Corporations and TAP became a wholly-owned subsidiary (directly or indirectly) of the Company, and the former shareholders of the Constituent Corporations and TAP became shareholders of the Company.


     The shares of Common Stock issued by the Company pursuant to the share exchanges described above were exempt from registration under the Securities Act of 1933 by virtue of Section 4(2) thereof and Rule 506, promulgated thereunder. The shares were issued privately to a limited number of investors. The number of investors, excluding accredited investors, was fewer than 35. All purchasers were either (i) accredited investors, (ii) sophisticated investors with such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of the prospective investment, or
(iii) represented by purchaser representatives who, together with the purchasers, were capable of evaluating the merits and risk of the prospective investment. A disclosure letter was delivered to all purchasers a reasonable time prior to the transaction, and all purchasers were given an opportunity to ask questions and receive answers from representatives of the Company. All offerees were advised of the limitations on resale of the Common Stock and the Company made reasonable inquiries to determine whether the purchasers were acquiring the shares for themselves or with a view to distribution. Appropriate restrictive legends were placed on all certificates representing shares of the Common Stock issued in the share exchanges. No offers or sales were made by any form of general advertising or solicitation. Pursuant to Rule 503, the requisite number of copies of Form D were filed with the Securities and Exchange Commission on September 14, 1994.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


EXHIBIT
NUMBER                                          DESCRIPTION
- ------      ------------------------------------------------------------------------------------
  1    --   Form of Underwriting Agreement
  2.1  --   Asset Acquisition Agreement between Romac International, Inc. and Venture Networks
            Corporation, Inc.**


  2.2  --   Asset Acquisition Agreement between Romac International, Inc. and PCS Group, Inc.**
  2.3  --   Asset Acquisition Agreement between Romac International, Inc. and Strategic
            Outsourcing, Inc.**
  3.1  --   Amended and Restated Articles of Incorporation*
  3.2  --   Amended and Restated Bylaws*

EXHIBIT
NUMBER                                          DESCRIPTION
- ------      ------------------------------------------------------------------------------------
  4.1  --   Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit
            3.1)*
  4.2  --   Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2)*
  4.3  --   Form of Stock Certificate*
  5.0  --   Opinion of Holland & Knight
 10.1  --   Share Exchange Agreement, dated as of August 25, 1994, among the Company and the shareholders of Romac and Associates, Inc., Romac & Associates of Boston, Inc., FMA
            International, Inc., Romac and Associates of Tampa, Inc., FMA and Associates of
            Tampa, Inc., Matthew James & Associates, Inc., FMA Temporaries, Inc., FMA
            Temporaries of Rhode Island, Inc., and FMA Consulting Services of Tampa, Inc.
            (collectively, the "Constituent Corporations")*
 10.2  --   TAP Share Exchange Agreement, dated as of August 25, 1994, among the Company and the shareholders of Temporary Accounting Professionals, Inc. ("TAP")*
 10.3  --   Escrow Agreement, dated as of August 25, 1994, among the Company, the shareholders of the Constituent Corporations, and NationsBank of Florida, N.A., as escrow agent*
 10.4  --   TAP Escrow Agreement, dated as of August 31, 1994, among the Company, the shareholders of TAP, and NationsBank of Florida, N.A., as escrow agent*
 10.5  --   Shareholders' Agreement, dated as of August 31, 1994, among the Company, David L.
            Dunkel, Howard W. Sutter, and Richard M. Cocchiaro, as controlling shareholders, and certain other shareholders and holders of options to purchase shares of the
            Company's Common Stock*
 10.6  --   Stock Purchase Agreement, dated as of March 1, 1995, between the Company and Janene
            Maddock, as the personal representative of the Estate of Richard Maddock, and form of promissory note*
 10.7  --   Romac International, Inc. Amended and Restated Incentive Stock Option Plan****
 10.8  --   Form of stock option agreement*
 10.9  --   Non-Employee Director Stock Option Plan*****
 10.10 --   Form of Deferred Compensation Agreement between FMA International, Inc. and certain of its officers*
 10.11 --   Employment Agreement, dated as of January 1, 1995, between the Company and David L.
            Dunkel, as amended on July 14, 1995*
 10.12 --   Employment Agreement, dated as of January 1, 1995, between the Company and Howard W.
            Sutter, as amended on July 14, 1995*
 10.13 --   Employment Agreement, dated as of January 1, 1995, between the Company and Maureen
            A. Rorech, as amended on July 14, 1995*
 10.14 --   Employment Agreement, dated as of January 1, 1995, between the Company and Peter
            Dominici, as amended on July 14, 1995*
 10.15 --   Consulting Agreement dated October 27, 1995, between the Company and Corporate
            Resource Development, Inc.+
 10.16 --   License Agreement, dated July 18, 1990, between Romac and Associates, Inc. and
            McCloud Enterprises, Inc., as amended*
 10.17 --   Franchise Agreement, dated January 31, 1985, between Romac and Associates, Inc. and
            PS Group, Inc., as amended*
 10.18 --   License Agreement, dated January 2, 1990, between Romac and Associates, Inc. and Bye
            Enterprises, Inc., as amended*
 10.19 --   Form of Franchise Agreement, dated July 17, 1989, between Romac and Associates, Inc.
            and John R. McLaughlin and Steven A. Reiter, as amended*

EXHIBIT
NUMBER                                          DESCRIPTION
- ------      ------------------------------------------------------------------------------------
 10.20 --   Amendment No. 1 dated August 5, 1995 to Franchise Agreement between Romac and
            Associates, Inc., and John R. McLaughlin, and Steven A. Reiter+
 10.21 --   Lease Agreement, dated January 8, 1991, between Hyde Park Place Ltd. II, as lessor, and FMA International, Inc., as lessee*
 10.22 --   Parking Agreement, dated April 13, 1995, between Hyde Park Place Ltd. II, as lessor and the Company, as lessee+
 10.23 --   Lease Agreement, dated January 16, 1995, between the Company and Sun Microsystems
            Finance*
 10.24 --   Form of Master Finance Agreement between the Company and Informix Software, Inc.*
 10.25 --   Promissory Note dated March 13, 1996, between the Company and NationsBank, N.A.
            (South) and related guarantees and security agreements***
 10.26 --   Form of Split Dollar and Cross-purchase Split Dollar Agreement+
 10.27 --   Registration Rights Agreement, dated as of August 31, 1994, among the Company and certain shareholders of the Constituent Corporations and TAP*
 10.28 --   Shareholder Registration Rights Agreement, dated as of September 5, 1994, among the
            Company and certain shareholders of the Company*
 21    --   Subsidiaries of the Registrant+
 23.1  --   Consent of Holland & Knight (to be contained in Exhibit 5)
 23.2  --   Consent of Price Waterhouse LLP
 23.3  --   Consent of Deming, Malone, Livesay & Ostroff, P.S.C.
 23.4  --   Consent of Robert J. Dennehy, C.P.A.
 24    --   Powers of Attorney (see power of attorney contained on page II-5)+


- ---------------

          * Incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 33-91738).
         ** Incorporated by reference to the Company's Current Report on
            Form 8-K (File No. 0-26058).
        *** Incorporated by reference to the Company's Annual Report on
            Form 10-K (File No. 0-26058).
       **** Incorporated by reference to the Company's Registration Statement on Form S-8 (File No. 33-97134).
      ***** Incorporated by reference to the Company's Proxy Statement on
            Schedule 14A (File No. 0-26058).

          + Previously filed


     (b) Financial Statement Schedules

     Consolidated financial statement schedule for the three years ended December 31, 1994:

          Schedule II -- Valuation and Qualifying Accounts

     All other schedules are omitted because they are not applicable or the requested information is shown in the Financial Statements of the Registrant or Notes thereto.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 15th day of May, 1996.


                                          ROMAC INTERNATIONAL, INC.


                                          By:      /s/  PETER DOMINICI


                                            ------------------------------------

                                                      Peter Dominici,


                                                Chief Financial Officer and
                                                          Treasurer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                  TITLE                    DATE
- ---------------------------------------------  ---------------------------------  -------------
                /s/  DAVID L. DUNKEL*          President, Chief Executive         May 15, 1996
- ---------------------------------------------    Officer, and Director
               David L. Dunkel                   (principal executive officer)
                 /s/  PETER DOMINICI           Chief Financial Officer,           May 15, 1996
- ---------------------------------------------    Treasurer, and Director
               Peter Dominici                    (principal financial and
                                                 accounting officer)
              /s/  HOWARD W. SUTTER*           Director                           May 15, 1996
- ---------------------------------------------
              Howard W. Sutter
             /s/  MAUREEN A. RORECH*           Director                           May 15, 1996
- ---------------------------------------------
              Maureen A. Rorech
               /s/  GORDON TUNSTALL*           Director                           May 15, 1996
- ---------------------------------------------
               Gordon Tunstall
           /s/  WILLIAM R. CAREY, JR.*         Director                           May 15, 1996
- ---------------------------------------------
            William R. Carey, Jr.
           /s/  RICHARD M. COCCHIARO*          Director                           May 15, 1996
- ---------------------------------------------
            Richard M. Cocchiaro
         *By     /s/  PETER DOMINICI
- ---------------------------------------------
               Peter Dominici
              Attorney-in-fact

                                                                     SCHEDULE II

                           ROMAC INTERNATIONAL, INC.

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                              SUPPLEMENT SCHEDULE

                                                               COLUMN C
                                                        -----------------------
                                         COLUMN B              ADDITIONS
                                      ---------------   -----------------------                  COLUMN E
              COLUMN A                  BALANCE AT      CHARGED TO   CHARGED TO    COLUMN D    -------------
- ------------------------------------   BEGINNING OF     COSTS AND      OTHER      ----------    BALANCE AT
            DESCRIPTION                   PERIOD         EXPENSES     ACCOUNTS    DEDUCTIONS   END OF PERIOD
- ------------------------------------  ---------------   ----------   ----------   ----------   -------------
Allowance Reserve...................  1993   $223,477    $162,649        $--       $ 84,326      $ 301,800
                                      1994   $301,800    $215,362        $--       $184,262      $ 332,900
                                      1995   $332,900    $376,201        $--       $ 85,951      $ 623,150